     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2000


                                                      REGISTRATION NO. 333-33716
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


                           WEBEX COMMUNICATIONS, INC.

                            (AFTER REINCORPORATION)
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


               DELAWARE                                 7379                                77-0548319
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)


                              110 ROSE ORCHARD WAY
                               SAN JOSE, CA 95134
                                 (408) 435-7000

   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 SUBRAH S. IYAR
                            CHIEF EXECUTIVE OFFICER
                           WEBEX COMMUNICATIONS, INC.
                              110 ROSE ORCHARD WAY
                               SAN JOSE, CA 95134
                                 (408) 435-7000
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                                   COPIES TO:

                 JORGE DEL CALVO, ESQ.                                    LARRY W. SONSINI, ESQ.
              ALLISON LEOPOLD TILLEY, ESQ.                                  BRIAN C. ERB, ESQ.
                 DAVINA K. KAILE, ESQ.                                   ANDREW G. STEPHENS, ESQ.
             PILLSBURY MADISON & SUTRO LLP                              STEPHEN E. GILLETTE, ESQ.
                  2550 HANOVER STREET                                WILSON SONSINI GOODRICH & ROSATI
                  PALO ALTO, CA 94304                                       650 PAGE MILL ROAD
                                                                           PALO ALTO, CA 94304

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION. DATED JULY 26, 2000.



                                           3,500,000 Shares
 WEBEX COMMUNICATIONS,                WebEx Communications, Inc.
        INC. LOGO                            Common Stock

                             ----------------------

     This is an initial public offering of shares of common stock of WebEx Communications, Inc. All of the 3,500,000 shares of common stock are being sold by WebEx.


     Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $12.00 and $14.00. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "WEBX".


     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of the common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Share     Total
                                                              ---------    --------
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to WebEx.........................   $           $

     To the extent that the underwriters sell more than 3,500,000 shares of common stock, the underwriters have the option to purchase up to an additional 525,000 shares from WebEx at the initial public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares in New York, New York on
                    , 2000.

GOLDMAN, SACHS & CO.                                   DEUTSCHE BANC ALEX. BROWN
                                 WIT SOUNDVIEW
                                                              CIBC WORLD MARKETS
                             ----------------------
                  Prospectus dated                     , 2000.

Inside Front Cover

Upper right hand corner:

Global Real-Time Communications for Web sites.

                                                       From upper left corner to
                                                       lower right hand corner:
                                                       three computer screen
                                                       shots of customer's use
                                                       of our services appear
                                                       here

                                                       Webex logo appears in
                                                       lower right hand corner
                                                       with "Powered by" above
                                                       it.

Gatefold

In center of Gatefold: Picture of the a globe depicting WebEx Interactive
  Network.
First circle around the globe WebEx Interactive Platform Real-time Data
  Sharing/Integrated Teleconferencing/Videoconferencing
Second circle around the globe WebEx Interactive Services Meeting
  Center/Business Exchange/OnCall/Shopping Together/OnStage
Surrounding the globe - Starting in the upper right hand corner and moving clockwise around the globe are five pictures of WebEx customers using WebEx service. Pictures have lines connecting with the globe

Left side of Gatefold

Left side of the page.
Powering Interactive Online Meetings
For corporate web sites, portals, online marketplaces and communication service providers.

Lower right hand side of page.
Key Service Features
Application Sharing
Document Sharing
Presentation Sharing
Web Co-Browsing
Desktop Remote Control
Integrated Teleconferencing
Live Video

Lower Right side of Gatefold

Picture of a computer with image of customer using our services. Next to computer "All meeting participants view the same document and live video in their browsers in real-time.

                               PROSPECTUS SUMMARY

     This summary highlights material information described more fully elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                     WEBEX

     We provide real-time, interactive multimedia communications services for websites. These services allow end-users to conduct meetings and share software applications, documents, presentations and other content on the Internet using a standard web browser. Telephone calls, and web-based audio and video services can also be controlled within a WebEx meeting using standard devices such as telephones, computer web-cameras and microphones. Our WebEx Meeting Center service allows an organization to "meeting-enable" its website, enabling end-users to participate in meetings through that organization's website. To attend a WebEx Meeting Center and experience the full benefits of the WebEx Meeting Center, an end-user only needs to have a personal computer with a standard web browser and an Internet connection, a telephone and a video camera, if video is desired. We deliver our services, over the Internet, using servers running our communications platform and a global network of leased communications lines. Our platform is based on software designed to provide high reliability, accommodate increasing usage levels and offer comprehensive functionality.


     To date we have delivered five services on our platform -- WebEx Meeting Center, WebEx Business Exchange, WebEx OnCall, WebEx Shopping-Together and WebEx OnStage. We began offering WebEx Meeting Center, the first of our services, in February 1999. Prior to that time, we primarily provided contract development services which consisted of assignments focused on developing interactive communications capabilities. For the six months ended June 30, 2000, we derived over 90% of our revenue from sales of WebEx Meeting Center and the remainder of our revenue was derived from sales of our other four services, each of which accounted for less than 2% of our revenue for that period.


     THE WEBEX MEETING CENTER integrates data, audio and video to provide an on-line meeting environment where end-users can communicate, share applications, documents, presentations and other content in real-time as if they were physically in the same meeting.


     THE WEBEX BUSINESS EXCHANGE allows business professionals to establish their own office homepage and conduct on-line meetings using the WebEx Meeting Center.


     WEBEX ONCALL enables our customers to enhance the effectiveness of traditional telephone-based customer support using a web browser with no preinstalled software on either computer. The service incorporates a customer user interface to simplify support interactions.

     WEBEX SHOPPING-TOGETHER is designed for retailing websites to enable on-line shoppers to co-browse and shop together.

     WEBEX ONSTAGE offers business managers and executives a professionally-managed web conferencing solution for events such as press briefings and marketing events. The service combines WebEx's interactive meeting capabilities with planning, logistics management and real-time support services to minimize the effort involved in hosting a web seminar.


     We sell our services directly to our customers and indirectly through our distribution partners. In 1999 and the six months ended June 30, 2000, we derived more than 90% of our revenue from direct sales to customers. We consider distribution partners to be entities who distribute our services with their own offerings to their end customers. We offer our services on a monthly subscription basis to our customers and on a revenue sharing or pay-per-use basis through our distribution partners.

     Revenue from subscription services consists of monthly usage fees and initial set-up fees. Subscriptions typically are for an initial term of 90 days and then renewed monthly unless terminated by either party.


  RECENT HISTORY OF LOSSES, ACCUMULATED DEFICIT AND ANTICIPATION OF FUTURE
LOSSES

     We incurred net losses of $2.3 million in 1998, $14.4 million in 1999 and $35.1 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $52.2 million. We anticipate incurring operating losses and negative operating cash flow in the foreseeable future.

  COMPETITION

     The market for our services is highly competitive. Many of our competitors have longer operating histories, significantly greater financial, technical and other resources and greater name recognition than we do. Competitive pressures could reduce our market share or require us to reduce the price of our services, either of which could harm our business and operating results.

                             ADDITIONAL INFORMATION


     We were incorporated in California in February 1995 under the name Silver Computing, Inc. We changed our name to Stellar Computing Corporation in June 1997, to ActiveTouch Systems, Inc. in December 1997, to ActiveTouch, Inc. in May 1998 and to WebEx, Inc. in December 1999. We were reincorporated in Delaware and changed our name to WebEx Communications, Inc. in July 2000. Our principal executive offices are located at 110 Rose Orchard Way, San Jose, California 95134, and our telephone number is (408) 435-7000. The address of our website is www.webex.com. Information contained on our website is not part of this prospectus.


     ActiveTouch, WebEx, WebEx.com and Meeting-Enable Your Web Site are trademarks of WebEx Communications, Inc. This prospectus also contains brand names, trademarks or service marks of companies other than WebEx Communications, Inc., and these brand names, trademarks and service marks are the property of their respective holders.

                                  THE OFFERING

Shares offered by WebEx...............     3,500,000 shares

Shares to be outstanding after this
offering..............................     36,125,075 shares

Use of proceeds.......................     For general corporate purposes,
                                           including working capital.


Nasdaq National Market symbol.........     WEBX


     The above information is based on the shares outstanding as of June 30, 2000, and excludes:

          - 4,023,383 shares issuable upon exercise of options outstanding at a weighted average exercise price of $4.697 per share as of June 30, 2000;

          - 339,915 shares issuable upon exercise of a warrant at an exercise price of $12.50 per share; and

          - 11,670,819 shares available for future issuance under our 1998 Stock Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

     Unless otherwise indicated, this prospectus assumes:

          - the automatic conversion of our outstanding preferred stock into common stock upon completion of this offering;


          - the filing of our amended and restated certificate of incorporation, authorizing a class of 5,000,000 shares of undesignated preferred stock upon closing of this offering; and


          - no exercise by the underwriters of their option to purchase additional shares of stock in this offering.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth a summary of our statements of operations data for the periods presented. See notes 1(d) and 1(p) of the notes to our financial statements for an explanation of the method used to determine the number of shares used in computing the per share data below.

                                                                       SIX MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,             JUNE 30,
                                     ---------------------------   -------------------------
                                      1997     1998       1999        1999          2000
                                     ------   -------   --------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue............................  $1,289   $ 1,987   $  2,607     $ 1,020      $  6,747
Gross profit.......................   1,097     1,503      1,919         854         4,320
Operating income (loss)............      26    (2,437)   (14,498)     (3,795)      (35,636)
Net income (loss)..................  $   28   $(2,335)  $(14,371)    $(3,709)     $(35,099)
Net income (loss) per share:
  Basic and diluted................  $ 0.00   $ (0.23)  $  (1.34)    $ (0.35)     $  (2.88)
  Shares used in computing net
     income (loss) per share:
  Basic and diluted................   7,192    10,103     10,700      10,563        12,207
Pro forma net loss per share:
  Basic and diluted................                     $  (0.83)                 $  (1.30)
  Shares used in computing pro
     forma net loss per share:
  Basic and diluted................                       17,246                    27,058

     The following table sets forth a summary of our balance sheet at June 30, 2000:

     - on an actual basis;

     - on a pro forma basis to give effect to the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering; and

     - on the same pro forma basis as adjusted to reflect our receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock in this offering.

                                                                    JUNE 30, 2000
                                                         -----------------------------------
                                                                                  PRO FORMA
                                                         ACTUAL     PRO FORMA    AS ADJUSTED
                                                         -------    ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents..............................  $18,452     $18,452       $58,817
Working capital........................................    8,492       8,492        48,857
Total assets...........................................   41,248      41,248        81,613
Long-term obligations..................................    1,659       1,659         1,659
Total stockholders' equity.............................   22,726      22,726        63,091

                                  RISK FACTORS

     Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. If any of the events described below actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO WEBEX

  WE INCURRED NET LOSSES IN 1999 AND THE SIX MONTHS ENDED JUNE 30, 2000, EXPECT CONTINUING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY IN THE FUTURE.

     As of June 30, 2000, we had an accumulated deficit of $52.2 million. We incurred net losses of $14.4 million in 1999 and $35.1 million for the six months ended June 30, 2000. Our net losses were 520% of revenue for the six months ended June 30, 2000. We expect to continue to incur net losses for the foreseeable future. If we continue to incur net losses, we may not be able to increase the number of our employees, our investment in expanding our network services and application platform or our sales, marketing and research and development programs in accordance with our present plans, each of which is critical to our long-term success. We have not yet determined the specific amounts of operating expenses and capital expenditures we expect to incur, although we currently anticipate spending between $28.0 million and $34.0 million on sales and marketing and between $3.0 million and $8.0 million on capital expenditures and expenses associated with building the infrastructure for our worldwide network over the next six months. We do not know when or if we will become profitable.

  BECAUSE OUR QUARTERLY RESULTS VARY AND ARE DIFFICULT TO PREDICT, WE MAY FAIL TO MEET QUARTERLY FINANCIAL EXPECTATIONS, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     We commenced operations in February 1995 and our business originally consisted of consulting services. In early 1998, we licensed an interactive communications product to a small number of customers. We began offering WebEx Meeting Center in February 1999, our first real-time, interactive multimedia communications service, and began selling this service to customers and distribution partners. Because of our limited operating history providing services and other factors, our quarterly revenue and operating results are difficult to predict. In addition, because of the emerging nature of the market for interactive communications services for websites, our quarterly revenue and operating results may fluctuate from quarter to quarter. A number of other factors could cause fluctuations in our operating results.

     Factors outside our control include:

     - our distribution partners' degree of success in distributing our services to end-users;

     - the announcement, introduction and market acceptance of new or enhanced services or products by our competitors;

     - changes in pricing policies of our competitors; and


     - the growth rate of the market for interactive communications services for websites.


     Factors within our control include:

     - our ability to develop, enhance and maintain our network services and application platform in a timely manner;

     - the mix of services we offer;

     - our ability to attract and retain customers;

     - the amount and timing of operating costs and capital expenditures relating to expansion of our business and network infrastructure;

     - the announcement, introduction and market acceptance of new or enhanced services or products by us; and

     - changes in our pricing policies.

     If any of these factors impact our business in a particular period, our operating results may be below market expectations, in which case the market price of our common stock would likely decline. Also, factors such as the growth rate of the market for our services, our ability to maintain and enhance our network services and platform and our competitors' success could impact our longer-term financial growth by reducing demand for our services.

  WE EXPECT THAT OUR OPERATING EXPENSES WILL CONTINUE TO INCREASE AND IF OUR REVENUE DOES NOT CORRESPONDINGLY INCREASE, OUR BUSINESS AND OPERATING RESULTS WILL SUFFER.

     We expect to continue to spend substantial financial and other resources on developing and introducing new services, and expanding our sales and marketing organization and network infrastructure. We base our expense levels in part on our expectations of future revenue levels. If our revenue for a particular quarter is lower than we expect, we may be unable to proportionately reduce our operating expenses for that quarter, in which case our operating results for that quarter would be adversely affected.

  OUR CUSTOMERS DO NOT HAVE LONG-TERM OBLIGATIONS TO PURCHASE OUR SERVICES; THEREFORE OUR REVENUE AND OPERATING RESULTS COULD DECLINE IF OUR CUSTOMERS DO NOT CONTINUE TO USE OUR SERVICES.

     Our customers do not have long-term obligations to purchase services from us. In 1999, our subscription agreements generally had an initial term of 12 months. Beginning in 2000, most of our subscription agreements had an initial term of three months. Our contracts can be terminated at any time after their initial term. Over 95% of our customers have agreements with initial terms of three to 12 months. Since we began selling our services, less than 5% of our customers have cancelled their agreements. In the second quarter of 2000, the first quarter in which a significant number of our customer contracts came up for renewal, approximately 95% of these contracts were renewed. Our customers may choose not to continue to use our services, and we may not obtain a sufficient number of additional customers to compensate for any customers we may lose. In 1999, Baan Company N.V. accounted for approximately 16% of our revenue. Jan Baan, one of our directors, is a founder of Baan Company. We do not expect to receive any revenue from Baan Company in 2000. The failure of existing customers to continue to use our services or our failure to obtain additional customers would harm our business and operating results.

  OUR BUSINESS AND OPERATING RESULTS MAY SUFFER IF WE FAIL TO ESTABLISH DISTRIBUTION RELATIONSHIPS OR IF OUR DISTRIBUTION PARTNERS DO NOT SUCCESSFULLY MARKET AND SELL OUR SERVICES.


     To date, we have generated more than 90% of our revenue from direct sales to customers to meeting-enable their websites. We have entered into distribution agreements with over 130 distribution partners. To date, we have generated less than 10% of our revenue from our distribution partners, which revenue consisted of initial set-up fees and service fees. For the six months ended June 30, 2000, these initial set-up fees and service fees each accounted for approximately 3% of our revenue. The payments received from our distribution partners have mostly been recorded as deferred revenue because we defer revenue related to payments for initial set-up fees received at the beginning of the relationship and record revenue from subscription services over the course of the service period as the distribution partner resells our services. We cannot anticipate the amount of payments or revenue we will derive from these relationships in the future.

     Our distribution agreements are typically for one-year terms and are automatically renewed unless either party terminates the agreement by written notice. Under these agreements, we host and maintain a co-branded site offering the services and the distribution partner provides a link to the co-branded site from its website. Under these agreements a percentage of the proceeds generated from the distribution partner's sale of WebEx services are paid to the distribution partner and the remainder is retained by WebEx. The revenue sharing terms of these agreements vary depending on the individual distribution partner's business and range from a flat rate structure to a tiered approach. Under a flat rate structure, the distribution partner is paid a fixed percentage of revenue regardless of the volume sold by the distribution partner. Under our flat rate structure, the percentage of revenue paid to a distribution partner can typically range from 20% to 50%. Under the tiered approach, the percentage paid to the distribution partner varies depending on the volume of sales. The amount of revenue we receive depends on the minimum amount of services they commit to resell and the volume of business generated under the agreement. Under the tiered approach, the percentage of revenue paid to a distribution partner can typically range from 30% to 50%. Under our standard distribution agreement, these ranges require minimum resell commitments of 100 to 500 concurrent user licenses per month. Under these agreements, our distribution partners are obligated to offer our services through their websites with WebEx branding during the term of the agreement. Our distribution partners can add our pay-per-use meeting services to their existing websites. The pay-per-use service provides unlimited access to our services to be paid on a per use basis without the need for signing a subscription agreement. The end-user generally pays for this service through use of a credit card. The credit card information is entered as part of the on-line registration process for using the service. If an end-user uses our services through a distribution partner's website, we pay the partner a percentage of the revenue collected. We typically retain 50% to 100% of the revenue generated from these services. We usually collect fees from the end-users and pay a percentage of the fees collected to the distribution partner. We must continue to establish and extend these distribution partnerships. Establishing these distribution relationships can take as long as several months or more. It typically takes several months before our distribution arrangements generate any significant revenue.


     Our distribution partners are not prohibited from offering and reselling the products and services of our competitors and may choose to devote insufficient resources to marketing and supporting our services or to devote greater resources to marketing and supporting the products and services of other companies. If we fail to establish new distribution relationships in a timely manner or if our distribution partners do not successfully distribute our services, our ability to achieve market acceptance of our interactive communications services for websites will suffer and our business and operating results will be harmed.

  WE EXPECT TO DEPEND ON SALES OF OUR WEBEX MEETING CENTER SERVICE FOR SUBSTANTIALLY ALL OF OUR REVENUE FOR THE FORESEEABLE FUTURE.

     Our WebEx Meeting Center service integrates data, audio and video to allow end-users to participate in meetings online. Our WebEx Meeting Center service accounted for more than 90% of our revenue in the six months ended June 30, 2000. We anticipate that revenue from our WebEx Meeting Center service will continue to constitute substantially all of our revenue for the foreseeable future. Any decline in the demand for our WebEx Meeting Center service, or its failure to achieve broad market acceptance, would seriously harm our business.

  IF OUR SERVICES FAIL TO FUNCTION WHEN USED BY LARGE NUMBERS OF PARTICIPANTS, WE MAY LOSE CUSTOMERS AND OUR BUSINESS AND REPUTATION MAY BE HARMED.

     Our strategy requires that our services be able to accommodate large numbers of meetings at any one time. Our network monitoring measures the capacity of our services by bandwidth use, and during April 2000, our network operated on average at less than 25% of our capacity. We have tested the system for 1,000 concurrent users per server in clusters of 20 servers. However, we have limited experience in conducting large numbers of concurrent meetings and a large number of concurrent meetings could impact system performance. If our services do not perform adequately when used by large numbers of participants, we may lose customers, be unable to attract new customers and our operating results could suffer.

  OUR SALES CYCLE MAKES IT DIFFICULT TO PREDICT OUR QUARTERLY OPERATING RESULTS.

     We have a long sales cycle because we generally need to educate potential customers regarding the benefits of interactive communications services for websites. Our sales cycle varies depending on the size and type of customer contemplating a purchase. Potential customers frequently need to obtain approvals from multiple decision makers within their organization and may evaluate competing products and services prior to deciding to use our services. Our sales cycle, which can range from several weeks to several months or more, makes it difficult to predict the quarter in which use of our services may begin.

  THE EXISTENCE OF SIGNIFICANT STOCK-BASED COMPENSATION WILL NEGATIVELY IMPACT EARNINGS.


     As of June 30, 2000 we had approximately $30.6 million in deferred stock-based compensation. This expense will generally be amortized over a four year period and will result in a decrease in earnings. Cumulative amounts of deferred stock-based compensation expensed through December 31, 1999 and through June 30, 2000 were $2.1 million and $13.6 million, respectively. Based on employees hired as of June 30, 2000, we expect to incur stock-based compensation expense of at least $22.6 million in 2000, $11.3 million in 2001, $4.6 million in 2002 and $1.6 million in 2003. In fiscal 1999 and the first part of fiscal 2000, we granted stock options at exercise prices significantly lower than the anticipated offering price, which has contributed to our stock-based compensation expenses.


  IF OUR BRANDING AND MARKETING EFFORTS ARE NOT SUCCESSFUL, OUR BUSINESS MAY BE HARMED.

     We believe that continued expansion of our marketing and brand recognition efforts will be critical to achieve widespread acceptance of our interactive communications services for websites. Although we have not yet determined the specific amounts we plan to spend on marketing activities, we believe that sales and marketing expense will increase in absolute dollars as we continue to expand our sales force and build our brand. We intend to generally fund these expenses from our existing cash balances, cash from operations and proceeds from this offering. Our marketing and advertising campaigns or branding efforts may not be successful or consumers may not find our marketing efforts compelling. In addition, our sales and marketing expenses may not be offset by the expenses we incur in building our brand. If our marketing efforts are not successful, our business and operating results will be harmed.

  WE RELY ON RELATED COMPANIES IN CHINA WHICH EXPOSES US TO RISKS OF ECONOMIC INSTABILITY IN CHINA, AND RISKS RELATED TO POLITICAL TENSION BETWEEN CHINA AND THE UNITED STATES.


     We currently rely on three related companies located in China, WebEx Haifei, WebEx Hong Zhou and WebEx Beijing, to conduct quality assurance testing and to modify the software underlying our services. In particular, these modifications enable our services to work with various operating systems. Two of these companies are owned by the spouse of Min Zhu, one of our executive officers, and the third is owned by Mr. Zhu's spouse and an unrelated third party. We have contracts with these companies under which they perform development projects, assign ownership of the work performed to us and invoice us for services rendered based on a monthly fee per employee working on WebEx projects. Most of the personnel who conduct these activities are contract engineers to these third parties. Although our transactions with these companies are approved by our disinterested directors, because these companies are owned by the spouse of one of our executive officers, there may be a perception that the terms of those arrangements are influenced by that relationship. Our reliance on independent contractors located in China for quality assurance and software development activities exposes us to a variety of economic and political risks including but not limited to, trade restrictions, tariffs and travel restrictions. The loss of these arrangements may cause our costs to increase. In addition, current political and economic tensions between the United States and China could harm our ability to conduct operations in China, which could increase our operating costs and harm our business and operations.

  WE COULD INCUR UNEXPECTED COSTS RESULTING FROM CLAIMS RELATING TO USE OF OUR SERVICES.

     Many of the business interactions supported by our services are critical to our customers' businesses. Any failure in a customer's business interaction or other communications activity caused or allegedly caused by our services could result in a claim for damages against us, regardless of our responsibility for the failure, and cause us to incur unexpected costs.

  OUR CUSTOMERS AND END-USERS MAY USE OUR SERVICES TO SHARE CONFIDENTIAL AND SENSITIVE INFORMATION AND IF OUR SYSTEM SECURITY IS BREACHED, OUR REPUTATION COULD BE HARMED AND WE MAY LOSE CUSTOMERS.

     Our customers and end-users may use our services to share confidential and sensitive information, the security of which is critical to their business. Third parties may attempt to breach our security or that of our customers. We may be liable to our customers for any breach in security and any breach could harm our reputation and cause us to lose customers. In addition, computers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be required to expend significant capital and other resources to further protect against security breaches or to resolve problems caused by any breach.

  THE SOFTWARE UNDERLYING OUR SERVICES IS COMPLEX AND OUR BUSINESS AND REPUTATION COULD SUFFER IF OUR SERVICES FAIL TO PERFORM PROPERLY DUE TO UNDETECTED ERRORS OR SIMILAR PROBLEMS WITH OUR UNDERLYING SOFTWARE.

     Complex software, such as the software underlying our services, often contains undetected errors. We may be forced to delay commercial release of our services until problems are corrected and, in some cases, may need to implement enhancements to correct errors that we do not detect until after deployment of our services. If we do detect an error in our software before we introduce new versions of our services, we might have to limit our services for an extended period of time while we address the problem. In addition, problems with the software underlying our services could result in:

     - damage to our reputation;

     - damage to our efforts to build brand awareness;

     - loss of or delay in revenue;

     - delays in or loss of market acceptance of our services; and

     - unexpected expenses and diversion of resources to remedy errors.

  IF OUR SERVICES DO NOT WORK WITH THE MANY HARDWARE AND SOFTWARE PLATFORMS USED BY OUR CUSTOMERS AND END-USERS, OUR BUSINESS MAY BE HARMED.

     We currently serve customers and end-users who use a wide variety of constantly changing hardware and software applications and networking platforms. If our services are unable to support these platforms, they may fail to gain broad market acceptance, which would cause our operating results to suffer. Our success depends on our ability to deliver our services to multiple platforms and existing, or legacy, systems and to modify our services and underlying technology as new versions of applications are introduced. In addition, the success of our services depends on our ability to anticipate and support new standards, especially web standards.

  WE LICENSE THIRD-PARTY TECHNOLOGIES, AND IF WE CANNOT CONTINUE TO LICENSE THESE OR ALTERNATE TECHNOLOGIES IN A TIMELY MANNER AND ON COMMERCIALLY REASONABLE TERMS, OUR BUSINESS COULD SUFFER.

     We intend to continue to license technologies from third parties, including applications used in our research and development activities and technology which is integrated into our services. For example, we license real-time database replication software and voice-over IP technology which provides web-based voice communication capability in our services. These third-party technologies and any that we may utilize in the future may not continue to be available to us on commercially reasonable terms. In addition, we may fail to successfully integrate any licensed technology into our services. This in turn could harm our business and operating results.

  OUR RECENT GROWTH HAS PLACED A STRAIN ON OUR INFRASTRUCTURE AND RESOURCES, AND IF WE FAIL TO MANAGE OUR FUTURE GROWTH TO MEET CUSTOMER AND DISTRIBUTION PARTNER REQUIREMENTS, OUR BUSINESS COULD SUFFER.

     We are currently experiencing a period of rapid expansion in our personnel, facilities, and infrastructure that has been placing a significant strain on our resources. For example, our headcount increased from 105 employees at December 31, 1999 to 293 at June 30, 2000, and, although we may not experience in the near future a hiring rate as high as that experienced during the first six months of 2000, we expect to increase our headcount over the next several months. We will likely need to lease additional office space in the Silicon Valley within the next 12 months as we hire additional personnel. For example, we recently leased an additional 86,000 square feet of office space. If we fail to obtain sufficient space when needed, our business could suffer. Our expansion has placed, and we expect that it will continue to place, a significant strain on our management, operational and financial resources. Any failure by us to effectively manage our growth could disrupt our operations or delay execution of our business plan and could consequently harm our business.

  THE INTEGRATION OF NEW SENIOR MANAGEMENT PERSONNEL INTO OUR MANAGEMENT TEAM MAY INTERFERE WITH OUR OPERATIONS.

     We have recently hired a number of new officers, including our Chief Financial Officer, Craig Klosterman, who joined us in February 2000, and our Vice President of Product Marketing, Leo Jolicoeur, our Vice President of Corporate Development, Stewart Sonnenfeldt, and our Vice President, General Counsel and Secretary, David Farrington, each of whom joined us in March 2000. These individuals must spend a significant amount of time learning our business in addition to performing their regular duties. The integration of new personnel could result in some disruption to our ongoing operations. Also if our senior management is unable to work effectively as a team, our business operations will be harmed.


  IF WE LOSE THE SERVICES OF SUBRAH S. IYAR, OUR CHIEF EXECUTIVE OFFICER, OR MIN ZHU, OUR CHIEF TECHNICAL OFFICER, OUR BUSINESS MAY BE HARMED.



     Our success will depend on our senior executives listed under "Management". In particular, the loss of the services of our Chief Executive Officer and co-founder, Subrah S. Iyar, or our President, Chief Technical Officer and co-founder, Min Zhu, would harm our business. We do not have long-term employment agreements with or life insurance policies on any of our senior management.


  WE MUST ATTRACT, INTEGRATE AND RETAIN QUALIFIED PERSONNEL, WHICH IS PARTICULARLY DIFFICULT FOR US BECAUSE WE ARE HEADQUARTERED IN THE SAN FRANCISCO BAY AREA WHERE COMPETITION FOR PERSONNEL IS INTENSE.

     Our future success will depend on our ability to attract, train, retain and motivate highly skilled engineering, technical, managerial, sales and marketing and customer support personnel. Competition for these personnel is intense, especially in the San Francisco Bay Area. We have hired 194 people during the first six months of 2000 and, although we may not experience in the near future a hiring rate as high as that experienced during the first six months of 2000, we expect to increase our headcount over the next several months. We have had difficulty hiring qualified personnel as quickly as we have desired. In particular, we have had difficulty hiring a sufficient number of qualified technical, development and support personnel. Our inability to hire, integrate and retain qualified personnel in sufficient numbers could reduce the quality of our services. If we fail to retain and recruit necessary sales, marketing or other personnel, our ability to develop new services and to provide a high level of customer service, and consequently our business, could suffer. In addition, if we hire employees from our competitors, these competitors may claim that we have engaged in unfair hiring practices. We could incur substantial costs in defending ourselves against any of these claims, regardless of their merits.

  INTERRUPTIONS IN EITHER OUR INTERNAL OR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD REDUCE OUR ABILITY TO PROVIDE OUR SERVICES AND COULD HARM OUR BUSINESS AND REPUTATION.

     The success of our interactive communications services for websites depends on the efficient and uninterrupted operation of our internal and outsourced computer and communications hardware and software systems. Any system failure that causes an interruption in our interactive communications services for websites or a decrease in their performance could harm our relationships with our customers and distribution partners. In this regard, some of our communications hardware and software are hosted at third-party co-location facilities. These systems and operations are vulnerable to damage or interruption from human error, telecommunications failures, break-ins, sabotage, computer viruses and intentional acts of vandalism. Because our central computer and communications hardware and network operations are located in the San Francisco Bay Area, an earthquake or other natural disaster could impair the performance of our entire network. We have no formal disaster recovery plan in the event of damage to or interruption of our internal or outsourced systems, and business interruption insurance may not adequately compensate us for losses that may occur.

  WE MIGHT HAVE LIABILITY FOR CONTENT OR INFORMATION TRANSMITTED THROUGH OUR COMMUNICATIONS SERVICES.

     We face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted through our web-based communications services. Any imposition of liability could harm our reputation and our business and operating results, or could result in the imposition of criminal penalties.

  OUR SUCCESS DEPENDS UPON THE PATENT PROTECTION OF OUR SOFTWARE AND TECHNOLOGY.

     Our success and ability to compete depend to a significant degree upon the protection of our underlying software and our proprietary technology through patents. We regard the protection of patentable inventions as important to our future opportunities. We currently have two issued patents in the areas of document annotation and optimizing data transfer and eight patent applications pending in the United States and we may seek additional patents in the future. These patent applications cover different aspects of the technology used to deliver our services and are important to our ability to compete. However, it is possible that:

     - any patents acquired by or issued to us may not be broad enough to protect us;

     - any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

     - current and future competitors may independently develop similar technology, duplicate our services or design around any of our patents;

     - our pending patent applications may not result in the issuance of patents; and

     - effective patent protection may not be available in every country in which we do business.

  WE ALSO RELY UPON TRADEMARKS, COPYRIGHTS AND TRADE SECRETS TO PROTECT OUR TECHNOLOGY, WHICH MAY NOT BE SUFFICIENT TO PROTECT OUR INTELLECTUAL PROPERTY.

     We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our technology. ActiveTouch, WebEx, WebEx.com and Meeting-Enable Your Web Site are our trademarks. Also, our software is automatically protected by copyright law. These forms of intellectual property protection are critically important to our ability to establish and maintain our competitive position. However,

     - third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights;

     - laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or to deter others from developing similar technologies;

     - effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

     - other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

     - policing unauthorized use of our services and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use.

     Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

  WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT COULD BE COSTLY TO DEFEND AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS.

     We may be subject to legal proceedings and claims in the general areas of distributed networks, Internet-based communication and real-time collaboration, including claims of alleged infringement of the copyrights, trademarks and patents of third parties. Although we have not received notice of any alleged infringement, our services may infringe issued patents that may relate to our services. In addition, because the contents of patent applications in the United States are not publicly disclosed until the patent is issued, we may be unaware of filed patent applications relating to our services. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all, in the event of a successful claim of infringement. Our failure or inability to develop non-infringing technology or license proprietary rights on a timely basis would harm our business.

  WE MAY ENGAGE IN FUTURE ACQUISITIONS OR INVESTMENTS THAT COULD DILUTE THE OWNERSHIP OF OUR EXISTING STOCKHOLDERS, CAUSE US TO INCUR SIGNIFICANT EXPENSES OR HARM OUR OPERATING RESULTS.

     We may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses, technologies or services, although we currently have no specific agreements or commitments with respect to any of these transactions. Integrating any newly acquired businesses, technologies or services may be expensive and time-consuming. To finance any acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may be unable to complete any acquisitions or investments on commercially reasonable terms, if at all. Even if completed, we may be unable to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities, or amortization of expenses related to goodwill and other intangibles, any of which could harm our operating results.

INDUSTRY RISKS

  WE MUST COMPETE SUCCESSFULLY IN THE INTERACTIVE COMMUNICATIONS SERVICES
MARKET.

     The market for interactive communications services is intensely competitive, subject to rapid change and is significantly affected by new product and service introductions and other market activities of industry participants. Although we do not currently compete against any one entity with respect to all aspects of our services, we do compete with various companies in regards to specific elements of our interactive communications services. For example, we compete with providers of traditional communications technologies such as teleconferencing and videoconferencing as well as applications software and tools companies, such as Centra Software, Evoke, Lotus (SameTime), Microsoft (NetMeeting) and Placeware. We also face potential competition from a variety of enterprise software vendors, such as Microsoft, and from a variety of providers of infrastructure services for websites, such as Akamai, Inktomi, Infospace and Critical Path, any of which could choose to extend their products and services to include interactive communications.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and other resources and greater name recognition than we do. Our current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with third parties and with each other to increase the availability of their products and services to the marketplace. Competitive pressures could reduce our market share or require us to reduce the price of our services, either of which could harm our business and operating results.

  OUR FUTURE SUCCESS DEPENDS ON THE BROAD MARKET ADOPTION AND ACCEPTANCE OF INTERACTIVE COMMUNICATIONS SERVICES FOR WEBSITES.

     The market for interactive communications services for websites is relatively new and rapidly evolving. Market demand for communications services over the Web is uncertain. If the market for interactive communications services does not grow, our business and operating results will be harmed. Factors that might influence market acceptance of our services include the following, all of which are beyond our control:

     - willingness of businesses and end-users to use interactive communications services for websites;

     - the growth of the Web and commercial on-line services;

     - the willingness of our distribution partners to integrate interactive communications services for websites in their service offerings; and

     - the ongoing level of security and reliability for conducting business over the Web.

  OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH OF WEB USAGE AND THE CONTINUED RELIABILITY OF THE INTERNET.

     Because our services are designed to work over the Web, our revenue growth depends on the continued development and maintenance of the Internet infrastructure. This continued development of the Web would include maintenance of a reliable network with the necessary speed, data capacity and security, as well as timely development of complementary products and services, including high speed modems, for providing reliable Internet access and services. Because global commerce on the

Web and the on-line exchange of information is new and evolving, we cannot predict whether the Web will continue to be a viable commercial marketplace over the long term. The success of our business will rely on the continued improvement of the Web as a convenient means of customer interaction and commerce, as well as an efficient medium for the delivery and distribution of information by businesses to their employees.

  THE YEAR 2000 PROBLEM COULD HARM OUR OPERATIONS.

     Before January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately recognize 21st century dates from 20th century dates due to the two-digit date fields used by many systems. To date, our computer systems are functioning normally and our compliance and remediation efforts leading up to 2000 have been effective to prevent any problems. However, computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties could disrupt our ability to deliver our services.

OFFERING RISKS

  AS A TECHNOLOGY COMPANY, OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

     The stocks of technology companies have recently experienced significant share price and volume changes. You may not be able to sell your shares at or above the offering price. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially because of fluctuations in our operating results, which in turn depends on the mix of services we offer, our ability to attract and retain customers and the timing and amount of our operating expenses and capital expenditures.

     Our stock price may also fluctuate because of factors beyond our control, including:

     - changes in or our failure to meet market expectations; and

     - fluctuations in stock market valuations and trading volume, particularly for securities of Internet-related companies such as ours.

     An active trading market for our common stock may not develop or be sustained after this offering, which could lead to the loss of market makers for our common stock and the loss of media attention and market analyst coverage. If a market for our common stock does not develop or is not maintained, our stock price would likely decline and we may be delisted from the Nasdaq National Market because we cannot maintain our eligibility for listing. If there is a long-term decline in our stock price, it would harm our ability to access the public capital market and harm our ability to pursue future business plans such as expansion of our operations or possible acquisitions of complementary businesses, services, products or technologies.


     If the market price for our common stock drops below $5.00 per share and we are no longer listed on the Nasdaq National Market, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared prior to any transaction involving a penny stock and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. These restrictions could discourage broker-dealers from effecting transactions in our common stock and severely limit the market liquidity of our common stock and your ability to sell our common stock in the secondary market.

  PURCHASERS OF OUR COMMON STOCK WILL SUFFER IMMEDIATE DILUTION OF $11.29 IN THE PRO FORMA NET TANGIBLE BOOK VALUE PER SHARE.

     The initial public offering price is expected to be substantially higher than the book value per share of our common stock. Purchasers of our common stock in this offering will experience immediate dilution of $11.29 in the pro forma net tangible book value per share of common stock, based on an assumed initial public offering price of $13.00 per share.


  AFTER THIS OFFERING, OUR DIRECTORS, EXECUTIVE OFFICERS AND STOCKHOLDERS WHO OWN OVER 5% OF OUR COMMON STOCK WILL OWN 61.4% OF OUR COMMON STOCK AND WILL THEREFORE CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL AND MAY NOT VOTE IN THE SAME MANNER AS OUR OTHER STOCKHOLDERS.



     After this offering, our directors, executive officers and stockholders who currently own over 5% of our common stock will collectively beneficially own, in the aggregate, approximately 61.4% of our outstanding common stock. These stockholders, if they vote together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of our company. Our current stockholders who own over 5% of our common stock, other than our directors and executive officers, are Vanenburg Capital Management I B.V. and entitles affiliated with New Enterprise Associates.


  FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market after this offering or after the expiration of lockup and holding periods could cause the market price of our common stock to decline. After this offering, we will have approximately 36,125,075 shares of common stock outstanding. All the shares sold in this offering will be freely tradable. The remaining 32,625,075 shares, or 90.3%, of our common stock outstanding after this offering are subject to lock-up agreements that prohibit the sale of the shares for 180 days after the date of this prospectus. Any or all of these shares may be released prior to expiration of the 180-day lockup period at the discretion of Goldman, Sachs & Co. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline. Immediately after the 180-day lockup period, 27,309,266 shares, or 75.6% of our common stock outstanding after this offering, will become available for sale. The remaining shares of our common stock will become available for sale at various times thereafter upon the expiration of one-year holding periods.

  WE MAY NEED ADDITIONAL CAPITAL, AND RAISING ADDITIONAL CAPITAL MAY DILUTE EXISTING STOCKHOLDERS.

     We believe that our existing capital resources, not including the proceeds from this offering, will be sufficient for the rest of 2000 and that we will need the proceeds of this offering to enable us to maintain our current and planned operations after 2000. We may choose to, or be required to, raise additional funds due to unforeseen circumstances. If our capital requirements vary significantly from those currently anticipated, we will likely require additional financing sooner than anticipated. This financing may not be available in sufficient amounts or on terms acceptable to us. Also, raising additional capital through issuance of equity would dilute existing stockholders by increasing the total number of shares outstanding and therefore decreasing the relative percentage ownership of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to hire, train or retain employees, to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited.

  OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE CORPORATE LAW CONTAIN ANTITAKEOVER PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE IN CONTROL EVEN IF THE CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Delaware law, as well as our certificate of incorporation and bylaws, contain antitakeover provisions that could delay or prevent a change in control of our company, even if it were beneficial to the stockholders to do so. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions:

     - authorize the issuance of preferred stock that can be created and issued by the board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

     - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

     - establish a classified board of directors requiring that not all members of the board be elected at one time;

     - prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

     - limit the ability of stockholders to call special meetings of stockholders; and

     - establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control of our company. Specifically, Section 203 prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder unless specific conditions are met. Also, our stock option plans include change in control provisions that allow us to grant options or stock purchase rights that will become vested immediately upon a change in control of us.

  OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING AND MAY NOT USE THE PROCEEDS IN A MANNER THAT IMPROVES OUR OPERATING RESULTS OR INCREASES OUR MARKET VALUE.

     We have no current specific plans for the net proceeds from this offering and our management will have broad discretion in applying the net proceeds of this offering. The net proceeds could be applied in ways that do not improve our operating results or increase our market value. We intend generally to use the net proceeds from this offering for working capital and general corporate purposes. We have not yet determined the actual expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. However, we generally anticipate spending between $28.0 million and $34.0 million on sales and marketing and between $3.0 million and $8.0 million on capital expenditures and expenses associated with building the infrastructure for our worldwide network over the next six months. The actual amounts and timing of these expenditures will vary significantly depending on a number of factors, including, but not limited to, the amount of cash used in or generated by our operations and the market response to the introduction of any new product and service offerings. Depending on future developments and circumstances, we may use some of the proceeds for purposes other than those described above. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to our, and in some cases our customers' and/or distribution partners', future plans, objectives, expectations, intentions and financial performance, and the assumptions that underlie these statements. In some cases, you can identify forward-looking statements because they use terms such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of those terms or other comparable words. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

     Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $40.4 million from the sale of 3,500,000 shares of our common stock, and $46.7 million if the underwriters' over-allotment option is exercised in full, at the initial public offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.


     The principal purposes of this offering are to increase our working capital, create a public market for our common stock, facilitate our future access to the public capital markets and increase our visibility in our markets. We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital. However, we generally anticipate spending between $28.0 million and $34.0 million on sales and marketing and between $3.0 million and $8.0 million on capital expenditures and expenses associated with building the infrastructure for our worldwide network over the next six months. In addition to using the proceeds from this offering, we currently intend to fund our future expenses from our existing cash balances and cash generated from our operations. Although we do not currently anticipate changing the above uses, we may allocate our current anticipated uses in different amounts. The actual amounts and timing of these expenditures will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business.


     We may also use a portion of the net proceeds to acquire additional businesses, services, products or technologies that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds of this offering in short-term interest-bearing, investment-grade securities. We cannot predict whether the proceeds will be invested to yield a favorable return. We believe that our available cash, with the net proceeds of this offering, will be sufficient to meet our capital requirements for the next 12 months.

                                DIVIDEND POLICY

     We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently expect to retain our earnings, if any, for the development of our business.

                                 CAPITALIZATION

     The following table sets forth our capital lease obligations and our capitalization as of June 30, 2000:

     - on an actual basis;

     - on a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into common stock; and

     - on the same pro forma basis as adjusted to give effect to our receipt of the estimated net proceeds from the sale of 3,500,000 shares of common stock in this offering.


                                                                        JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                               (IN THOUSANDS EXCEPT SHARE DATA)
Capital lease obligation....................................  $  1,659   $  1,659     $  1,659
Stockholders' equity:
  Preferred stock, no par value, none authorized, issued or
     outstanding, actual; $.001 par value, 5,000,000 shares
     authorized, none issued or outstanding, pro forma and
     pro forma as adjusted..................................        --         --           --
  Series A convertible preferred stock, no par value,
     1,144,474 shares authorized, issued and outstanding,
     actual; none authorized, issued or outstanding pro
     forma and pro forma as adjusted........................     1,288         --           --
  Series B convertible preferred stock, no par value,
     4,598,383 shares authorized, issued and outstanding,
     actual; none authorized, issued or outstanding, pro
     forma and pro forma as adjusted........................     5,817         --           --
  Series C convertible preferred stock, no par value,
     8,856,262 shares authorized, 8,121,325 issued and
     outstanding, actual; none authorized, issued or
     outstanding, pro forma and pro forma as
     adjusted...............................................    24,364         --           --
  Series D convertible preferred stock, no par value,
     2,700,000 shares authorized, 2,053,445 issued and
     outstanding, actual; none authorized, issued or
     outstanding pro forma and pro forma as
     adjusted...............................................    25,608         --           --
  Common stock, no par value, 40,000,000 shares authorized,
     16,707,448 shares issued and outstanding, actual; no
     par value, 50,000,000 shares authorized, 32,625,075
     shares issued and outstanding, pro forma; 250,000,000
     shares authorized, 36,125,075 shares issued and
     outstanding, pro forma as adjusted.....................        --         --           --
  Additional paid-in capital................................    48,493    105,570      145,935
  Note receivable from shareholder..........................       (45)       (45)         (45)
  Deferred stock-based compensation.........................   (30,638)   (30,638)     (30,638)
  Accumulated deficit.......................................   (52,161)   (52,161)     (52,161)
                                                              --------   --------     --------
          Total stockholders' equity........................    22,726     22,726       63,091
                                                              --------   --------     --------
          Total capitalization..............................  $ 24,385   $ 24,385     $ 64,750
                                                              ========   ========     ========


     This table excludes the following shares:

     - 4,023,383 shares issuable upon exercise of options outstanding at a weighted average exercise price of $4.697 per share as of June 30, 2000;

     - 339,915 shares issuable upon exercise of a warrant at an exercise price of $12.50 per share; and

     - 11,670,819 shares available for future issuance under our 1998 Stock Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 2000 was approximately $21.5 million, or $.66 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of total liabilities and divided by the total number of shares of common stock outstanding, and the automatic conversion of our preferred stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the 3,500,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 2000 would have been approximately $61.9 million or $1.71 per share. This represents an immediate increase in pro forma net tangible book value of $1.05 per share to the existing stockholders and an immediate dilution of $11.29 per share to new investors in our common stock. The following table illustrates this dilution:

Assumed initial public offering price per share.............           $13.00
  Pro forma net tangible book value per share as of June 30,
     2000...................................................  $ .66
  Increase per share attributable to new investors..........   1.05
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             1.71
                                                                       ------
Dilution per share to new investors.........................           $11.29
                                                                       ======

     The following table summarizes on a pro forma basis after giving effect to the offering, as of June 30, 2000, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

                                  SHARES PURCHASED      TOTAL CONSIDERATION
                                --------------------   ----------------------   AVERAGE PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                ----------   -------   ------------   -------   -------------
Existing stockholders.........  32,625,075     90.3%   $ 60,895,000     57.2%      $ 1.87
New investors.................   3,500,000      9.7      45,500,000     42.8        13.00
                                ----------   ------    ------------   ------
  Total.......................  36,125,075   100.00%   $106,395,000   100.00%
                                ==========   ======    ============   ======

     The foregoing discussion and tables are based upon the number of shares actually issued and outstanding on June 30, 2000 and assume no exercise of options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were 4,023,383 shares issuable upon exercise of options outstanding at a weighted average exercise price of $4.697 per share and 11,670,819 shares reserved for issuance under our 1998 Stock Plan, 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan.

     If the underwriters' over-allotment option is exercised in full, the number of shares held by new investors will increase to 4,025,000 or 11.0% of the total shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

     The selected financial data below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. The following selected statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included elsewhere in this prospectus which have been audited by KPMG LLP, independent auditors. The balance sheet data as of December 31, 1997 have been derived from our audited financial statements not included in this prospectus. The following selected statement of operations data for the period from February 28, 1995 (inception) to December 31, 1995 and year ended December 31, 1996 and the selected balance sheet data as of December 31, 1995 and 1996 are derived from unaudited financial statements of WebEx not included in this prospectus. The following selected statement of operations data for the six months ended June 30, 1999 and 2000 and the selected balance sheet data as of June 30, 2000 are derived from unaudited financial statements of WebEx included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The data have been derived from financial statements that have been prepared in accordance with generally accepted accounting principles. See notes 1(d) and 1(p) of the notes to our financial statements for an explanation of the determination of the number of shares used in computing basic and diluted net income (loss) per share.

                                            PERIOD FROM                                                   SIX MONTHS ENDED
                                         FEBRUARY 28, 1995           YEARS ENDED DECEMBER 31,                 JUNE 30,
                                          (INCEPTION) TO     -----------------------------------------   ------------------
                                         DECEMBER 31, 1995      1996        1997     1998       1999      1999       2000
                                         -----------------   -----------   ------   -------   --------   -------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue................................       $   95           $  481      $1,289   $ 1,987   $  2,607   $ 1,020   $  6,747
Cost of revenue........................           39               38         192       484        688       166      2,427
                                              ------           ------      ------   -------   --------   -------   --------
Gross profit...........................           56              443       1,097     1,503      1,919       854      4,320
Operating expenses:
  Sales and marketing..................           31              103         421     2,244      9,319     2,340     21,434
  Research and development.............           21              713         525     1,406      3,361     1,283      4,443
  General and administrative...........            7               48         125       198      1,732       546      2,703
  Stock-based compensation*............           --               --          --        92      2,005       480     11,376
                                              ------           ------      ------   -------   --------   -------   --------
    Total operating expenses...........           59              864       1,071     3,940     16,417     4,649     39,956
                                              ------           ------      ------   -------   --------   -------   --------
Operating income (loss)................           (3)            (421)         26    (2,437)   (14,498)   (3,795)   (35,636)
Other income, net......................           --               --           2       102        127        86        537
                                              ------           ------      ------   -------   --------   -------   --------
Net income (loss)......................       $   (3)          $ (421)     $   28   $(2,335)  $(14,371)  $(3,709)  $(35,099)
                                              ======           ======      ======   =======   ========   =======   ========
Net income (loss) per share:
Basic and diluted......................       $(0.00)          $(0.08)     $ 0.00   $ (0.23)  $  (1.34)  $ (0.35)  $  (2.88)
                                              ======           ======      ======   =======   ========   =======   ========
Shares used in computing net income
  (loss) per share:
Basic and diluted......................        4,096            5,000       7,192    10,103     10,700    10,563     12,207
                                              ======           ======      ======   =======   ========   =======   ========
Unaudited pro forma net loss per share:
Basic and diluted......................                                                       $  (0.83)            $  (1.30)
                                                                                              ========             ========
Shares used in computing unaudited pro
  forma net loss per share:
Basic and diluted......................                                                         17,246               27,058
                                                                                              ========             ========
  *Stock-based compensation:
    Sales and marketing................       $   --           $   --      $   --   $    33   $    720   $   184   $  4,039
    Research and development...........           --               --          --        49        113        37      2,831
    General and administrative.........           --               --          --        10      1,172       259      4,506
                                              ------           ------      ------   -------   --------   -------   --------
                                              $   --           $   --      $   --   $    92   $  2,005   $   480   $ 11,376
                                              ======           ======      ======   =======   ========   =======   ========

                                                                      DECEMBER 31,
                                                  ----------------------------------------------------
                                                     1995          1996       1997     1998     1999     JUNE 30, 2000
                                                  -----------   -----------   -----   ------   -------   -------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................     $   5         $  33      $  58   $5,522   $13,621      $18,452
Working capital (deficit).......................       (37)          (72)      (405)   4,880    10,588        8,492
Total assets....................................        60           158        283    5,991    21,649       41,248
Long term obligations...........................        --            --         --       --        --        1,659
Total stockholders' equity (deficit)............        17          (409)      (332)   5,112    14,799       22,726

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and our results of operations should be read together with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of several factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Our services allow end-users to conduct meetings and share software applications, documents, presentations and other content on the Internet using a standard web browser. Integrated telephony and web-based audio and video services are also available using standard devices such as telephones, computer web-cameras and microphones. We commenced operations in February 1995 and initially were engaged in consulting services. Beginning in January 1997, we engaged in research and development activities for our real-time, interactive multimedia communications services. In 1997 and 1998, we provided contract development services with a focus on assignments that enhanced our capabilities for the interactive communications marketplace. Our product development activities were funded primarily from our contract development service activities during this period. We ceased providing consulting services in 1998 and do not intend to provide consulting services in the future.

We released an interactive communications product built on our technology in early 1998. Based on sales of this product and the associated customer feedback, we obtained our first external financing in 1998. We began offering WebEx Meeting Center, our first real-time, interactive multimedia communications service, in February 1999 and began selling the service to customers and distribution partners. We also made available a subset of our service for free at www.webex.com to increase awareness and to generate leads for our sales organization. This free subset of services is limited by the number of users and functionality available. Since February 1999, our activities have been focused on continuing to enhance and market our WebEx Interactive Platform and our WebEx Meeting Center service, developing and deploying new services, expanding our sales and marketing organizations and deploying our global WebEx Interactive Network. In 1999 and the six months ended June 30, 2000, we have generated over 90% of our revenue from our WebEx Meeting Center and we expect that it will account for a majority of our revenue for the foreseeable future. We introduced WebEx Business Exchange in the third quarter of 1999, WebEx OnCall service in the fourth quarter of 1999, WebEx Shopping-Together in the first quarter of 2000 and WebEx OnStage in the second quarter of 2000.

     We sell our services directly to our customers and indirectly through our distribution partners. In 1999 and the six months ended June 30, 2000, we derived more than 90% of our revenue from direct sales to customers. We offer our services on a monthly subscription basis to our customers and on a revenue sharing or pay-per-use basis through our distribution partners. Revenue from subscription services consists of monthly usage fees, which are based upon a fixed number of concurrent users, and initial set-up fees. Typically, our contracts are for an initial term of 90 days, and then renew monthly unless terminated by either party.


     We have entered into agreements with distribution partners such as portals, web application providers and communications service providers. We have entered into revenue-sharing agreements with portals who can meeting-enable their websites to make our services available to their end-users. We have also entered into revenue-sharing agreements with web application providers to include our technology within their services or software products. In addition, we are working with communications service providers that will sell and support private label services displaying a WebEx logo. As of June 30, 2000, we have generated less than 10% of our revenue from these distribution agreements, which revenue consisted of initial set-up fees and service fees. These initial set-up fees and service fees each accounted for approximately 3% of our revenue for the six months ended June 30, 2000.



     We have also derived revenues from our www.webex.com site which allows our end-users to upgrade from the basic limited free services on a pay-per-use basis. As of June 30, 2000, we had generated less than 2% of our revenue from these pay-per-use services.


     As of June 30, 2000, more than 99% of our revenue had been derived from customers based in North America and less than 1% of our revenue had been derived from customers based outside North America. We have recently opened an office in Australia and currently plan to open offices in Hong Kong and the Netherlands before the end of 2000. We expect that revenue from customers based outside North America will increase in future periods as we expand our operations in Europe, Asia and Australia.

     Through 1998, revenues from contract development services were recognized as the services were provided and no further obligation remained to the customer.

     During 1998 and 1999, we sold a limited number of perpetual software licenses for software delivered to customers. We recognize revenue from perpetual software license agreements upon shipment of the software when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collectibility is probable. The license agreements are multiple element arrangements that include software products, post-contract customer support and, in those cases where the customer chooses not to take delivery of the software, hosting services. Accordingly, portions of the revenues from these agreements are allocated to post-contract customer support based on vendor-specific objective evidence of fair value and recognized over the contract term. Revenue derived from any hosting services element of a license agreement is recognized ratably over the non-cancelable contractual term of the service agreement.

     In February 1999, with the introduction of WebEx Meeting Center, we began providing our customers and distribution partners access to our hosted services through websites under subscription and other service arrangements. Under these arrangements, end-users access our services hosted on our servers via a website. Hosted services revenues are recognized ratably over the service period and include software use fees, user set-up fees, and hosting fees in limited cases of customer-dedicated hosted software. In addition to the subscription services revenue, we derive revenue from pay-per-use services and telephony charges which are recognized as the related services are provided.

     Although our basic business model involves services outside the scope of SOP 97-2, Software Revenue Recognition, we may enter into transactions with distribution partners or other customers that are within the scope of SOP 97-2.

     Cost of revenue consists of expenses for delivering our services to websites and supporting our customers and distribution partners. These expenses include the cost of user set-up, hosting the service and technical support and training, including Internet communication access costs, personnel, licensed software and equipment costs and depreciation. Training costs are recovered in the initial set-up fee charged to customers.

     Sales and marketing expense includes salaries, commissions and other expenses related to the sale of our services to customers and establishing partner relationships, as well as marketing campaigns to generate sales leads and to build the WebEx brand. Research and development expense includes personnel, equipment, consulting and other expenses associated with designing, developing and testing our services and the software underlying our services. In addition to our U.S. based engineering group, we have relationships with related third-party companies in China under which contract engineers to these companies primarily conduct quality assurance testing for our services and modify the software underlying our services to enable our services to work with various operating systems. We compensate these third parties based on the direct cost of their services and not on development milestones. Expenses associated with these relationships are included in research and development. General and administrative expense includes personnel and associated expenses relating to general management, finance, legal and human resources. Office space expense is allocated by department. We will likely need to lease additional office space in Silicon Valley within the next 12 months as we hire additional personnel.

     Stock-based compensation expense consists of the amortization of deferred stock-based compensation resulting from the grant of stock options at exercise prices less than the fair value of the underlying common stock on the grant date for employees and the fair value of stock options and warrants granted to non-employees. As of December 31, 1999 and June 30, 2000, we had recorded cumulative deferred stock-based compensation costs of approximately $4.5 million and $44.2 million, respectively, in connection with the grant of stock options and warrants to employees and non-employees. This amount is being expensed on an accelerated basis allowable under generally accepted accounting principles over the vesting periods of the applicable stock options or expiration period of stock repurchase rights with respect to forward exercises of unvested stock options which expire at the same rate the original option vests. The options typically vest over four years, with 25% of the options vesting on the first anniversary of the vesting start date and the remainder vesting ratably per month thereafter. Cumulative amounts of deferred stock-based compensation expensed through December 31, 1999 and through June 30, 2000 were $2.1 million and $13.6 million, respectively. Based on employees hired as of June 30, 2000, we expect to incur stock-based compensation expense of at least $22.6 million in 2000, $11.3 million in 2001, $4.6 million in 2002 and $1.6 million in 2003.

     As of December 31, 1999 and June 30, 2000, we had an accumulated deficit of $17.1 million and $52.2 million, respectively. These losses have been funded primarily through the private issuances of equity securities. We expect our operating expenses to continue to increase as we continue to expand our business. As a result, we expect to incur substantial net losses for the foreseeable future and will need to generate significant revenue to achieve and maintain profitability.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the statement of operations data as a percentage of revenue.

                                                                              SIX MONTHS
                                                                                ENDED
                                              YEARS ENDED DECEMBER 31,         JUNE 30,
                                              ------------------------      --------------
                                              1997      1998      1999      1999      2000
                                              ----      ----      ----      ----      ----
Revenue.....................................  100%       100%      100%      100%      100%
Cost of revenue.............................   15         24        26        16        36
                                              ---       ----      ----      ----      ----
Gross profit................................   85         76        74        84        64
Operating expenses:
  Sales and marketing.......................   33        113       357       229       318
  Research and development..................   41         71       129       126        66
  General and administrative................   10         10        66        54        40
  Stock-based compensation..................   --          5        77        47       169
                                              ---       ----      ----      ----      ----
     Total operating expenses...............   83        198       630       456       592
                                              ---       ----      ----      ----      ----
Operating income (loss).....................    2       (123)     (556)     (372)     (528)
Other income, net...........................    0          5         5         8         8
                                              ---       ----      ----      ----      ----
Net income (loss)...........................    2%      (118)%    (551)%    (364)%    (520)%
                                              ===       ====      ====      ====      ====

  COMPARISON OF SIX MONTHS ENDED JUNE 30, 1999 AND 2000.


     REVENUE. Revenue increased from $1.0 million in the six months ended June 30, 1999 to $6.7 million in the six months ended June 30, 2000, representing an increase of 561%. This increase was due primarily to increased sales of WebEx services.


     COST OF REVENUE. Cost of revenue increased from $166,000 in the six months ended June 30, 1999 to $2.4 million in the six months ended June 30, 2000. As a percentage of revenue, cost of revenue increased from 16% in the six months ended June 30, 1999 to 36% in the six months ended June 30, 2000. The increase in both absolute dollars and as a percentage of revenue in the six months ended June 30, 2000 was due primarily to the increased costs associated with the build up of our worldwide network and customer support services. We anticipate that cost of revenue will continue to increase in absolute dollars as revenue increases.

     SALES AND MARKETING. Sales and marketing expense increased from $2.3 million in the six months ended June 30, 1999 to $21.4 million in the six months ended June 30, 2000. As a percentage of revenue, sales and marketing expense increased from 229% in the six months ended June 30, 1999 to 319% in the six months ended June 30, 2000. This increase in absolute dollars and as a percentage of revenue was due primarily to our addition of 140 sales and marketing employees between April 1, 1999 and June 30, 2000 and an extensive marketing campaign in the first six months of 2000. Our marketing programs include customer needs assessment and market analysis, service and platform marketing, brand awareness, advertising, public relations and lead generation, and engaging organizations in our target markets. We anticipate that sales and marketing expense will continue to increase in absolute dollars as we continue to expand our sales force and build our brand.

     RESEARCH AND DEVELOPMENT. Research and development expense increased from $1.3 million in the six months ended June 30, 1999 to $4.4 million in the six months ended June 30, 2000. This increase was due to our expansion of our engineering staff to develop and enhance our WebEx services. As a percentage of revenue, research and development expense decreased from 126% in the six months ended June 30, 1999 to 66% in the six months ended June 30, 2000. We anticipate that research and development costs will continue to increase in absolute dollars as we expand our service offerings and service functionalities.


     GENERAL AND ADMINISTRATIVE. General and administrative expense increased from $546,000 in the six months ended June 30, 1999 to $2.7 million in the six months ended June 30, 2000. As a percentage of revenue, general and administrative expenses decreased from 54% in the six months ended June 30, 1999 to 40% in the six months ended June 30, 2000. The increase in absolute dollars from the six months ended June 30, 1999 to the six months ended June 30, 2000 was due primarily to expenses incurred in the building of our administrative infrastructure to manage our growth. We anticipate that general and administrative expense will continue to increase in absolute dollars as we hire additional personnel and incur additional expenses related to the growth of our business and our operations as a public company.


     STOCK-BASED COMPENSATION. Stock-based compensation expense was $480,000 in the six months ended June 30, 1999 and $11.4 million in the six months ended June 30, 2000. As a percentage of revenue, stock-based compensation increased from 47% in the six months ended June 30, 1999 to 169% in the six months ended June 30, 2000. The increase in absolute dollars and as a percentage of revenue was due primarily to the amortization of expenses related to our grant of options with exercise prices below fair value.

     OTHER INCOME, NET. Other income, net is comprised of investment income net of interest and other expenses and increased from $86,000 in the six months ended June 30, 1999 to $537,000 in the six months ended June 30, 2000. This increase was due primarily to interest income earned on cash received from our Series C and D preferred stock issuances.

     INCOME TAXES. Because we incurred net operating losses in the six months ended June 30, 1999 and 2000, we paid no federal, state and foreign income taxes in those periods nor have we recognized any tax benefits for the related tax operating loss carryforwards. We have concluded it is not more likely than not that such benefits will be utilized.

     NET INCOME (LOSS). As a result of the foregoing, net loss in the six months ended June 30, 1999 was $3.7 million and increased to $35.1 million in the six months ended June 30, 2000. We anticipate that net losses will continue as we invest in our business.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999.

     REVENUE. Revenue increased from $1.3 million in 1997 to $2.0 million in 1998 and to $2.6 million in 1999, representing an increase of 54% from 1997 to 1998 and an increase of 30% from 1998 to 1999. The increase from 1997 to 1998 was due primarily to the initial launch of our client server-based products in 1998. In February 1999, we launched our web-based services and changed our business model from a product-based model to a subscription services model. This change resulted in a change under service contracts with end users of our hosted software from license revenue from software shipped to customers. This change resulted in a reduced growth rate between 1998 and 1999 because of the high dollar volume per customer of license recognized in accordance with SOP 97.2, software revenue recognition, in 1998 as compared to lower dollar value of hosted services recognized over the service period.

     COST OF REVENUE. Cost of revenue increased from $192,000 in 1997 to $484,000 in 1998 and to $688,000 in 1999. Cost of revenue increased 152% from 1997 to 1998 and 42% from 1998 to 1999. The increase in absolute dollars and in percentage of revenue in 1997, 1998 and 1999 was due primarily to increasing sales and our shift from a product-based model to a subscription services model in 1999.

     SALES AND MARKETING. Sales and marketing expense increased from $421,000 in 1997 to $2.2 million in 1998 and to $9.3 million in 1999. As a percentage of revenue, sales and marketing expense increased from 32% in 1997 to 113% in 1998 to 357% in 1999. The increase in each of these periods in absolute dollars and as a percentage of revenue was due primarily to the hiring of additional sales and marketing personnel and increased marketing expense associated with the launch of a new marketing campaign in 1999.

     RESEARCH AND DEVELOPMENT. Research and development expense increased from $525,000 in 1997 to $1.4 million in 1998 and to $3.4 million in 1999. The increase in each of these periods was due primarily to an increase in the number of research and development personnel as we continued to develop our distributed network services and application platform. As a percentage of revenue, research and development expense increased from 41% in 1997 to 71% in 1998 and to 129% in 1999. The increase as a percentage of revenue was due primarily to the increased efforts to build and launch the client server-based product in 1998 and our web-based service in 1999.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased from $125,000 in 1997 to $198,000 in 1998 and to $1.7 million in 1999. As a percentage of revenue, general and administrative expense increased from 10% in 1997 and 1998 to 66% in 1999. The increase in absolute dollars and as a percentage of revenue from 1998 to 1999 was due primarily to hiring additional finance and administrative staff.

     STOCK-BASED COMPENSATION. Stock-based compensation expense was $0 in 1997, $92,000 in 1998 and $2.0 million in 1999. As a percentage of revenue, stock-based compensation increased from 0% in 1997 to 5% in 1998 to 77% in 1999. The increase in absolute dollars and as a percentage of revenue from 1997 to 1999 was due primarily to increased stock option grants to employees and non-employees.

     OTHER INCOME, NET. Other income, net increased from $2,000 in 1997 to $102,000 in 1998 and to $127,000 in 1999. This increase was due primarily to higher average cash balances in each successive year.

     INCOME TAXES. We incurred net operating losses in 1998 and 1999 and consequently paid no federal, state and foreign income taxes in those years. We incurred a slight operating profit in 1997 and paid a total of $6,000 in taxes that year, which is included in other income, net.

     As of December 31, 1998 and 1999, we had federal and state net operating loss carryforwards of approximately $13.6 million and $6.8 million, respectively. We also had federal and state research and development tax credit carryforwards of approximately $122,000 and $102,000, respectively. Our net operating loss carryforwards will expire at various dates beginning in 2003 through 2019, if not utilized.

     NET INCOME (LOSS). As a result of the foregoing, net income in 1997 was $28,000, net loss in 1998 was $2.4 million and net loss in 1999 was $14.4 million. We anticipate that net losses will increase as we continue to expand our sales force, build our brand, expand our service offerings and service functionalities and incur additional general and administrative expenses related to the growth of our business and operations.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth our unaudited quarterly results of operations data for the six quarters ended June 30, 2000, and this information expressed as a percentage of our revenue for the periods indicated. This information is unaudited but has been prepared on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus. In management's opinion, this table includes all normal recurring adjustments necessary for a fair presentation of our financial position and operating results for the quarters presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                             THREE MONTHS ENDED
                                      ----------------------------------------------------------------
                                      MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                        1999       1999       1999        1999       2000       2000
                                      --------   --------   ---------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGES)
STATEMENT OF OPERATIONS DATA:
Revenue.............................  $   469    $   551     $   446    $ 1,141    $  2,211   $  4,536
Cost of revenue.....................       65        101         139        383         658      1,769
                                      -------    -------     -------    -------    --------   --------
Gross profit........................      404        450         307        758       1,553      2,767
Operating expenses:
  Sales and marketing...............      868      1,471       2,771      4,208       8,736     12,698
  Research and development..........      584        699         906      1,172       1,895      2,548
  General and administrative........      218        329         490        695         913      1,790
  Stock-based compensation*.........      143        336         332      1,194       4,945      6,431
                                      -------    -------     -------    -------    --------   --------
    Total operating expenses........    1,813      2,835       4,499      7,269      16,489     23,467
                                      -------    -------     -------    -------    --------   --------
Operating loss......................   (1,409)    (2,385)     (4,192)    (6,511)    (14,936)   (20,700)
Other income, net...................       41         44          20         22         180        357
                                      -------    -------     -------    -------    --------   --------
Net loss............................  $(1,368)   $(2,341)    $(4,172)   $(6,489)   $(14,756)  $(20,343)
                                      =======    =======     =======    =======    ========   ========
*Stock-based compensation:
  Sales and marketing...............       44        140         144        393       1,604      2,435
  Research and development..........       15         21          34         44       1,259      1,572
  General and administrative........       84        175         154        757       2,082      2,424
AS A PERCENTAGE OF REVENUE:
Revenue.............................      100%       100%        100%       100%        100%       100%
Cost of revenue.....................       14         18          31         34          30         39
Gross profit........................       86         82          69         66          70         61
Operating expenses:
  Sales and marketing...............      185        267         621        369         395        280
  Research and development..........      125        127         203        103          86         56
  General and administrative........       46         60         110         61          41         39
  Stock-based compensation..........       30         61          74        105         224        142
                                      -------    -------     -------    -------    --------   --------
    Total operating expenses........      387        515       1,009        637         746        517
                                      -------    -------     -------    -------    --------   --------
Operating income (loss).............     (300)      (433)       (940)      (571)       (676)      (456)
Other income, net...................        9          8           4          2           8          8
                                      -------    -------     -------    -------    --------   --------
Net income (loss)...................     (292)%     (425)%      (935)%     (569)%      (667)%     (448)%
                                      =======    =======     =======    =======    ========   ========


     Revenue increased substantially during the fourth quarter of 1999 and the first two quarters of 2000 due to increased investments in sales and marketing, resulting in increased sales of our services.


     Cost of revenue increased in absolute dollars in each quarter because of increased investment in technical and training support for our customers as well as expanding and improving the reliability of our worldwide network.

     Sales and marketing expense increased in absolute dollars in each quarter as we began to grow our business. As a percentage of revenue, sales and marketing increased during the first three quarters of 1999 as we grew the business, it dropped in the fourth quarter as our revenue grew substantially, before increasing again in the first quarter of 2000 as we began to roll out a major advertising campaign and decreased in the second quarter of 2000 due to the increase in revenue.

     Research and development expense increased in absolute dollars in each quarter as we hired additional engineers to expand the capabilities of our platform and our services. As a percentage of revenue, research and development grew during the first three quarters of 1999 as we aggressively invested in the business. It declined in the fourth quarter of 1999 and the first two quarters of 2000 as revenue began to increase.

     General and administrative expense increased in absolute dollars in each quarter as we hired additional personnel and further developed the infrastructure necessary to support our growth. As a percentage of revenue, general and administrative grew during the first three quarters of 1999 as we invested in the business. It declined in the fourth quarter of 1999 and the first two quarters of 2000 as revenue began to increase.

     In February 1999, we introduced WebEx Meeting Center, our first real-time, interactive multimedia communications service, and began selling this service to customers and distribution partners. Because we have a limited operating history providing services and other factors, our quarterly revenue and operating results are difficult to predict. In addition, due to the emerging nature of the market for interactive communications services for websites, our quarterly revenue and operating results may fluctuate from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

     We have funded our operations to date primarily through private sales of preferred equity securities, with proceeds totaling $57.1 million. As of June 30, 2000, we had $18.5 million in cash and cash equivalents.

     Net cash provided by (used in) in operating activities was $76,000 in 1997, $(1.5) million in 1998 and $(10.9) million in 1999. Cash used in operating activities were primarily due to net operating losses and increases in accounts receivable for 1998 and 1999 and increases in prepaid expenses for 1999. The sources of cash were primarily increases in accounts payable, accrued liabilities, accrued commissions and deferred revenue for 1998 and 1999. Net cash used in operating activities was $16.6 million for the six months ended June 30, 2000. Cash used in operating activities was primarily due to a net operating loss offset in part by the amortization of deferred stock based compensation.

     Net cash used in investing activities was $74,000 in 1997, $191,000 in 1998 and $2.9 million in 1999. Net cash used in investing activities consisted primarily of the purchase of capital equipment. The equipment we purchased was primarily for computer workstations used for product development, product demonstrations and customer support, facilities infrastructure and equipment required for hosting our services. We expect our capital equipment expenditures to increase in the normal course of our business and as we build out our network. Net cash used in investing activities was $10.2 million for the six months ended June 30, 2000 and consisted of the purchase of capital equipment and a loan made to our Chief Executive Officer.

     Net cash provided by financing activities was $3,000 in 1997, $7.1 million in 1998 and $21.9 million in 1999. Net cash provided by financing activities was $31.7 million for the six months ended June 30, 2000. Cash provided by financing activities consisted primarily of the proceeds from the issuance of preferred and common stock.

     We believe that our current cash balance combined with cash from operations not including the proceeds from this offering will be sufficient to satisfy our anticipated cash needs for working capital and capital expenditures for the rest of 2000 and, with the proceeds of this offering, will be sufficient for the next 12 months. If we do not complete this offering, we intend to fund our operations from existing cash, cash from operations and private financings. Our long-term capital requirements beyond 12 months are uncertain, and we may require additional funds to support our working capital requirements, or for other purposes, and may seek to raise these additional funds through public or private financings or from other sources. We may not be able to obtain adequate or favorable financing at that time. Any financing we obtain may dilute your ownership interests. We currently have no plans for any future equity financings.

     We currently intend to spend between $28.0 million and $34.0 million on sales and marketing and between $3.0 million and $8.0 million on capital expenditures and expenses associated with building the infrastructure for our worldwide network over the next six months. The actual amounts and timing of these expenditures and expenditures for other purposes will vary depending on a number of factors, including the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. In addition to using the proceeds from this offering, we currently intend to fund future expenses from our existing cash balances and cash generated from our operations.

     We may also use a portion of the net proceeds to acquire additional businesses, services, products or technologies that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal quarters of all fiscal years beginning after June 15, 2000. We will adopt the standard no later than the first quarter of fiscal year 2001 and we are in the process of determining the impact that adoption will have on our consolidated financial statements.

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition with, Respect to Certain Transactions, which is effective for us for transactions entered into beginning January 1, 2000. In December 1999, the Securities and Exchange Commission published Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. SAB 101 will be effective for us in the fourth quarter of 2000. We believe our revenue recognition practices comply with the applicable provisions of these recent publications.


     In March 2000, the Financial Accounting Standard Board issued FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). This interpretation provides guidance regarding the application of APB Opinion No. 25 to stock compensation involving employees. This interpretation is effective July 1, 2000 and is not expected to have a material effect on our consolidated financial statements for stock awards granted to date.


     In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF Issue No. 00-2, Accounting for Web Site Development Costs, which requires the following accounting for costs related to development of websites:

     - Costs incurred in the planning stage, regardless of whether the planning activities relate to software, should be expensed as incurred;

     - Costs incurred during the development of website applications and infrastructure involve requiring or developing hardware and software to operate the website, including graphics that affect the look and feel of the web page. All costs relating to software used to operate a website should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed (SFAS No.
       86);

     - Costs paid for website hosting services generally should be expensed over the period of benefit; and

     - Costs incurred in operating the website, including training, administration, maintenance, and other costs, should be expensed as incurred. However, costs incurred in the operation stage that involved providing additional functions or features to the website should be accounted for as new software. Such costs should be capitalized or expensed based on the requirements of SOP 98-1 or SFAS No. 86, as applicable.

     We will be required to adopt EITF No. 00-2 in fiscal quarters beginning after June 30, 2000, although earlier application is encouraged. To date, we have not incurred significant development costs covered by EITF No. 00-2, as all software developed internally has been offered under license to customers. Our policy of accounting for costs incurred to operate our website and hosted services will not be impacted by adoption of this pronouncement.

     In March 2000, the EITF published its consensus on EITF No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. We have historically treated our hosted services as service arrangements which is in accordance with the guidance contained in this pronouncement. Our hosting arrangements generally do not allow customers the contractual right to take possession of the software.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not use derivative financial instruments. We generally place our marketable security investments in high credit quality instruments, primarily U.S. Government obligations and corporate obligations with contractual maturities of less than one year. We do not expect any material loss from our marketable security investments and therefore believe that our potential interest rate exposure is not material.

                                    BUSINESS

OVERVIEW

     WebEx provides a global network and scalable platform for real-time, interactive multimedia communications services for websites. Our services meeting-enable the websites of our customers and distribution partners. These services allow end-users to conduct meetings and share software applications, documents, presentations and other content on the Internet using a standard web browser. Integrated telephony and web-based audio and video services are also available using standard devices such as telephones, computer web-cameras and microphones. End-users access these interactive services through the co-branded websites of our customers and distribution partners as well as at WebEx.com. Our services enable WebEx end-users to flexibly and spontaneously share content and applications with integrated audio and video in a seamless environment. We have designed our services to help our customers and distribution partners improve their productivity and efficiency, differentiate and distinguish their product and service offerings and enhance and diversify their revenues. Our customers include web-based companies and traditional companies seeking to meeting-enable their websites. Our distribution partners, who can integrate and resell our services with their offerings, include portals, those providing application services over the Web and communication service providers. As of June 30, 2000, we had signed agreements with more than 1,100 customers and more than 130 distribution partners.

     Our objective is to be the leading web-based interactive communications platform. To achieve our objective, we intend to expand our global network, increase our brand recognition and leverage our partnerships. We also intend to become a de facto standard for real-time, interactive multimedia communications through websites by continuing to enhance the capabilities, applicability and ease of use of our platform and services.

INDUSTRY BACKGROUND

     As today's extended enterprise of employees, customers, suppliers and partners becomes larger and more geographically dispersed, the world-wide-web has become a critical medium for conducting business globally. Forrester Research estimates that 93% of firms will conduct business on the Web by 2002 and that business-to-business electronic commerce will grow from $406 billion in 2000 to $2.7 trillion in 2004. The rapid and broad acceptance of the Web as a medium for business communications is enabling new opportunities to streamline complex business processes and to conduct transactions more efficiently. As a result, sophisticated web-enabled interactive communications have become increasingly necessary as companies seek to become more efficient and effective.

     To realize the benefits of the Web, many companies are increasingly deploying websites to enhance their business activities, and portals and online marketplaces have emerged to provide more efficient interactions among companies. The widespread adoption of the Web is leading to new operating services for websites, portals and online marketplaces to effectively deliver functionality and content and to efficiently conduct transactions. We believe, based on our observations of market trends and technical requirements, that corporate websites, portals, communications service providers and online marketplaces require a scalable, customizable multimedia communications services platform that transforms websites into interactive centers for business professionals to conduct business in real time.

     Recently, the Web has emerged as a new medium for business communications. International Data Corporation, or IDC, estimates that the worldwide market for web-based collaborative service and support will increase from approximately $14.5 billion in 1999 to approximately $42.8 billion in 2003. We believe, based on our experience and customer feedback, that existing web-based applications such as email, text chat, instant messaging and screen sharing are point solutions that do not address the need for interactive multimedia communications. In addition, stand-alone server-based web conferencing tools, training applications and presentation sharing tools address only a small portion of the real-time interactive communications needs of business professionals. We believe, based on our experience and customer feedback, that these tools do not support the needs of corporate websites, portals, communications service providers and on-line marketplaces to customize and integrate interactive communications services into their existing service offerings. The inherent limitations of these point solutions and tools can be addressed through an integrated distributed network and scalable platform that offers a comprehensive, flexible and customizable service architecture that can support a broad range of web applications across multiple web environments.

     Corporate websites, portals, communications service providers and on-line marketplaces can be enhanced with real-time, interactive multimedia communications services, offering spontaneous sharing of content and applications along with integrated audio and video. To meet the business needs of these websites, these services must be reliable, secure and scalable to enable a full range of real-time, two-way, multimedia interactions, including one-to-one, one-to-many and any-to-any. Additionally, these services must be easy to use and require a platform that enables access through any standard web browser. The architecture for this scalable platform would require a standards-based software foundation and communications infrastructure that is delivered as a service to websites, ensuring rapid integration, customization and deployment. While operating services for websites have emerged to address challenges such as distributing content or conducting transactions, we believe there is a fundamental need for a comprehensive and flexible platform that enables real-time, interactive communications services for a broad range of websites.

THE WEBEX INTERACTIVE COMMUNICATIONS SOLUTION

     We provide a global network and scalable platform for real-time, interactive multimedia communications services for websites. We have designed our services to enable flexible and spontaneous sharing of content and applications with integrated audio and video in a seamless environment. Our platform provides end-users with access to interactive multimedia communications services across a broad array of industries, business functions and applications on a secure and reliable basis. Our services are available to end-users through our customers' and distribution partners' websites on a co-branded basis as an extension to their web environments, as well as on our website, www.webex.com. End-users of our services include employees, customers, suppliers and distribution partners in the extended enterprise.

     We have designed our platform and services to help our customers and distribution partners to:

    IMPROVE PRODUCTIVITY AND EFFICIENCY

     Our services enable the easy sharing of information, knowledge and expertise through websites, thereby reducing the time it takes business professionals to act as well as increasing their productivity by allowing them to share documents and presentations in real-time. By making business professionals more productive and efficient, organizations are able to achieve their goals more quickly. Additionally, we believe, based on customer feedback and our experience using our services in our own business, that organizations are able to reduce the cost of interacting with their extended enterprise by using our services to improve communications capabilities. Examples of how our services enable our customers to increase productivity and generate cost savings include:

     - providing an effective medium for conducting interactive on-line sales and marketing meetings;

     - enabling real-time customer service and support;

     - enhancing relationships among members of the extended enterprise; and

     - reducing expenses for travel, communications and training.

    DIFFERENTIATE AND DISTINGUISH THEIR PRODUCT AND SERVICE OFFERINGS

     We provide our services to the websites of our customers and distribution partners on a co-branded basis. Offering our services on a co-branded basis allows our services to be accessed from our customers' and distribution partners' websites through web pages containing each customer's or distribution partner's standard website layout and appearance along with the WebEx logo. Our services enable our customers and distribution partners to distinguish themselves from their competitors and increase user loyalty by offering their end-users easy-to-use, real-time, interactive multimedia communications services. In addition, we believe that as end-users of our customers' and distribution partners' websites invite new users to participate in WebEx-enabled meetings at those websites, our customers and distribution partners can attract more visitors to their websites.

    ENHANCE AND DIVERSIFY REVENUES

     Our services can enhance our distribution partners' revenues by expanding the scope of their service offerings and increasing traffic and usage. We provide our distribution partners with opportunities for additional diversified revenues through revenue-sharing agreements for our services. For example, our distribution partners can add our pay-per-use meeting services to their existing websites. The pay-per-use service provides unlimited access to our services to be paid on a per use basis without the need for signing a subscription agreement. The end-user generally pays for this service through use of a credit card. The credit card information is entered as part of the on-line registration process for using the service. If an end-user uses our services through a distribution partner's website, we pay the partner a percentage of the revenue collected. The amount paid depends on the minimum amount of services the distribution partner commits to resell and the volume of business provided by the distribution partner. We typically retain 50% to 100% of the revenue generated from these services. We usually collect fees from the end users and pay a percentage of the fees collected to the distribution partner.

     The key characteristics of our platform and services that enable us to deliver the business benefits described above include:

    OPEN AND FLEXIBLE

     We have designed our platform to be open and flexible to efficiently support many combinations of interactive communications services. This enables our services to be integrated into a large number of websites and web applications that offer a variety of functionality. Moreover, our platform is standards-based and has been designed to enable rapid development and deployment of new services and applications.

    COMPREHENSIVE, INTEGRATED FUNCTIONALITY

     Our platform seamlessly integrates data, audio and video into a unified interface so that all services are viewed from a single window. We believe this provides a comprehensive and fluid experience for end-users. Our platform also enables our services to be added to a customer's or distribution partner's website quickly and easily with little development and administrative effort. Specifically, adding our services to a customer's or distribution partner's website only requires creating a link from that website to our services and configuring a page with the appearance of the customer website through which the end-user can access our services. Our data services enable efficient real-time sharing of information including presentations, documents, simple and complex applications and web content. Our audio services provide teleconferencing and audio communications over the Internet, or voice-over-IP, conferencing, for comprehensive interactive audio communications capabilities. Our video services allow for transmission of live video using a standard web-camera and reception of that video using a standard web browser. We also provide branding services to match the look and feel of each website for effective integration and rapid deployment of our services.

    EASY AND SPONTANEOUS INTERACTIVITY

     Within a WebEx meeting, any participant can share information spontaneously with others. Files and applications accessible on the user's desktop or on the Web can be opened and shared at any point in real time during a WebEx meeting -- there is no need to upload predetermined files prior to a meeting. Additionally, the meeting host can give any participant the capability to control and modify the information being shared. This provides for a fluid environment for conducting meetings remotely.

    SCALABILITY, RELIABILITY AND SECURITY

     We have designed our globally distributed network platform to support millions of concurrent meetings with the number of participants in each meeting ranging from two to several thousand. We have limited experience conducting large numbers of meetings at the same site. Our platform is designed to facilitate one-to-one, one-to-many or any-to-any interactions. This scalability allows organizations to increase the volume and frequency of their interactive communications without compromising the fluid environment. Our network platform provides multiple levels of redundancy and allocates capacity among multiple servers. This enables us to provide reliable communications services for our customers and distribution partners. Our services allow customers to monitor and exclude any users from a meeting, encrypt data that is being shared and work with existing firewalls. Similar to telephone conversations, information passes through our secure services in real time and is not stored on our platform. These measures are designed to ensure data integrity and security of the information shared through our interactive communications services for websites.

THE WEBEX STRATEGY

     Our mission is to be the leading web-based interactive communications platform. To pursue this strategy, we intend to:

    BECOME A DE FACTO STANDARD FOR REAL-TIME, INTERACTIVE MULTIMEDIA COMMUNICATIONS FOR WEBSITES

     We intend to establish the WebEx platform as the standard for real-time, interactive multimedia communications services for websites. We have designed our platform to be open, modular, easy-to-use and broadly applicable to many different industries and business functions. We intend to enhance and expand the capabilities of our platform to deliver compelling new services to facilitate broad acceptance of our platform. Our strategy also involves attracting third-party web developers to build products and services on our platform. We believe that ongoing technological innovation will be critical to realizing our objective and maintaining and enhancing our competitive advantage. As a result, we expect to continue to invest significantly in research and development.

    EXTEND THE DEPLOYMENT OF OUR GLOBAL NETWORK

     We seek to provide real-time, interactive multimedia communications services for websites with ease of access, ease of use and reliability levels that approach those of the public telephone network. To provide this level of service, we plan to deploy our current network more broadly to increase the overall performance, availability, scalability and cost-effectiveness of our platform and services. Our network expansion will include obtaining additional capacity, expanding existing hubs in the United States, Asia and Europe, and building new regional hubs in Australia as well as in additional locations in the United States, Asia and Europe. Our hubs are groups of servers running our technology that are located at WebEx facilities or at third party co-location facilities. We believe that adding bandwidth and hubs is significant in allowing us to enhance the capacity, performance and reliability of our services.

    INCREASE BRAND RECOGNITION

     Our objective is to make the WebEx brand synonymous with meeting-enabling the Web through on-line multimedia meetings that are powerful and easy-to-use. We are promoting our services and intend to increase brand awareness through marketing strategies that involve the use of on-line and off-line advertising, as well as prominent participation in trade shows, industry conferences and other events. We also intend to expand our co-branding relationships with portals, web application providers and communications service providers that offer our services through joint marketing and revenue-sharing arrangements.

    EXPAND AND LEVERAGE DISTRIBUTION


     We intend to expand and establish new distribution relationships with portals, web application providers, communications service providers, on-line marketplaces, system integrators and application service providers to reach new customers and end-users to rapidly increase the use of our WebEx platform and services. We believe expanding relationships with recognized industry leaders in our target markets brings us a higher level of understanding of the specific needs of that market, as well as credibility and visibility with potential new customers. To date, we have generated less than 10% of our revenue from our distribution partners, which revenue consisted of initial set-up fees and service fees. For the six months ended June 30, 2000, these initial set-up fees and service fees each accounted for approximately 3% of our revenue. Although payments from these relationships have increased to date, we cannot project the amount of payments and revenue we will derive from these relationships in the future. Our distribution agreements typically have a term of one year and are automatically renewed unless either party provides 30 days prior written notice of termination. Under these agreements, we host and maintain a co-branded site offering the services and the distribution partner provides a link to the co-branded site from its website. Under these agreements, the amount of revenue we receive depends on the minimum amount of our services the distribution partner is committed to resell and the volume of business generated. Our distribution partners are obligated to include our services in their offering during the term of the agreement.

OUR SERVICES AND TECHNOLOGY ARCHITECTURE

     We have designed and developed our technology architecture to satisfy the interactive communications requirements of a broad range of websites. Our architecture consists of three tiers: WebEx Interactive Services, WebEx Interactive Platform and WebEx Interactive Network.

                      [WEBEX INTERACTIVE SERVICES GRAPHIC]

   WEBEX INTERACTIVE SERVICES


     WebEx Interactive Services provide co-branded services that can be customized easily for websites. To offer our service, a third party only needs to provide the links from its website. These interactive services provide a broad range of comprehensive features that build on the real-time functionality and capabilities of the WebEx Interactive Platform and WebEx Interactive Network. We currently provide the following five services: WebEX Meeting Center, WebEx Business Exchange, WebEx OnCall, WebEx Shopping-Together and WebEx OnStage. For the six months ended June 30, 2000, sales of WebEx Meeting Center accounted for more than 90% of our revenue and the remainder of our revenue was derived from our other four services, each of which accounted for less than 2% of our revenue for that period.


     WEBEX MEETING CENTER. The WebEx Meeting Center integrates data, audio and video to provide an on-line meeting environment where end-users can communicate, share applications, documents, presentations and other content in real-time as if they were physically in the same meeting. To attend a WebEx meeting and experience the full benefits of the WebEx Meeting Center, an end-user only needs to have a personal computer with a standard web browser and an Internet connection, a telephone and a video camera, if video is desired. The WebEx Meeting Center can be fully integrated into our customers' and distribution partners' websites, allowing end-users to participate in meetings anywhere, at any time, from any web browser and telephone. Telephone calls, and web-based audio and video services can also be controlled within a WebEx meeting using standard devices such as telephones, computer web-cameras and microphones. Personnel throughout an extended enterprise, including sales, marketing, training, customer service, engineering and business development personnel, can benefit from the WebEx Meeting Center. WebEx Meeting Center features include:

     - Application Sharing: enables participants to run any software application on their desktop and have others view and optionally control the application.

     - Presentation Sharing: allows any meeting participant to spontaneously share presentations without uploading the file to a server.

     - Document Sharing: allows meeting attendees to jointly view any document or graphic independent of the software application.

     - Web Co-Browsing: allows all participants to navigate the Web together at the same time. Web page annotation and form-filling are supported.

     - Desktop Remote Control: allows the control of any user's system remotely by another meeting participant (once permission is explicitly granted by the user).

     - File Transfer: enables instant file transfer to all participants within a meeting.

     - Polling: enables instant feedback from attendees.

     - Live Chat: allows participants to chat publicly and privately.

     - Record and Playback: allows the recording of meetings for later playback.

     - Live Video: supports simple, low-cost desktop video camera, enabling videoconferencing through a standard web browser.

     - Comprehensive Browser-Controlled Teleconferencing: hosts can allow any attendee to participate in a teleconference by calling into the meeting or having the service call out to the attendee.

     WEBEX BUSINESS EXCHANGE. The WebEx Business Exchange incorporates WebEx meeting and office functionality in a seamless "virtual outer office" environment, thus enabling comprehensive, synchronous and asynchronous interaction between business professionals. The WebEx Business Exchange is a multi-tiered service that is available through our customers' and distribution partners' websites and can be offered with limited capabilities for free, or with full functionality on a pay-per-use or subscription basis, depending on the needs of the end-user. Our own website, www.webex.com, is a fully-enabled example of the WebEx Business Exchange.

     The WebEx Business Exchange allows business professionals to establish their own office homepage and promote their meeting-enabled businesses to other members of their web community. WebEx Business Exchange also enables business professionals to more easily organize their real-time on-line meetings and to better manage off-line communications with their business associates. Office owners can create multi-category, multi-level directories to allow potential business associates to easily find the appropriate business professional to help them with their inquiry.

     WebEx Business Exchange includes these key features:


     - Meeting Capabilities: allows each office owner to conduct on-line meetings using the WebEx Meeting Center.


     - Personal Web Page: allows each office owner to easily publish his or her office hours and business information through a directory.

     - Business Directory: allows a customer or partner to customize a unique, searchable business directory of offices on their websites.

     - Meeting Calendar: allows an office owner to maintain a public/private calendar where visitors can request and schedule meetings.

     - Address Book: allows an office owner to maintain contact information of meeting participants.

     - Message Notification: allows an office visitor to leave a message for the office owner.

     - Public and Private Folders: allows an office owner to share information with office visitors.

     WEBEX ONCALL. This service is primarily used by customer service organizations and can be an extension of customer care websites. WebEx OnCall enables our customers to enhance the effectiveness of traditional telephone-based customer support by allowing their service agents to support end-users through the web browser, with no requirement for preinstalled software on either computer. The service incorporates a custom user interface to simplify support interactions for both the support agent and the end-user. The service includes the following features:

     - View Customer Problem: allows a service agent to view any application running on the end-user's computer.

     - Fix Customer Problem: allows a service agent, with end-user permission, to remotely fix software problems or train the end-user how to use specific features.

     - Download Updates and Patches: allows software fixes to be downloaded onto the end-user's computer.

     - Upload Files from Customer System: allows end-users to move specific files from their computers to a service agent's system for diagnosis.

     WEBEX SHOPPING-TOGETHER. This service is designed for retailing websites to enable on-line shoppers to co-browse and shop together. This service promotes a social shopping experience on-line, increasing the likelihood of on-line shoppers purchasing goods and services at the customer's website. The features of the service include:

     - Browse Together: allows either party to lead the other in browsing web pages;

     - Fill Order Forms Together: allows interactive web form completion; and

     - Annotating over Web Pages: allows either party to annotate any web page.


     WEBEX ONSTAGE. WebEx OnStage offers business managers and executives a professionally-managed web conferencing service for communications events such as press briefings, product announcements and marketing events. The service combines WebEx's interactive meeting capabilities with planning, training, logistics management and real-time support services to provide a comprehensive service that minimizes the customer effort involved in hosting a web seminar. The customer is assigned a dedicated OnStage presentation coordinator, who performs the following services:


     - coaching the customer(s) on effective presentation techniques;

     - setting up and maintaining an on-line attendee invitation and registration system;

     - training the customer(s) on the use of WebEx OnStage features and functionality;

     - conducting web seminar rehearsals for the customer(s);

     - providing on-line support during the event;

     - recording the event for future playback; and

     - consolidating event reports.

    WEBEX INTERACTIVE PLATFORM

     The WebEx Interactive Platform is a software architecture that is designed to provide high reliability, accommodate variable levels of traffic and activity and offer comprehensive functionality. The WebEx Interactive Platform enables the rapid development, by WebEx or third party developers, of interactive services that can be easily integrated into any website or web application using a set of standards-based application programming interfaces, or APIs. These interactive services can be deployed over multiple servers and locations, enabling each group of servers to quickly accommodate a large number of meetings. The core functionality of the WebEx Interactive Platform is provided by the following service managers:

     MEETING MANAGER: provides reliable, real-time data delivery to all participants, and includes full data sharing functionality for documents, presentations, applications and web content, as well as live video. The meeting manager is compatible with existing firewalls.

     OFFICE MANAGER: provides personal offices for each registered user and tools for organizing WebEx meetings and promoting the office holder's business.

     SESSION MANAGER: provides browser-based sessions without manual software installation, and manages meeting scheduling, security and encryption.

     TELEPHONY MANAGER: supports public switched telephone network or voice-over-IP communications within browser-based interactions.

     The WebEx Interactive Platform is standards-based software. Standards supported by the WebEx Interactive Platform include:

     - T.120: a suite of networking protocol standards for real-time multi-point data communications;

     - H.323: a standard for audio and video communications;

     - SSL: a standard that provides high-level of security for data transmission;

     - LDAP: a standard directory access protocol; and

     - XML: a standard that provides high-level APIs for access to underlying WIP functionality.

     We have extended the capabilities of T.120 and H.323 by creating an HTTP-tunneling protocol that delivers the rich data carried by these protocols using a standard web browser.

    WEBEX INTERACTIVE NETWORK

     The WebEx Interactive Network is a globally distributed network that is designed to deliver dependable, real-time communications services to our customers' and distribution partners' websites by routing their end-users' sessions through the nearest WebEx hub. The WebEx Interactive Network includes:

     - high capacity Internet connections for high speed connectivity and redundancy;

     - more than 120 WebEx servers in six data centers across the U.S., Europe and Asia, in our own domestic and international facilities and at third-party co-location facilities;

     - our network operations center, located in California, where we monitor the WebEx Interactive Network 24 hours a day, seven days a week;

     - the ability to dynamically add capacity at any facility, enabling each WebEx server cluster to scale up to meet changes in user demand;

     - back-up power provisions and earthquake resistant facilities;

     - network management software to minimize technical issues; and

     - sophisticated diagnostic software for troubleshooting and rapid problem resolution.

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

CUSTOMERS AND DISTRIBUTION PARTNERS

     We sell our services directly to our customers and indirectly through our distribution partners. In 1999 and the six months ended June 30, 2000, we derived more than 90% of our revenue from direct sales to customers. We offer our services on a monthly subscription basis to our customers and on a revenue sharing or pay-per-use basis through our distribution partners. Revenue generated to date from distribution partners has consisted primarily of a portion of payments received for initial set-up fees. Our customers purchase and use our services themselves while our distribution partners integrate and resell our services with their offerings. Some of our distribution partners also use our services themselves. In 1999, Baan Company N.V. accounted for approximately 16% of our revenue.


     As of June 30, 2000, we had entered into agreements with over 130 distribution partners, including portals, web application providers and communications service providers. To date, we have generated less than 10% of our revenue from these relationships. We meeting-enable the websites of portals who can then make our services available to their end-users. Web application providers have agreements to resell our services to end-users by integrating our services into their product or service offerings. Communications service providers have agreements to resell our services as part of their teleconferencing and videoconferencing services. Our distribution agreements typically have a term of one year and are automatically renewed unless either party terminates the agreement with 30 days prior written notice. Under these agreements, we host and maintain a co-branded site offering the services and the distribution partner provides a link to the co-branded site from its website. Under these agreements, the amount of revenue we receive depends on the level of commitment and volume of business generated under the agreement. Our distribution partners are generally obligated to include our services in their offering during the term of the agreement.


     As of June 30, 2000, we had subscription agreements with over 1,100 customers. The following is a representative list of our customers who have signed up for a minimum 15 concurrent user license and have entered into agreements with a minimum 12-month duration. Relative to our entire customer base, these customers represent small, medium and large customers based on revenue. Each of these customers accounted for between less than 0.5% to approximately 2% of our revenue and collectively accounted for less than 10% of our revenue, for the six months ended June 30, 2000.

                                    CUSTOMERS
----------------------------------------------------------------------------------
ABN AMRO                            Juniper Networks        Portal Software
Computer Sciences                   Lawson Software         Ricoh
Eaton Systems                       Legato Systems          Saba Software
Extreme Networks                    Mercury Interactive     TIBCO Software
First Tennessee Bank                Network Appliance       W.R. Hambrecht & Co.
Hoover's Online                     Open Market             Zilog
Interwoven                          Oracle

     The following is a representative list of companies with whom we have distribution agreements from each of the industry categories in which we seek to establish these relationships:

                           DISTRIBUTION PARTNERS
----------------------------------------------------------------------------
                              WEB APPLICATION        COMMUNICATIONS SERVICE
        PORTALS                  PROVIDERS                 PROVIDERS
------------------------  ------------------------  ------------------------
Adobe                     Corio                     Conference Call Service
buzzsaw.com               Extensity                 Deutsche Telekom
Compaq                    Encanto                   Global Crossing
eWork Exchange            Plumtree                  Premiere Conferencing
Mall.com                  Portera
Quicken.com               Sales Logix
Sales.com                 TIBCO Software
Yellowpages.com           Yahoo!

     The following case studies illustrate how our customers in different industries have used our WebEx services. To date we have generated less than 5% of our revenue from these customers.

     JUNIPER NETWORKS. Juniper Networks is a provider of Internet infrastructure solutions that enable Internet service providers and other telecommunications service providers to meet the demands resulting from the rapid growth of the Internet. Juniper's rapidly growing business required solutions for reducing time to market for new products as well as facilitating customer acquisition and satisfaction. Juniper uses the WebEx Meeting Center service to provide on-line training, customer support and demonstrations of new products through their website. The standards-based security used by our service was an important factor in Juniper's decision to use our service because Juniper transmits sensitive product information through the service around the world.

     LAWSON SOFTWARE. Lawson Software offers web solutions for financial, human resources, procurement, supply chain and performance management. Lawson receives more than 15,000 calls each month from customers who need fast, efficient assistance using their software. With the WebEx OnCall service, Lawson's customer support specialists can simultaneously view their customers' screens as well as take control of the customer's application in real time to troubleshoot problems and explain how to avoid similar problems in the future. WebEx services enable Lawson to provide faster, more efficient problem identification and resolution, thereby increasing customer satisfaction and reducing support costs.

     TIBCO SOFTWARE. TIBCO Software is a leading provider of software solutions that enable businesses to integrate their internal operations, business partners and customer channels in real time. TIBCO's sales and marketing teams were seeking to leverage their website as a real-time meeting place to interact with customers on-line, communicate with partners and roll out new products faster. The WebEx Meeting Center service enables TIBCO to reach more prospects through on-line sales presentations and demonstrations while reducing travel time and expense. It will also enable TIBCO's remote engineering teams to work together on software development projects through TIBCO's website. In addition, TIBCO's training and support organizations have implemented virtual training classes and support services with WebEx.

     In addition, we have arrangements with distribution partners such as portals, web application providers and communications service providers. The following summaries are examples of our relationships with each of these types of distribution partners. To date we have generated insignificant revenue from these relationships.


     SALES.COM. Sales.com is a website that provides software and services designed to maximize the productivity of sales professionals. Sales.com was looking for a way to differentiate its offerings and enhance its revenues by providing interactive meeting and virtual office services to its users. As a WebEx distribution partner, Sales.com provides the WebEx Business Exchange service to its members, enabling them to schedule and conduct web-based sales meetings, presentations and demonstrations in their WebEx offices. Sales.com members use WebEx's document, presentation and application sharing features as well as website co-browsing features to enhance sales effectiveness and productivity through their WebEx offices. Sales.com members can also advertise their presence to other members by using the WebEx directory feature.


     YAHOO! Yahoo! Inc. is a global media company. Its Corporate Yahoo! Solution enables corporations to offer their employees a point of entry to corporate applications and services together with Yahoo! services such as stock portfolio tracking, search, instant messaging and message boards. To meet the real-time interaction and web-based meeting requirements of its corporate customers, Yahoo! plans to integrate and distribute WebEx Meeting Center services with its Corporate Yahoo! Solution. WebEx Meeting Center will enable corporate users to schedule and join WebEx meetings directly from their personalized Yahoo! entry point. In addition, Yahoo! Business Services intends to integrate WebEx Meeting Center services as part of their offering for corporate clients.

     DEUTSCHE TELEKOM. Deutsche Telekom, a leading European telecommunications and Internet service provider, has signed an agreement to distribute WebEx services in the German market. As part of this agreement, Deutsche Telekom will offer WebEx Meeting Center services through its audio conferencing and its multimedia business unit. WebEx is also working with Deutsche Telekom in a variety of development areas to create new interactive communication services for the German market. Additionally, Deutsche Telekom uses various co-branded WebEx Meeting Center services internally to conduct web-based meetings across geographically dispersed departments.

TECHNOLOGY ALLIANCES


     We seek to develop technology alliances with leading technology and service providers in areas complementary to our services, such as teleconferencing, videoconferencing, voice-over-IP and communications infrastructure providers. We believe these technology alliances allow us to integrate current and emerging technology into our service offerings. Our technology alliances include licensing agreements and in some instances co-branding and revenue-sharing agreements. To date, we have technology alliances with Lipstream (voice over IP), Net2Phone (enables audio transmissions between computers and telephones), TIBCO Software (information distribution) and Voyant (teleconferencing).


RESEARCH AND DEVELOPMENT

     The emerging market for interactive communications services for websites is characterized by rapid technological change, new product introductions and enhancements, evolving customer requirements and rapidly changing industry standards. We devote a substantial portion of our resources to developing and enhancing our network services and application platform, extending our global network, and conducting quality assurance testing.

     As of June 30, 2000, we had 62 employees engaged in research and development activities. Our research and development expenditures for 1997, 1998 and 1999 and the six months ended June 30, 1999 and 2000 were approximately $525,000, $1.4 million, $3.4 million and approximately $1.3 million and $4.4 million, respectively. We expect to continue to devote significant resources to research and development for the foreseeable future.

SALES AND MARKETING

     Our sales efforts target corporate websites, portals, web application providers, communications service providers and on-line marketplaces, primarily through direct sales channels and to a lesser extent through indirect sales channels. Direct sales are generated through our internal sales force, while indirect sales are generated through revenue-sharing agreements with our distribution partners. Our internal sales force uses our own WebEx services to maximize the effectiveness and efficiency of our direct sales channel. We plan to continue to invest and increase the size and geographical locations of both our direct and indirect sales channels on a global basis. We currently plan to establish sales channels in Australia, Europe and Asia as well as other locations in the United States. We currently intend to spend between $28.0 million and $34.0 million over the next six months on sales and marketing. We intend to fund these expenses from the proceeds of this offering, existing cash and cash from operations.

     Our marketing programs include customer needs assessment and market analysis, service and platform marketing, brand awareness, advertising, public relations and lead generation, and educating organizations in our target markets. We are promoting our services and intend to increase our brand awareness through marketing strategies that involve the extensive use of high profile on-line and off-line advertising, as well as prominent participation in trade shows, industry conferences and other events.

     As of June 30, 2000, 140 of our employees were engaged in sales and marketing activities.

COMPETITION

     The market for interactive communication services is rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future. Although we do not currently compete against any one entity with respect to all aspects of our services, we do compete with various companies and technologies in regards to specific elements of our services. For example, we compete with providers of traditional communications technologies such as teleconferencing and videoconferencing as well as applications software and tools companies, such as Centra Software, Evoke, Lotus (SameTime), Microsoft (NetMeeting) and Placeware.

     Many of our current or potential competitors have longer operating histories, significantly greater financial, technical and other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Competition could seriously harm our ability to sell services on terms favorable to us. Competitive pressures could reduce our market share or require us to reduce the price of our services, any of which could harm our business, financial condition and operating results.

     We believe that the principal competitive factors in our market include:

     - service functionality, quality and performance;

     - ease of use, reliability, scalability and security of services;

     - establishing a significant base of customers and distribution partners;

     - ability to introduce new services to the market in a timely manner;

     - customer service and support;

     - attracting third-party web developers; and

     - pricing.

     Although we believe our services compete favorably with respect to each of these factors, the market for our services is new and rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with greater resources.

INTELLECTUAL PROPERTY

     The status of United States patent protection in the Internet industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents. We currently have two issued patents in the areas of document annotation and optimizing data transfer and eight patent applications pending in the United States, and we may seek additional patents in the future. We do not know if our patent applications or any future patent application will result in a patent being issued with the scope of the claims we seek, if at all, or whether any patents we have or may receive will be challenged or invalidated. It is difficult to monitor unauthorized use of technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States, and our competitors may independently develop technology similar to ours. We will continue to assess appropriate occasions for seeking patent and other intellectual property protections for those aspects of our technology that we believe constitute innovations providing significant competitive advantages. The pending and any future applications may not result in the issuance of valid patents.

     Our success depends in part upon our rights in proprietary technology. We rely on a combination of copyright, trade secret, trademark and contractual protection to establish and protect our proprietary rights, and we enter into confidentiality agreements with those of our employees and consultants involved in the development of our services. We routinely require our employees, customers and potential business distribution partners to enter into confidentiality and nondisclosure agreements before we will disclose any sensitive aspects of our services, technology or business plans. In addition, we require employees to agree to surrender to us any proprietary information, inventions or other intellectual property they generate or come to possess while employed by us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology. These precautions may not prevent misappropriation or infringement of our intellectual property.

     Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties may assert infringement claims against us. Although we have not received notice of any alleged infringement, our services may infringe issued patents that relate to our services. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, we may be unaware of filed applications which relate to our services. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business. This litigation could also require us to develop non-infringing technology or enter into royalty or license agreements. These royalty or license agreements, if required, may not be available on acceptable terms, if at all. Our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis would harm our business.

EMPLOYEES

     As of June 30, 2000, we had 293 full-time employees, including 62 in research and development, 140 in sales and marketing, 59 in set-up, support and training, and 32 in general and administrative. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceeding. We may be subject to various claims and legal actions arising in the ordinary course of business.

FACILITIES

     Our corporate headquarters are located in San Jose, California, where we occupy approximately 40,320 square feet under a lease expiring in September 2004. We also have additional leases for approximately 86,000 square feet of office space in San Jose, California. These leases expire in September 2004 and February 2008. We may need to obtain additional office space if we hire additional personnel.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our directors, executive officers and key employees and their ages as of June 30, 2000 are as follows:

                   NAME                      AGE                      POSITION
                   ----                      ---                      --------
Subrah S. Iyar.............................  43    Chairman, Chief Executive Officer
Min Zhu....................................  51    President, Chief Technical Officer and Director
Craig Klosterman...........................  46    Chief Financial Officer
David Farrington...........................  43    Vice President, General Counsel & Secretary
Leo Jolicoeur..............................  42    Vice President, Product Marketing
Michael LeBlond............................  49    Vice President, Telecom Business
Steven Li..................................  30    Vice President, Engineering
Jim Moise..................................  45    Vice President, Installed Base Business
Glenn Reinus...............................  46    Vice President, Worldwide Sales
Praful Shah................................  44    Vice President, Strategic Relations
Stewart Sonnenfeldt........................  37    Vice President, Corporate Development
David Thompson.............................  39    Vice President, Marketing
Jan Baan(1)(2).............................  54    Director
Somshankar Das(1)(2).......................  50    Director
Vivek Ranadive.............................  41    Director
Scott Sandell(1)(2)........................  35    Director
Phillip White..............................  57    Director

---------------
(1) Member of compensation committee.

(2) Member of audit committee.

     SUBRAH S. IYAR is a co-founder of WebEx and has served as its Chairman and Chief Executive Officer since January 1997. Prior to founding WebEx, Mr. Iyar served as the Vice President and General Manager of the Northern California Internet Business division of Quarterdeck Corporation, a software company, from October 1995 until November 1996. From February 1983 to 1995, Mr. Iyar held several senior positions in Business Development, Marketing and Sales management at Apple Computer, Inc., a computer hardware company, and Intel Corporation, a semiconductor company. Mr. Iyar holds a B.S. in Electrical Engineering from the Indian Institute of Technology and an M.S. in Computer Engineering from the University of Southwestern Louisiana.

     MIN ZHU is a co-founder of WebEx and has served as its President and Chief Technical Officer since February 1997. Prior to founding WebEx, Mr. Zhu co-founded Future Labs, a real-time collaboration software company, in 1991, which was subsequently sold to Quarterdeck in 1996. Mr. Zhu holds an M.S. in Engineering Economics Systems from Stanford University.

     CRAIG KLOSTERMAN has served as the Chief Financial Officer of WebEx since February 2000. From August 1998 through November 1999, Mr. Klosterman served as the Chief Financial Officer and Senior Vice President of Finance and Administration for Informatica. From February 1993 to August 1998, Mr. Klosterman worked at Lumisys, a medical imaging appliances company, and held a variety of positions including Chief Operating Officer, Chief Financial Officer and Executive Vice President. Mr. Klosterman currently serves on the board of directors of Lumisys, a publicly traded company. Mr. Klosterman holds a B.S. in mechanical engineering from the University of Wisconsin and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania.

     DAVID FARRINGTON has served as Vice President, General Counsel and Secretary of WebEx since March 2000. Prior to joining WebEx, Mr. Farrington was a partner at the law firm of Skjerven, Morrill, Macpherson, Franklin & Friel, LLP, in San Jose, California. From 1989 through January 1998,

Mr. Farrington held a number of senior positions at Apple Computer, Inc., including Associate General Counsel in charge of legal support for Apple's Worldwide Sales and Marketing organization and Director of Apple's Technology Law Group. Mr. Farrington received a J.D. from Hastings College of the Law in San Francisco and holds a B.A. from the University of California, Santa Cruz.

     LEO JOLICOEUR has served as Vice President, Product Marketing of WebEx since March 2000. Prior to joining WebEx, Mr. Jolicoeur served as Vice President of Business Development at Third Voice from March 1999 to March 2000. From October 1995 to January 1999, Mr. Jolicoeur held several executive positions at Infoseek Corporation, a web portal, including Vice President of Online Services, Vice President of Product Management and Business Operations, and Vice President of Infoseek International. From 1987 to 1995, Mr. Jolicoeur served in several management positions within Apple Computer. Mr. Jolicoeur holds a B.S. degree in Finance and Computer Science from Boston College.


     MICHAEL LEBLOND has served as Vice President, Telecom Business of WebEx since November 1999. Mr. LeBlond served as Vice President Business Development for WebSentric, a data conferencing company, from January 1999 to June 1999. From December 1988 to December 1999, Mr. LeBlond held several senior positions in Business Development, Marketing and Sales Management at Sun Microsystems and Apple Computer including Director of Business Development in Apple's Corporate Development & Strategic Planning group. Mr. LeBlond holds an M.B.A. from the University of Denver.



     STEVEN LI has served as Vice President, Engineering of WebEx since October of 1997. Prior to joining WebEx, from July 1995 to September 1997, Mr. Li served as the Vice President of Engineering at Lyrehc Corp., an enterprise resource planning software and business-to-business e-commerce provider in Asia. From July 1994 to June 1995, Mr. Li served as a consultant to major high technology corporations in the Silicon Valley, including Oracle and Sun Microsystems. From October 1993 to June 1994, Mr. Li served as lead engineer for Future Labs, a real-time collaboration software company. Mr. Li holds a B.S. in Electrical Engineering from the University of Science and Technology of China and an M.S. in Electrical Engineering from the University of Hawaii.


     JIM MOISE, Vice President, Installed Base Business, has been with WebEx since October 1998. Prior to joining WebEx, Mr. Moise served as Vice President of WorldWide Sales and Marketing for Vision Solutions, an enterprise software company, from March 1997 to October 1998. From September 1994 to January 1997, Mr. Moise held several positions at Quarterdeck Corporation, most recently as President, Americas and Asia Pacific Sales and Operations. Mr. Moise holds a B.S. in Finance and Business Administration and an M.B.A. in Marketing and Entrepreneurial Management from the University of Southern California.

     GLENN REINUS, Vice President, Worldwide Sales, has been with WebEx since October 1998. Prior to joining WebEx, Mr. Reinus served as Vice President of Business Development of BackWeb Technologies, an automated knowledge distribution solutions company, from December 1996 to October 1998. From December 1995 to December 1996 Mr. Reinus served as Assistant General Manager for the Internet Business Unit and Senior Director of Business Development at Quarterdeck Corporation. Mr. Reinus holds a B.S. in Marketing and Business Administration from California State University, Northridge.

     PRAFUL SHAH has served as Vice President, Strategic Relations of WebEx since October 1997. Prior to joining WebEx, Mr. Shah held several positions and most recently served as the Senior Director of Marketing for the Internet Division, at Oracle Corporation, a software company, from June 1995 to October 1997. From July 1984 to May 1995, Mr. Shah held several marketing, product management and engineering positions at Tandem Computers Corporation. Mr. Shah holds a B.S. in Electrical Engineering from the Manipal Institute Of Technology in India and an M.S. in Computer Science from Pennsylvania State University.

     STEWART SONNENFELDT has served as Vice President, Corporate Development of WebEx since March 2000. Prior to joining WebEx, Mr. Sonnenfeldt served as a Director in Investment Banking at

Deutsche Banc Alex. Brown, an investment bank, from September 1992 to March 2000. Mr. Sonnenfeldt holds an M.B.A. from the MIT Sloan School of Management and a B.S. in Chemical Engineering from Tufts University.

     DAVID THOMPSON has served as Vice President, Marketing of WebEx since July 1998. Prior to joining WebEx, Mr. Thompson worked as a consultant to Microsoft Corporation helping with the launch of Internet Explorer 3.0 and ActiveX from August 1996 to August 1997. From September 1995 to August 1996, Mr. Thompson was Senior Product Manager for Web publishing products at Quarterdeck. From June 1993 to September 1995, Mr. Thompson served as Director of Marketing at StarNine, a web server software company. Mr. Thompson holds a B.A. in Humanities from Yale University.

     JAN BAAN has served as a director of WebEx since January 2000. Since December 1999, Mr. Baan has served as the Chairman and Chief Executive Officer of the Vanenburg Group B.V., a private limited liability company, whose main activities include providing venture capital funding for technology companies worldwide. Prior to joining the Vanenburg Capital Management I B.V., Mr. Baan founded Baan Company N.V., a publicly held enterprise applications software company, in 1978.

     SOMSHANKAR DAS has served as a director of WebEx since December 1999. Mr. Das has served as a partner with Walden International Investment Group, an investment firm, since June 1997. Prior to joining Walden International Investment Group, Mr. Das served as Director for Worldwide Business Development at VLSI Technology, Inc., a semiconductor company, from July 1985 to May 1997. Mr. Das holds an M.S. in Physics and Mathematics and an M.B.A. from Stanford University.

     VIVEK RANADIVE has served as a director of WebEx since June 2000. Mr. Ranadive has been the President, Chief Executive Officer and Chairman of the Board of TIBCO Software, Inc., a software company, since its inception in January 1997. From 1985 to 1997, Mr. Ranadive served as the Chairman and CEO of Teknekron Software Systems, Inc., a software company. Mr. Ranadive holds a B.S. in Electrical Engineering and Computer Science and an M.S. in Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University.

     SCOTT SANDELL has served as a director of WebEx since December 1999. Mr. Sandell has been a partner at New Enterprise Associates, an investment firm, since 1999 and originally joined New Enterprise Associates in 1996. Prior to this, Mr. Sandell served as a product manager for Windows at Microsoft Corporation. Mr. Sandell holds a B.A. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University. Mr. Sandell currently serves on the board of directors of Mission Critical Software Inc., a publicly traded company, as well as several private companies.

     PHILLIP WHITE has served as a director of WebEx since December 1999. Mr. White has served as the President of Marketing Consultants, a consulting firm, since August 1997. From January 1989 to August 1997, Mr. White was the Chief Executive Officer of Informix Software, Inc., a provider of innovative database products. Mr. White holds a B.A. in Business from Illinois Wesleyan University and an M.B.A. from Illinois State University. Mr. White currently serves on the board of directors of Legato Systems Inc., Adaptec Inc. and TIBCO Software Inc., which are publicly traded companies, as well as several private companies.

     There are no family relationships among any of our directors or executive officers.

BOARD COMPOSITION

     Our bylaws currently provide for a board of directors consisting of seven members. The holders of our Series A and B preferred stock have the right to elect one director. The holders of our Series C preferred stock have the right to elect two directors and the holders of our common stock have the right to elect three directors. All other directors are elected by the holders of our common stock and preferred stock voting together. Jan Baan is currently the director elected by the holders of Series A and B preferred stock. Somshankar Das and Scott Sandell are currently the directors elected by the holders of Series C preferred stock. Subrah S. Iyar, Min Zhu and Phillip White are currently the directors elected by the holders of common stock. Vivek Ranadive is currently the director elected by the holders of common stock and preferred stock. These rights will terminate upon completion of this offering. Our certificate of incorporation to be effective upon completion of this offering provides for a classified board consisting of three classes of directors, each serving staggered three-year terms. This classification of the board of directors may delay or prevent a change in control of our company or in our management.

BOARD COMMITTEES

     Our board of directors has a compensation committee, a non-executive compensation committee and an audit committee.

     Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors and executive officers of WebEx and administering various incentive compensation and benefit plans. Our board of directors established executive compensation levels for 1999. Jan Baan, Somshankar Das and Scott Sandell are the current members of the compensation committee. Our non-executive compensation committee is responsible for decisions regarding salaries and incentive compensation for all non-executive employees and consultants of WebEx. Subrah S. Iyar, our Chief Executive Officer, is the current member of our non-executive compensation committee.

     Our audit committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. Jan Baan, Somshankar Das and Scott Sandell are the current members of the audit committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists, or has existed in the past, between the board of directors or compensation committee and the board of directors or compensation committee of any other company.

BOARD COMPENSATION

     Except for the grant of stock options, we do not currently compensate our directors for their services as directors. Directors who are employees of WebEx are eligible to participate in our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Directors who are not employees of WebEx are eligible to participate in our 1998 Stock Plan and our 2000 Stock Incentive Plan.

     Our standard policy has been to grant each individual who first becomes a non-employee director options to purchase 50,000 shares of common stock under our 1998 Stock Plan. In 1999, we granted nonstatutory stock options to purchase an aggregate of 270,000 shares of our common stock at an exercise price of $0.35 per share to Phillip White, who also provided consulting services to us. In March 2000, we granted Mr. White nonstatutory stock options to purchase 20,000 shares of our common stock at an exercise price of $1.50 per share. In March 2000, we granted nonstatutory stock options to Jan Baan and Somshankar Das to purchase 50,000 shares of our common stock at an exercise price of $1.50 per share. We also granted nonstatutory stock options to Scott Sandell to purchase 60,000 shares of our common stock at an exercise price of $1.50 per share. In April 2000, we granted nonstatutory stock options to Vivek Ranadive to purchase 60,000 shares of our common stock at an exercise price of $10.00 per share.

     We also reimburse each member of our board of directors who is not an employee of WebEx for out-of-pocket expenses incurred in connection with attending board meetings.

EXECUTIVE COMPENSATION

     The following table provides summary information concerning compensation earned by or paid to our Chief Executive Officer and to our President and Chief Technical Officer, our two executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to WebEx during 1999. These individuals are referred to as the "named executive officers." Other than the salary and bonus described below, WebEx did not pay any named executive officer in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of that executive officer's salary and bonus during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL
                NAME AND PRINCIPAL POSITION                   COMPENSATION
                ---------------------------                   ------------
Subrah S. Iyar..............................................    $180,000
  Chairman and Chief Executive Officer
Min Zhu.....................................................    $127,500
  President and Chief Technical Officer

     We did not grant any options to Mr. Iyar or Mr. Zhu prior to December 31, 1999 and neither Mr. Iyar nor Mr. Zhu received a bonus or other long-term compensation in 1999.

1998 STOCK PLAN

     Our 1998 Stock Plan was adopted by our board of directors in February 1998. Our 1998 Stock Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code to employees and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors and consultants. A total of 11,400,000 shares of common stock have been reserved for issuance under our 1998 Stock Plan as of June 30, 2000.

     Our compensation committee and our non-insider option committee administer our 1998 Stock Plan. Our compensation committee consists of at least two directors who are "non-employee directors," as defined in Rule 16b-3. The board of directors may amend our 1998 Stock Plan as desired without further action by WebEx's stockholders except as required by applicable law. Our 1998 Stock Plan will continue in effect until terminated by the board or for a term of 10 years from its amendment and restatement date, whichever is earlier.

     The consideration for each award under our 1998 Stock Plan will be established by the compensation committee, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the compensation committee may determine. However, each incentive stock option must expire within a period of not more than 10 years from the date of grant.

     Generally, options granted under the 1998 Stock Plan vest over four years and are nontransferable other than by will or the laws of descent and distribution. In the event of specified changes in control of WebEx, the acquiring or successor corporation may assume or substitute for options outstanding under the 1998 Stock Plan, or these options will terminate. Some options granted to our executive officers provide for partial acceleration upon a change in control of WebEx. As of June 30, 2000,

     - 6,707,488 shares of common stock have been issued upon the exercise of options; and

     - 670,819 shares were available for future awards.

2000 STOCK INCENTIVE PLAN

     The 2000 Stock Incentive Plan was adopted by our board of directors on March 29, 2000 and by our stockholders on June 17, 2000. The 2000 Stock Incentive Plan will be administered by our compensation committee. The 2000 Stock Incentive Plan provides for the direct award or sale of shares of common stock and for the grant of options to purchase shares of common stock. The 2000 Stock Incentive Plan provides for the grant of incentive stock options as defined in Section 422 of the Internal Revenue Code and the grant of nonstatutory stock options and stock purchase rights to employees, non-employee directors, advisors and consultants.

     9,000,000 shares of common stock have been authorized for issuance under the 2000 Stock Incentive Plan. However, in no event may one participant in the 2000 Stock Incentive Plan receive option grants or direct stock issuances for more than 1,000,000 shares in the aggregate per fiscal year. The number of shares reserved for issuance under the 2000 Stock Incentive Plan will be increased on the first day of each of our fiscal years from 2001 through 2010 by the lesser of:

     - 5,500,000 shares;

     - 8% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

     - the number of shares determined by the board of directors.

     The 2000 Stock Incentive Plan will have the following program features:

     - Qualified employees will be eligible for the grant of incentive stock options to purchase shares of common stock;

     - Qualified non-employee directors will be eligible to receive automatic option grants to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the date of grant;

     - The compensation committee will determine the exercise price of options or the purchase price of stock purchase rights, but in no event will the option price for incentive stock options be less than 100% of the fair market value of the stock on the date of grant; and

     - The exercise price or purchase price may, at the discretion of the compensation committee, be paid in, among other things, cash, cash equivalents, full-recourse promissory notes, past services or future services.

     The 2000 Stock Incentive Plan will include change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances. The committee may grant options or stock purchase rights in which all or some of the shares shall become vested in the event of a change in control of the company. Change in control is defined under the 2000 Stock Incentive Plan as:

     - a change in the composition of the board of directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either:

       - had been directors of the company 24 months prior to the change; or

       - were elected, or nominated for election, to the board with the affirmative votes of at least a majority of the directors who had been directors 24 months prior to the change and who were still in office at the time of the election or nomination; or

     - an acquisition or aggregation of securities by a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, as a result of which the person becomes the beneficial owner of fifty percent or more of the voting power of WebEx's outstanding securities.

     The board of directors will be able to amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will terminate no later than March 29, 2010.

2000 EMPLOYEE STOCK PURCHASE PLAN

     The board of directors adopted our 2000 Employee Stock Purchase Plan on March 29, 2000, to be effective upon completion of this offering. Our stockholders approved the plan on June 17, 2000. A total of 2,000,000 shares of common stock have been reserved for issuance under our employee stock purchase plan. The number of shares reserved for issuance under the 2000 Employee Stock Purchase Plan will be increased on the first day of each of our fiscal years from 2001 through 2010 by the lesser of:

     - 1,500,000 shares;

     - 2% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

     - the number of shares determined by the board of directors.

     Our 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors of WebEx but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for more than 20 hours per week and for at least five months in any calendar year. Our 2000 Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation.

     The 2000 Employee Stock Purchase Plan will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on May 1st and November 1st of each year. The board of directors will establish participation periods for our 2000 Employee Stock Purchase Plan, none of which will exceed six months. During each participation period, payroll deductions will accumulate, without interest. On the purchase dates set by the board of directors for each participation period, accumulated payroll deductions will be used to purchase common stock. The initial offering period is expected to commence on the date of this offering and end on October 31, 2002. The initial purchase period is expected to begin on the date of this offering and end on October 31, 2000.

     The purchase price will be equal to 85% of the fair market value per share of common stock on either the first day of the participation period or on the purchase date, whichever is less. Employees may withdraw their accumulated payroll deductions at any time. Participation in our 2000 Employee Stock Purchase Plan ends automatically on termination of employment with WebEx. Immediately prior to the effective time of a corporate reorganization, the participation period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the 2000 Employee Stock Purchase Plan is assumed by the surviving corporation or its parent corporation pursuant to the plan of merger or consolidation.

401(k) PLAN

     We have established a tax-qualified employee savings and retirement plan for which WebEx's employees will generally be eligible. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the 401(k) Plan. To date, WebEx has made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by WebEx, if any, will be deductible by WebEx when made.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     In August 1998, we entered into formal employment agreements with Subrah S. Iyar, our Chief Executive Officer, and Min Zhu, our President and Chief Technical Officer.

     Under these agreements, Messrs. Iyar and Zhu are each entitled to an initial annual salary of $180,000 and bonuses tied to criteria established by our board of directors. In each agreement the initial term is two years. If Mr. Iyar or Mr. Zhu is terminated for reasons other than cause before the expiration of his employment agreement, we must pay the salary and medical, dental and vision benefits for the balance of the term of that employment agreement. These employment agreements also contain non-solicitation of customers and employees provisions. Also, the vesting of up to 75% of the options held Mr. Klosterman, and up to 100% of the options held by Mr. Reinus, may be accelerated upon, among other things, a change in control of WebEx.


LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation, to be effective upon completion of this offering limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemption; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We are entering into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our certificate of incorporation and bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though derivative litigation, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors or officers under these indemnification provisions.

     There is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following is a description of the transactions or series of transactions since the beginning of 1999 to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Our founders, Subrah S. Iyar and Min Zhu, purchased a total of 10 million shares of our common stock. Between May 1998 and March 2000, we issued and sold 15,917,627 shares of our preferred stock. Between May 1998 and August 1998, we issued and sold 1,144,474 shares of Series A preferred stock at a price of $1.125 per share. We issued and sold 4,598,383 shares of Series B preferred stock at a price of $1.265 per share in August 1998. Between June 1998 and January 2000, we issued and sold 8,121,325 shares of Series C preferred stock at a price of $3.00 per share. We issued and sold 2,053,445 shares of Series D preferred stock at a price of $12.50 per share on March 30, 2000. Upon completion of this offering, each share of Series A, Series B, Series C and Series D preferred stock will automatically convert into one share of common stock.

     The following table summarizes purchases, valued in excess of $60,000, of shares of our capital stock by our directors, executive officers and our 5% stockholders:

                                               SERIES B                                SERIES C                  SERIES D
                                 ------------------------------------   --------------------------------------   --------
                                                           VALUE OF                                 VALUE OF
                                               TOTAL      UNDERLYING                    TOTAL      UNDERLYING
                                              PURCHASE      COMMON                    PURCHASE       COMMON
                                  SHARES       PRICE       STOCK(4)       SHARES        PRICE       STOCK(4)      SHARES
                                 ---------   ----------   -----------   ----------   -----------   -----------   --------
DIRECTORS AND EXECUTIVE
 OFFICERS:
 Subrah S. Iyar................         --           --            --           --                                    --
 Min Zhu.......................         --           --            --           --                                    --
 Craig Klosterman..............                                                                                  200,000
5% STOCKHOLDERS:
 Vanenburg Capital Management I
   B.V.(1).....................  4,598,383   $5,816,955   $59,778,979    1,000,000   $ 3,000,000   $13,000,000   396,676
 Entities affiliated with New
   Enterprise Associates(2)....         --           --            --    2,326,667     6,980,001    30,246,671   142,334

                                      SERIES D
                                 -----------------------
                                               VALUE OF
                                   TOTAL      UNDERLYING
                                  PURCHASE      COMMON
                                   PRICE       STOCK(3)
                                 ----------   ----------
DIRECTORS AND EXECUTIVE
 OFFICERS:
 Subrah S. Iyar................
 Min Zhu.......................
 Craig Klosterman..............  $2,500,000   $2,600,000
5% STOCKHOLDERS:
 Vanenburg Capital Management I
   B.V.(1).....................   4,958,450    5,156,788
 Entities affiliated with New
   Enterprise Associates(2)....   1,779,175    1,850,342


-------------------------
(1) Jan Baan, one of our directors, is the Chairman and Chief Executive Officer of the Vanenburg Capital Management I B.V.

(2) Scott Sandell, one of our directors, is a partner at New Enterprise Associates.


(3) Based on $13.00 per share, the mid-point of the estimated initial public offering price range.


     The preferred stock described above was purchased at the same price and on the same terms and conditions as the unaffiliated investors in the private financings.

     Baan Company N.V. paid us $418,000 in 1999 for our services. Jan Baan, one of our directors, is a founder of Baan Company N.V. and is the Chairman and Chief Executive Officer of the Vanenburg Capital Management I B.V., an entity affiliated with Baan Company N.V.

     For the six months ended June 30, 2000, TIBCO Software, Inc. paid us $57,000 for our services. Vivek Ranadive, one of our directors, is the President, Chief Executive Officer and Chairman of the Board of TIBCO Software. During 2000, we acquired $2.5 million of software products from TIBCO Software.

     We rely on three companies in China, which are majority owned by the spouse of Mr. Zhu, our President and Chief Technical Officer and a member of the board of directors, to provide contract engineers to conduct quality assurance testing of our services and modify the software underlying our services to enable our services to work with other operating systems. We paid approximately $290,000 for these services in 1999.

     In April 1998, we acquired 100% of the common stock of Golden for $1.00 cash consideration. Min Zhu, one of our co-founders and his spouse, together own approximately 60% of the common stock of Golden.

     In addition, in 1997, Mr. Zhu loaned us $400,000 at no interest, $200,000 of which remains outstanding as of December 31, 1999.

     The transactions above were negotiated with the unaffiliated directors of WebEx and approved by our disinterested directors and we believe that this agreement is on terms no less favorable to WebEx than would have been obtained from unaffiliated third parties.


DIRECTED SHARES



     Craig Klosterman, our chief financial officer, has indicated an interest in purchasing up to 17,500 shares in this offering as part of our directed share program. Based on an assumed initial public offering price of $13.00 per share, the total purchase price to be paid by Mr. Klosterman will be approximately $227,500.


INDEBTEDNESS OF MANAGEMENT

     In April 2000, we loaned $3.6 million to Subrah S. Iyar, our Chief Executive Officer. The loan is for a two-year term and bears interest at a rate of 6.5% per annum. The loan is secured by Mr. Iyar's residence and 3,000,000 shares of our common stock.

     It is our current policy that all transactions between us and our officers, directors, 5% stockholders and their affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

     For information concerning indemnification of directors and officers, see "Management -- Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of common stock as of June 30, 2000, by:

     - each person or entity known to us to own beneficially more than 5% of our common stock;

     - each of the named executive officers;

     - each of our directors; and

     - all executive officers and directors as a group.

     The following table assumes no exercise of the underwriters' over-allotment option. Applicable percentage ownership is based on 32,625,075 shares of common stock outstanding as of June 30, 2000 assuming the conversion of all outstanding shares of preferred stock upon the closing of this offering and 36,125,075 shares outstanding immediately after completion of this offering.

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.


     Unless otherwise indicated, the address for the following stockholders is c/o WebEx Communications, Inc., 110 Rose Orchard Way, San Jose, California 95134.



                                                                              PERCENTAGE OF
                                                                               COMMON STOCK
                                                           TOTAL SHARES    --------------------
                                                           BENEFICIALLY     BEFORE      AFTER
          NAME AND ADDRESS OF BENEFICIAL OWNER                OWNED        OFFERING    OFFERING
          ------------------------------------             ------------    --------    --------
5% STOCKHOLDERS:
  Vanenburg Capital Management I B.V.(1).................    6,899,533       21.1%       19.1%
  Entities affiliated with New Enterprise
     Associates(2).......................................    2,469,001        7.6         6.8
EXECUTIVE OFFICERS AND DIRECTORS:
  Subrah S. Iyar(3)......................................    5,150,000       15.7        14.2
  Min Zhu(4).............................................    5,150,000       15.7        14.2
  Craig Klosterman(5)....................................      600,000        1.8         1.7
  Jan Baan(1)(6).........................................    6,949,533       21.3        19.2
  Somshankar Das(7)......................................    1,464,667        4.5         4.0
  Vivek Ranadive(8)......................................       60,000          *           *
  Scott Sandell(2)(9)....................................    2,579,058        7.9         7.1
  Phillip White(10)......................................      306,937          *           *
  All directors and executive officers as a group (9
     persons)(11)........................................   22,640,195       67.9%       61.4%


---------------
  *  Less than 1%.

 (1) Principal address is Postbus 231, 3880 AE Putten The Netherlands. Mr. Baan disclaims beneficial ownership of these shares, except the extent of his pecuniary interest in Vanenburg Capital Management I B.V.

 (2) Principal address is 2490 Sand Hill Road, Menlo Park, CA 94025. Includes 2,450,669 shares of common stock held by New Enterprise Associates VIII Limited Partnership, 16,666 shares of common stock held by NEA Presidents Fund, L.P. and 1,666 shares held by NEA Ventures

     1999, Limited Partners. Mr. Sandell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with New Enterprise Associates.

 (3) Includes 150,000 shares of common stock issuable under immediately exercisable options and subject to WebEx's right of repurchase.

 (4) Includes 150,000 shares of common stock issuable under immediately exercisable options and subject to WebEx's right of repurchase.

 (5) Includes 400,000 shares of common stock subject to WebEx's right of repurchase.

 (6) Includes 50,000 shares of common stock issuable under immediately exercisable options of which 43,750 shares are subject to WebEx's right of repurchase.

 (7) Includes 50,000 shares of common stock held by Mr. Das and issuable under immediately exercisable options of which 43,750 shares are subject to WebEx's right of repurchase. Also includes 123,784 shares of common stock held by WIIG-TDF Partners, LLC, 53,050 shares of common stock held by Walden EDB Partners II, L.P., 1,214,810 shares of common stock held by Pacven Walden Ventures IV, L.P. and 23,023 shares held by Pacven Walden Ventures IV Associates Fund, L.P. Mr. Das disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in entities affiliated with Walden Ventures.

 (8) Includes 60,000 shares of common stock issuable under immediately exercisable options of which 54,584 shares are subject to WebEx's right of repurchase.

 (9) Includes 43,000 shares of common stock issuable under immediately exercisable options of which 39,417 shares are subject to WebEx's right of repurchase. Also includes 52,500 shares subject to WebEx's right of repurchase.


(10) Includes 186,250 shares of common stock subject to WebEx's right of repurchase.



(11) Includes 638,750 shares of common stock subject to WebEx's right of repurchase and 731,594 shares issuable under immediately exercisable options of which 666,224 shares are subject to WebEx's right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK


     The following information gives effect to the conversion of all outstanding preferred stock into common stock upon completion of this offering. Upon completion of this offering our authorized capital stock will consist of 250,000,000 shares of common stock and 5,000,000 shares of preferred stock.


COMMON STOCK

     As of June 30, 2000, there were 32,625,075 shares of common stock outstanding held by approximately 250 stockholders of record.

     Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to the following:

  DIVIDENDS

     Holders of common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the board of directors from time to time may determine.

  VOTING

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and will not have cumulative voting rights unless we are subject to
Section 2115 of the California Corporations Code. Cumulative voting means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

  PREEMPTIVE RIGHTS, CONVERSION AND REDEMPTION

     The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Preemptive rights are rights entitling stockholders to purchase additional shares when new shares are to be issued. Conversion refers to the changing of one class of stock to another. Redemption refers to the repurchase by the Company of outstanding shares of common stock.

  LIQUIDATION, DISSOLUTION AND WINDING-UP

     Upon liquidation, dissolution or winding-up of WebEx, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any preferred stock.

     Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, upon payment therefore, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The board of directors is authorized, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares.

     The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.

     The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of WebEx. We have no current plans to issue any shares of preferred stock.

WARRANTS

     In March 2000, we issued a warrant to purchase an aggregate of 339,915 shares of Series D preferred stock at an exercise price of $12.50 per share. This warrant expires on March 29, 2002.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of 16,257,542 shares of common stock issuable upon conversion of the Series A, B, C and D preferred stock and upon the exercise of warrants have the right to cause us to register these shares under the Securities Act as follows:

     - DEMAND REGISTRATION RIGHTS. At the earlier of December 17, 2003 or nine months after this offering, one or more holders of 25% of the common stock issued upon conversion of Series A, B, C or D preferred stock may request that we register their shares.

     - PIGGYBACK REGISTRATION RIGHTS. The holders of registrable securities may request to have their shares registered anytime we file a registration statement to register any of our securities for our own account or for the account of others subject to a pro rata cutback to a minimum of 20% of any offering other than our initial public offering.

     - S-3 REGISTRATION RIGHTS. The holders of registrable securities have the right to request registrations on Form S-3 if we are eligible to use Form S-3 and have not already effected two such S-3 registrations within the past 12 months and if the aggregate proceeds are at least $500,000.

     Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. WebEx will pay all registration expenses, other than underwriting discounts and commissions, in connection with any registration. The registration rights terminate two years after completion of this offering, or, as to each holder of registrable securities, when the holder can sell all of the holder's shares in any 90-day period under Rule 144 under the Securities Act.

SECTION 2115

     We are currently subject to Section 2115 of the California General Corporation Law. Section 2115 provides that, regardless of a company's legal domicile, some provisions of California corporate law will apply to that company if more than 50% of its outstanding voting securities are held of record by persons having addresses in California and the majority of the company's operations occur in California. For example, while we are subject to Section 2115, stockholders may cumulate votes in electing directors. This means that each stockholder may vote the number of votes equal to the number of candidates multiplied by the number of votes to which the stockholder's shares are normally entitled in favor of one candidate. This potentially allows minority stockholders to elect some members of the board of directors. When we are no longer subject to Section 2115, cumulative voting will not be allowed and a holder of 50% or more of our voting stock will be able to control the election of all directors. In addition, Section 2115 has the following effects:

     - enables removal of directors with or without cause with majority stockholder approval;

     - places limitations on the distribution of dividends;

     - extends additional rights to dissenting stockholders in any reorganization, including a merger, sale of assets or exchange of shares; and

     - provides for information rights and required filings in the event we effect a sale of assets or complete a merger.

     We anticipate that our common stock will be qualified for trading as a national market security on the Nasdaq National Market and that we will have at least 800 stockholders of record by the record date for our annual meeting of stockholders in 2001. If these two conditions occur, then we will no longer be subject to Section 2115 as of the record date for our 2001 annual meeting of stockholders.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

  DELAWARE TAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

     - before this date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or after this date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     In general, Section 203 defines an interested stockholder as any entity or person who, together with affiliates and associates owns, or within three years, did own, beneficially 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

     - any merger or consolidation involving the corporation and the interested stockholder; and

     - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder.

     - subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

     - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  CERTIFICATE OF INCORPORATION AND BYLAWS

     UNDESIGNATED PREFERRED STOCK. Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may:

     - delay, defer or prevent a change in control of WebEx;

     - discourage bids for the common stock at a premium over the market price of our common stock;

     - adversely affect the voting and other rights of the holders of our common stock; and

     - discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

     ELECTION AND REMOVAL OF DIRECTORS. Under our certificate of incorporation, our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This classified system may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it makes it more difficult for stockholders to replace a majority of the directors.

     ADVANCE NOTICE PROVISIONS. Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

     SPECIAL MEETING REQUIREMENTS. Our bylaws provide that special meetings of stockholders be called by the chairman of the board, the chief executive officer or the board of directors.

     CUMULATIVE VOTING. Both our certificate of incorporation and our bylaws do not provide for cumulative voting in the election of directors.

     The provisions described above may only be amended by approval of the holders of at least 66 2/3% of the outstanding common stock and may have the effect of deterring a hostile takeover or delaying a change of control or management of WebEx.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

NASDAQ NATIONAL MARKET LISTING


     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "WEBX."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale.

     Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could cause the market price of our common stock to decline.

     When this offering is completed, we will have a total of 36,125,075 shares of common stock outstanding, assuming no exercise of outstanding options. The 3,500,000 shares offered by this prospectus will be freely tradable unless they are purchased by a person that directly or indirectly controls, is controlled by or is under common control with us. These entities and individuals are affiliates of ours under Rule 144 under the Securities Act of 1933. The remaining 32,625,075 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144.

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

                                                                NUMBER
                            DATE                               OF SHARES
                            ----                              -----------
At the effective date.......................................            0
180 days after the effective date...........................   27,309,266
From time to time after 180 days after the effective date...    5,315,809

LOCK-UP AGREEMENTS

     All officers, directors and principal stockholders have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144. Goldman, Sachs & Co., at its discretion, may release some or all of these shares prior to the expiration of the lock-up period. In this regard, Goldman, Sachs & Co. has agreed with Subrah Iyar, our Chief Executive Officer, and Min Zhu, our President, to release such officers from the lock-up provisions for the sole purpose of pledging shares to secure loans to such officers after this offering. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline.

RULE 144

     In general, under Rule 144, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three-month period a number of our shares of common stock that does not exceed the greater of:

     - 1% of the then outstanding shares of our common stock, which will equal approximately 361,251 shares upon completion of this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

RULE 144(k)

     A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

RULE 701 AND OPTIONS

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up provisions and will only become eligible for sale upon the expiration of 180 days after the date of this prospectus.

REGISTRATION

     Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1998 Stock Plan, our 2000 Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Based on the number of shares subject to outstanding options at June 30, 2000, and currently reserved for issuance under these plans, this registration statement would cover approximately 11,670,819 shares. This registration statement will automatically become effective upon filing. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the expiration of the 180-day lock-up agreements. In addition, holders of 16,257,542 shares will be entitled to registration rights. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     WebEx Communications, Inc. and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Deutsche Bank Securities Inc., Wit SoundView Corporation and CIBC World Markets Corp. are the representatives of the Underwriters.

                        Underwriters                          Number of Shares
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Deutsche Bank Securities Inc................................
Wit SoundView Corporation...................................
CIBC World Markets Corp.....................................
                                                                 ---------
  Total.....................................................     3,500,000
                                                                 =========

     If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 525,000 shares from WebEx to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


     The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by WebEx, and the estimated per share and total expenses of the offering, excluding underwriting discounts and commissions, to be paid by WebEx. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase 525,000 additional shares. Compensation paid to the Underwriters will be negotiated between the representatives and WebEx at the time of pricing, after the preliminary prospectuses have been delivered, and will consist of the underwriting discount set forth in the table below. The underwriting discount is equal to the public offering price per share of common stock less the amount the Underwriters pay to WebEx per share of common stock. The underwriting discount is expected to be a percentage of the initial public offering price.



                                        Paid by WebEx
                                        -------------
                                                  Per Share                   Total
                                             -------------------   ---------------------------
                                                No        Full
                                             Exercise   Exercise   No Exercise   Full Exercise
                                             --------   --------   -----------   -------------
Underwriting discount paid by WebEx........     $          $            $              $
Estimated expenses payable by WebEx........



     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.



     WebEx, its officers, directors and principal stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among WebEx and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be WebEx's historical performance, estimates of the business potential and earnings prospects of WebEx, an assessment of WebEx's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The common stock is expected to be quoted on the Nasdaq National Market under the symbol "WEBX".


     In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriters' option to purchase additional shares from WebEx in the offering. The Underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriters in the open market prior to the completion of the offering.



     The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.


     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of WebEx's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.


     At the request of WebEx, the Underwriters are reserving up to 350,000 shares of the common stock for sale at the initial public offering price to our employees and to customers, suppliers and business partners and their employees through a directed share program. The shares sold in the directed share program will be freely tradable following the offering. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.


     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     WebEx has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     A prospectus in electronic format may be made available to potential investors on the Internet websites maintained by Wit SoundView Corporation, one of the lead managers of this offering, and by one or more selected dealers. The Underwriters may allocate a number of shares to Wit SoundView Corporation for sale to online brokerage account holders. These online brokerage account holders will have the opportunity to purchase shares using the Internet in accordance with procedures established by Wit SoundView Corporation or one or more selected dealers.

                                 LEGAL MATTERS

     Selected legal matters with respect to the validity of the common stock offered by this prospectus are being passed upon for WebEx by Pillsbury Madison & Sutro LLP, Palo Alto, California. Certain attorneys of Pillsbury Madison & Sutro LLP beneficially own an aggregate of 70,000 shares of WebEx common stock. Legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of WebEx, Inc. as of December 31, 1998 and 1999, and for each of the years in the three year period ended December 31, 1999, have been included herein and in the registration statement in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to WebEx and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities and Exchange Act, as amended, and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC.

                                  WEBEX, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and June 30, 2000.........................................  F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 and 2000....................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1997, 1998 and 1999 and
  for the six months ended June 30, 2000....................  F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and the six months ended
  June 30, 1999 and 2000....................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                                  WEBEX, INC.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WebEx, Inc.:

We have audited the accompanying consolidated balance sheets of WebEx, Inc. and subsidiary (the Company), as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WebEx, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
March 30, 2000

                                  WEBEX, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                    JUNE 30,
                                                       DECEMBER 31,   DECEMBER 31,    JUNE 30,        2000
                                                           1998           1999          2000        PRO FORMA
                                                       ------------   ------------   -----------   -----------
                                                                                     (UNAUDITED)   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents...........................   $ 5,522        $ 13,621      $ 18,452      $ 18,452
  Accounts receivable, net of allowances of $22, $310
    and $580, at December 31, 1998 and 1999 and June
    30, 2000, respectively............................       201           2,449         4,001         4,001
  Prepaid expenses....................................        --           1,299         2,902         2,902
  Other current assets................................        36              69            --            --
                                                         -------        --------      --------      --------
    Total current assets..............................     5,759          17,438        25,355        25,355
  Property and equipment, net.........................       223           2,167        10,462        10,462
  Intangibles, net....................................        --           1,520         1,263         1,263
  Due from related party..............................        --              --         3,600         3,600
  Other non-current assets............................         9             524           568           568
                                                         -------        --------      --------      --------
    Total assets......................................   $ 5,991        $ 21,649      $ 41,248      $ 41,248
                                                         =======        ========      ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $   147        $  3,435      $  9,938      $  9,938
  Accrued liabilities.................................       252             417         1,459         1,459
  Accrued commissions.................................        --             296           584           584
  Due to related party................................       400             200           200           200
  Current portion of capital lease obligation.........        --              --           737           737
  Deferred revenue....................................        80           2,502         3,945         3,945
                                                         -------        --------      --------      --------
    Total current liabilities.........................       879           6,850        16,863        16,863
Capital lease obligation less current portion.........        --              --         1,659         1,659
                                                         -------        --------      --------      --------
    Total liabilities.................................       879           6,850        18,522        18,522
                                                         -------        --------      --------      --------
Commitments (note 6)
Stockholders' equity:
  Preferred stock, no par value; actual -- no shares
    authorized, issued or outstanding; pro forma --
    5,000,000 shares authorized; no shares issued or
    outstanding.......................................        --              --            --            --
  Convertible preferred stock, no par value;
    5,742,857, 14,599,119 and 17,299,119 shares
    authorized at December 31, 1998, December 31 1999
    and June 30, 2000, respectively; 5,742,857,
    13,077,051 and 15,917,627 shares issued and
    outstanding at December 31, 1998, December 31
    1999, and June 30, 2000, respectively; aggregate
    liquidation preference of $7,105, $29,108 and
    $57,137 as of December 31, 1998, December 31 1999
    and June 30, 2000, respectively; pro forma -- no
    shares authorized, issued or outstanding..........     7,105          29,108        57,077            --
  Common stock, no par value; 40,000,000 shares
    authorized; 10,479,373, 11,047,166 and 16,707,448
    shares issued and outstanding at December 31,
    1998, December 31, 1999 and June 30, 2000,
    respectively; pro forma -- 250,000,000 shares
    authorized; 32,625,075 shares issued and
    outstanding.......................................        --              --            --            --
  Additional paid-in capital..........................       832           5,184        48,493       105,570
  Note receivable from shareholder....................        --              --           (45)          (45)
  Deferred stock-based compensation...................      (134)         (2,431)      (30,638)      (30,638)
  Accumulated deficit.................................    (2,691)        (17,062)      (52,161)      (52,161)
                                                         -------        --------      --------      --------
    Total stockholders' equity........................     5,112          14,799        22,726        22,726
                                                         -------        --------      --------      --------
    Total liabilities and stockholders' equity........   $ 5,991        $ 21,649      $ 41,248      $ 41,248
                                                         =======        ========      ========      ========

See accompanying notes to consolidated financial statements

                                  WEBEX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     SIX MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,             JUNE 30,
                                   ---------------------------   -------------------------
                                    1997     1998       1999        1999          2000
                                   ------   -------   --------   -----------   -----------
                                                                 (UNAUDITED)   (UNAUDITED)
Revenue..........................  $1,289   $ 1,987   $  2,607     $ 1,020      $  6,747
Cost of revenue..................     192       484        688         166         2,427
                                   ------   -------   --------     -------      --------
     Gross profit................   1,097     1,503      1,919         854         4,320
Operating expenses
  Sales and marketing............     421     2,244      9,319       2,340        21,434
  Research and development.......     525     1,406      3,361       1,283         4,443
  General and administrative.....     125       198      1,732         546         2,703
  Stock-based compensation*......      --        92      2,005         480        11,376
                                   ------   -------   --------     -------      --------
     Total operating expenses....   1,071     3,940     16,417       4,649        39,956
                                   ------   -------   --------     -------      --------
     Operating income (loss).....      26    (2,437)   (14,498)     (3,795)      (35,636)
Other income, net................       2       102        127          86           537
                                   ------   -------   --------     -------      --------
     Net income (loss)...........  $   28   $(2,335)  $(14,371)    $(3,709)     $(35,099)
                                   ======   =======   ========     =======      ========
Net income (loss) per share:
  Basic and diluted..............  $ 0.00   $ (0.23)  $  (1.34)    $ (0.35)     $  (2.88)
                                   ======   =======   ========     =======      ========
Shares used in computing net
  income (loss) per share:
  Basic and diluted..............   7,192    10,103     10,700      10,563        12,207
                                   ======   =======   ========     =======      ========
*Stock-based compensation:
  Sales and marketing............  $   --   $    33   $    720     $   184      $  4,039
  Research and development.......      --        49        113          37         2,831
  General and administrative.....      --        10      1,172         259         4,506
                                   ------   -------   --------     -------      --------
                                   $   --   $    92   $  2,005     $   480      $ 11,376
                                   ======   =======   ========     =======      ========

See accompanying notes to consolidated financial statements

                                  WEBEX, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999
                 AND SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         NOTE
                                    CONVERTIBLE PREFERRED STOCK       COMMON STOCK       ADDITIONAL   RECEIVABLE      DEFERRED
                                    ----------------------------   -------------------    PAID-IN        FROM       STOCK-BASED
                                        SHARES         AMOUNT        SHARES     AMOUNT    CAPITAL     SHAREHOLDER   COMPENSATION
                                    --------------   -----------   ----------   ------   ----------   -----------   ------------
Balances at
  December 31, 1996...............            --      $     --      5,000,000    $--      $     21       $ --         $     --
  Net income......................            --            --                                                              --
  Issuance of common stock for
    cash..........................            --            --      5,000,000     --             3         --               --
                                     -----------      --------     ----------    ---      --------       ----         --------
Balances at
  December 31, 1997...............            --            --     10,000,000     --            24         --               --
  Net loss........................            --            --             --     --            --                          --
  Issuance of common stock upon
    exercise of stock options.....            --            --        479,373     --            18         --               --
  Issuance of series A preferred
    stock.........................     1,144,474         1,288             --     --            --         --               --
  Issuance of series B
    warrants......................            --            --             --     --           564         --               --
  Issuance of series B preferred
    stock upon exercise of
    warrants......................     4,598,383         5,817             --     --            --         --               --
  Deferred stock-based
    compensation..................            --            --             --     --           226         --             (226)
  Amortization of stock-based
    compensation for employees....            --            --             --     --            --         --               85
  Amortization of stock-based
    compensation for
    non-employees.................            --            --             --     --            --         --                7
                                     -----------      --------     ----------    ---      --------       ----         --------
Balances at
  December 31, 1998...............     5,742,857         7,105     10,479,373     --           832         --             (134)
  Net loss........................            --            --             --     --            --                          --
  Issuance of common stock upon
    exercise of stock options.....            --            --        567,793     --            50         --               --
  Issuance of series C preferred
    stock.........................     7,334,194        22,003             --     --            --         --               --
  Deferred stock-based
    compensation..................            --            --             --     --         4,302         --           (4,302)
  Amortization of stock-based
    compensation for employees....            --            --             --     --            --         --              894
  Amortization of stock-based
    compensation for
    non-employees.................            --            --             --     --            --         --            1,111
                                     -----------      --------     ----------    ---      --------       ----         --------
Balances at
  December 31, 1999...............    13,077,051        29,108     11,047,166     --         5,184         --           (2,431)
Net loss (unaudited)..............            --            --             --     --            --         --               --
Issuance of common stock upon
  exercise of stock options
  (unaudited).....................            --            --      5,865,992     --         3,882        (45)              --
Repurchase of restricted stock....            --            --       (205,710)    --          (156)        --               --
Forfeitures of stock options......            --            --             --     --          (518)        --              420
Issuance of Series C preferred
  stock (unaudited)...............       787,131         2,361             --     --            --         --               --
Issuance of Series D preferred
  stock, net of issuance costs of
  $59 (unaudited).................     2,053,445        25,608             --
Issuance of Series D warrants
  (unaudited).....................            --            --             --     --         1,737         --           (1,737)
Deferred stock-based compensation
  (unaudited).....................            --            --             --     --        38,364         --          (38,364)
Amortization of stock-based
  compensation for employees
  (unaudited).....................            --            --             --     --            --         --            8,342
Amortization of stock-based
  compensation of non-employees
  (unaudited).....................            --            --             --     --            --         --            3,132
                                     -----------      --------     ----------    ---      --------       ----         --------
Balances at June 30, 2000
  (unaudited).....................    15,917,627        57,077     16,707,448               48,493        (45)         (30,638)
Assumed conversion of preferred
  stock
  (unaudited).....................   (15,917,627)      (57,077)    15,917,627     --        57,077         --               --
                                     -----------      --------     ----------    ---      --------       ----         --------
Pro forma balances at June 30,
  2000 (unaudited)................            --      $     --     32,625,075    $--      $105,570       $(45)        $(30,638)
                                     ===========      ========     ==========    ===      ========       ====         ========


                                                       TOTAL
                                    ACCUMULATED    STOCKHOLDERS'
                                      DEFICIT     EQUITY (DEFICIT)
                                    -----------   ----------------
Balances at
  December 31, 1996...............   $   (384)        $   (363)
  Net income......................         28               28
  Issuance of common stock for
    cash..........................         --                3
                                     --------         --------
Balances at
  December 31, 1997...............       (356)            (332)
  Net loss........................     (2,335)          (2,335)
  Issuance of common stock upon
    exercise of stock options.....         --               18
  Issuance of series A preferred
    stock.........................         --            1,288
  Issuance of series B
    warrants......................         --              564
  Issuance of series B preferred
    stock upon exercise of
    warrants......................         --            5,817
  Deferred stock-based
    compensation..................         --               --
  Amortization of stock-based
    compensation for employees....         --               85
  Amortization of stock-based
    compensation for
    non-employees.................         --                7
                                     --------         --------
Balances at
  December 31, 1998...............     (2,691)           5,112
  Net loss........................    (14,371)         (14,371)
  Issuance of common stock upon
    exercise of stock options.....         --               50
  Issuance of series C preferred
    stock.........................         --           22,003
  Deferred stock-based
    compensation..................         --               --
  Amortization of stock-based
    compensation for employees....         --              894
  Amortization of stock-based
    compensation for
    non-employees.................         --            1,111
                                     --------         --------
Balances at
  December 31, 1999...............    (17,062)          14,799
Net loss (unaudited)..............    (35,099)         (35,099)
Issuance of common stock upon
  exercise of stock options
  (unaudited).....................         --            3,837
Repurchase of restricted stock....         --             (156)
Forfeitures of stock options......         --              (98)
Issuance of Series C preferred
  stock (unaudited)...............         --            2,361
Issuance of Series D preferred
  stock, net of issuance costs of
  $59 (unaudited).................         --           25,608
Issuance of Series D warrants
  (unaudited).....................         --               --
Deferred stock-based compensation
  (unaudited).....................         --               --
Amortization of stock-based
  compensation for employees
  (unaudited).....................         --            8,342
Amortization of stock-based
  compensation of non-employees
  (unaudited).....................         --            3,132
                                     --------         --------
Balances at June 30, 2000
  (unaudited).....................    (52,161)          22,726
Assumed conversion of preferred
  stock
  (unaudited).....................         --               --
                                     --------         --------
Pro forma balances at June 30,
  2000 (unaudited)................   $(52,161)        $ 22,726
                                     ========         ========

See accompanying notes to consolidated financial statements

                                  WEBEX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEARS ENDED                 SIX MONTHS
                                                                    DECEMBER 31,               ENDED JUNE 30,
                                                              -------------------------   -------------------------
                                                              1997    1998       1999        1999          2000
                                                              ----   -------   --------   -----------   -----------
                                                                                          (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................  $ 28   $(2,335)  $(14,371)    $(3,709)     $(35,099)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Provision for doubtful accounts.......................    --        22        288          70           270
      Depreciation and amortization.........................    34        57        392          72           975
      Stock-based expenses..................................    --       656      2,005         480        11,376
      Changes in operating assets and liabilities:
         Accounts receivable................................   (37)     (105)    (2,536)       (526)       (1,822)
         Prepaid expenses...................................    --        --     (1,299)       (180)       (1,603)
         Other current assets...............................     9       (31)       (33)         36            69
         Other non-current assets...........................    12         4        (15)          9           (44)
         Accounts payable...................................    (5)       28      1,788         439         6,503
         Accrued liabilities................................    37       205        165         (11)        1,042
         Accrued commissions................................    --        --        296          --           288
         Deferred revenue...................................    --        51      2,422          10         1,443
         Other..............................................    (2)      (20)        --          --            --
                                                              ----   -------   --------     -------      --------
         Net cash provided by (used in) operating
           activities.......................................    76    (1,468)   (10,898)     (3,310)      (16,602)
                                                              ----   -------   --------     -------      --------
Cash flows from investing activities:
  Loan made to related party................................    --        --         --          --        (3,600)
  Payments of lease deposits................................    --        --       (500)         --            --
  Purchases of property and equipment.......................   (74)     (191)    (2,198)       (388)       (6,617)
  Purchases of intangibles..................................    --        --       (158)       (166)           --
                                                              ----   -------   --------     -------      --------
         Net cash used in investing activities..............   (74)     (191)    (2,856)       (554)      (10,217)
                                                              ----   -------   --------     -------      --------
Cash flows from financing activities:
  Proceeds from issuance of common stock....................     3        18         50          15         3,837
  Repurchase of restricted stock............................    --        --         --          --          (156)
  Net proceeds from issuance of preferred stock.............    --     7,105     22,003       3,010        27,969
  Change in amounts due to related party....................    --        --       (200)       (400)           --
                                                              ----   -------   --------     -------      --------
         Net cash provided by financing activities..........     3     7,123     21,853       2,625        31,650
                                                              ----   -------   --------     -------      --------
Increase (decrease) in cash and cash equivalents............     5     5,464      8,099      (1,239)        4,831
Cash and cash equivalents at beginning of the period........    53        58      5,522       5,522        13,621
                                                              ----   -------   --------     -------      --------
Cash and cash equivalents at end of the period..............  $ 58   $ 5,522   $ 13,621     $ 4,283      $ 18,452
                                                              ====   =======   ========     =======      ========
Supplemental disclosures of:
  Noncash investing and financing activities:
    Deferred stock-based compensation.......................  $ --   $   226   $  4,302     $ 3,085      $ 39,583
                                                              ====   =======   ========     =======      ========
    Accounts payable for acquisition of intellectual
      property rights and patents...........................  $ --   $    --   $  1,500     $    --      $     --
                                                              ====   =======   ========     =======      ========
    Shareholder note received for issuance of stock.........  $ --   $    --   $     --     $    --      $     45
                                                              ====   =======   ========     =======      ========
    Acquisition of property and equipment under capital
      leases................................................  $ --   $    --   $     --     $    --      $  2,396
                                                              ====   =======   ========     =======      ========
  Cash paid for:
  Interest..................................................  $ --   $    --   $     12     $    --      $     --
                                                              ====   =======   ========     =======      ========
  Income taxes..............................................  $  6   $    --   $     --     $    --      $     --
                                                              ====   =======   ========     =======      ========

See accompanying notes to consolidated financial statements

                                  WEBEX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  (A) COMPANY BACKGROUND

     WebEx was incorporated in February 1995 under the name of Silver Computing, Inc., and subsequently changed its name to Stellar Computing Corporation in June 1997, to ActiveTouch Systems, Inc. in December 1997, to ActiveTouch, Inc. in May 1998, and finally to WebEx, Inc. in December 1999. WebEx is a provider of web communications services. WebEx provides a globally distributed network services and application platform for powering real-time, interactive multimedia communications through websites. WebEx provides its services, based on its platform, to companies seeking to meeting-enable their websites and to distribution partners who can integrate WebEx's services into their offerings.

  (B) BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of WebEx and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The accompanying balance sheet as of June 30, 2000, the statements of operations and cash flows for the six months ended June 30, 1999 and 2000 and the statement of stockholders' equity for the six months ended June 30, 2000 are unaudited. The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles. In the opinion of WebEx's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of WebEx's results of operations and its cash flows for the six months ended June 30, 1999 and 2000. The results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

  (C) REVENUE RECOGNITION

     Revenue in 1997 and 1998 is substantially composed of contract development services provided to third parties prior to the commercial launch of WebEx's web communications services. Revenue in 1999 is entirely derived from web communications services. Web communications services revenues are generated through a variety of contractual arrangements that involve hosted services, revenue sharing activities and sales of software licenses. Revenue recognition policies are as follows:

     (i) HOSTED SERVICES

          WebEx sells web communications services to customers through service subscriptions and other service arrangements. Under these arrangements, customers access the application hosted on our servers via their websites. Hosted services revenues include software use fees, user set-up fees, and hosting fees in limited cases of customer-dedicated hosted software. Hosted services are considered service arrangements in accordance with EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware, and, accordingly, revenues are recognized ratably over the service period. Under WebEx's hosting arrangements, either it is not feasible for the customer to run the software or the customer is not granted a

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     contractual right to take possession of the software. In addition to the subscription services revenue, WebEx derives revenue from pay-per-use services and telephony charges which are recognized as the related services are provided.

     (ii) REVENUE SHARING ARRANGEMENTS

          Revenue from revenue sharing arrangements is derived from hosted services provided to customers through agreements with distribution partners and recognized according to the terms of the service contract. Initial set up fees received from distribution partners are generally recognized ratably over the initial term of the contract. In cases where WebEx contracts directly with the end-user, revenues are recognized gross with payments made to distribution partners recorded as a commission expense. In cases where the end-user contracts directly with the distribution partner, revenues are recognized at the net amount earned from the distribution partner.

     (iii) SOFTWARE LICENSES

          During 1998 and 1999, WebEx sold a limited number of perpetual software licenses for software delivered to customers. WebEx recognizes revenue on software products delivered to customers in accordance with the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. Revenue from perpetual software license agreements is recognized upon shipment of the software when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collectibility is probable. The license agreements are multiple element arrangements that include software products and post-contract customer support. Accordingly, portions of the revenues from these agreements were allocated to post-contract customer support based on vendor-specific objective evidence of fair value and recognized over the contract terms.

     (iv) CONTRACT DEVELOPMENT SERVICES

          Contract development services represent software development consulting and programming services performed in 1997 and 1998. Revenues related to contract development services were recognized as the services were provided and no further obligation to the customer remained.

     WebEx records estimates for bad debts and sales allowances at time of sale.

     Cost of revenue consists of direct expenses incurred in supporting the web communications services including delivering of services to websites and support to customers and distribution partners. Such expenses include the costs of user set-up, hosting the service and technical support and training, including Internet communication access costs, personnel, licensed software, equipment costs and depreciation.

     Deferred revenue includes amounts billed to customers for which revenues have not been recognized, which generally result from the following: (1) deferred installation and set-up; (2) advances received from distribution partners under revenue sharing arrangements; (3) deferred maintenance and support; and (4) amounts billed in advance under customer-dedicated application hosting arrangements.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (D) INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA INFORMATION

     In fiscal 2000, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit WebEx to sell shares of WebEx's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all the then outstanding shares of WebEx's convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO. The unaudited pro forma balance sheet information reflects the conversion of all of the convertible preferred stock as if it had occurred on June 30, 2000.

     Pro forma basic and diluted net loss per share for the year ended December 31, 1999 and for the six months ended June 30, 2000, are presented below to reflect per share data assuming the conversion of all outstanding shares of convertible preferred stock into common stock on a one-for-one basis, as if the conversion had taken place at the beginning of 1999, or at the date of issuance if later.

                                              YEAR ENDED        SIX MONTHS ENDED
                                           DECEMBER 31, 1999     JUNE 30, 2000
                                           -----------------    ----------------
                                              (UNAUDITED)         (UNAUDITED)
Pro forma basic and diluted net loss per      $     (0.83)        $     (1.30)
  share..................................
                                              ===========         ===========
Shares used in computing pro forma basic       17,246,006          27,058,387
  and diluted net loss per share.........
                                              ===========         ===========

  (E) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments such as money market funds with remaining maturities of less than three months at date of purchase.

  (F) RESTRICTED CASH

     Included in other non-current assets on the consolidated balance sheet at December 31, 1999 is $500 of restricted cash to support a letter of credit provided as a security deposit on WebEx's leased facility. The deposit is required for the full 5-year term of the lease, but the amount can be reduced if WebEx meets conditions specified in the lease agreement.

  (G) FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     The carrying value of WebEx's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued commissions, accrued liabilities and due to related party, approximates fair market value due to the short-term nature of these instruments.

     Financial instruments that subject WebEx to concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. WebEx is exposed to credit risk related to cash and cash equivalents in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the consolidated balance sheets. Credit risk is concentrated in the United States. WebEx performs ongoing credit evaluations of its customers' financial condition, and generally, requires no collateral from its customers. Allowances provide for credit risk on amounts due from customers.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (H) PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the improvements or the remaining lease term.

  (I) INTANGIBLES

     Intangible assets consist of purchased intellectual property rights, trademarks, and domain name. Amortization is calculated using the straight-line method over the estimated useful lives of the assets. The trademarks and domain name are amortized over ten years, and the purchased intellectual property rights are amortized over three years.

  (J) RESEARCH AND DEVELOPMENT

     Software development costs are expensed as incurred until technological feasibility has been established. To date, WebEx's software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, costs qualifying for capitalization have been insignificant. Software applications purchased from third parties that are for internal use in delivering our services or have alternative future uses to enhancing our services are capitalized and amortized over their estimated useful lives of 3 years.

  (K) IMPAIRMENT OF LONG-LIVED ASSETS

     WebEx evaluates its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying value exceeds the cash flows, such assets are considered to be impaired and the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of the assets or fair value less costs to sell.

  (L) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (M) STOCK-BASED COMPENSATION

     WebEx generally grants stock options to its employees for a fixed number of shares with an exercise price equal to the fair value of the shares on the date of grant. As allowed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), WebEx has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for stock awards to employees. Deferred compensation for options granted to employees is determined as the difference between the deemed fair market value of WebEx's common stock and the exercise price on the date options were granted. Expense associated with stock-based compensation is amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board Interpretation No. 28.

     Deferred compensation for options granted to nonemployees has been determined in accordance with SFAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred compensation for options granted to nonemployees is periodically remeasured as the underlying options vest.

  (N) COMPREHENSIVE INCOME (LOSS)

     To date, WebEx has not had any significant components of other comprehensive income (loss).

  (O) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  (P) NET INCOME (LOSS) PER SHARE

     Basic net income (loss) per share is computed using the weighted-average number of outstanding shares of unrestricted common stock. Diluted net income
(loss) per share is computed using the weighted-average number of shares of unrestricted common stock outstanding and, when dilutive, potential common shares from restricted common stock, options and warrants to purchase common stock using the treasury stock method and from convertible securities on an "if-converted" basis.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 because their effect would have been antidilutive:

                                                YEARS ENDED             SIX MONTHS ENDED
                                                DECEMBER 31,                JUNE 30,
                                           ----------------------   -------------------------
                                             1998         1999         1999          2000
                                           ---------   ----------   -----------   -----------
Shares issuable under stock options......  2,676,207    4,675,775    3,467,417     4,023,383
Shares of restricted stock subject to
  repurchase.............................         --           --           --     3,815,038
Shares issuable pursuant to warrants.....         --      450,000      450,000       339,915
Shares of convertible preferred stock on
  an "as-if" converted basis.............  5,742,857   13,077,051    6,746,191    15,917,627

     The weighted-average exercise price of stock options outstanding as of December 31, 1998, December 31, 1999 and June 30, 1999 and 2000 was $0.136,
$0.303, $0.208 and $4.697, respectively. The exercise price of warrants outstanding as of December 31, 1999 and June 30, 2000 was $0.01 and $12.50, respectively. The weighted average repurchase price of restricted common shares outstanding as of June 30, 2000 was $0.85.

  (q) RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement as amended by SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal quarters of all fiscal years beginning after June 15, 2000. WebEx will adopt the standard no later than the first quarter of fiscal year 2001 and is in the process of determining the impact that adoption will have on its consolidated financial statements.

     In 1998, the American Institute of Certified Public Accountants issued SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions, which is applicable to WebEx for transactions entered into beginning January 1, 2000. The adoption of this statement did not impact WebEx's financial statements.

     In December 1999, the Securities and Exchange Commission published Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and provides interpretations regarding the application of generally accepted accounting principles to revenue recognition where there is an absence of authoritative literature addressing a specific arrangement or a specific industry. SAB 101 is effective for WebEx in the fourth quarter of 2000. WebEx believes its revenue recognition practices comply with the applicable guidance in these recent publications.

     In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). This Interpretation provides

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


guidance regarding the application of APB Opinion No. 25 to stock compensation involving employees. This Interpretation is effective July 1, 2000 and is not expected to have a material effect on our consolidated financial statements for stock awards granted to date.


     In March 2000, the Emerging Issues Task Force (EITF) published its consensus on EITF No. 00-2, Accounting for Web Site Development Costs, which requires the following accounting for costs related to development of websites:

     - Costs incurred in the planning stage, regardless of whether the planning activities relate to software, should be expensed as incurred;

     - Costs incurred during the development of website applications and infrastructure involve acquiring or developing hardware and software to operate the website, including graphics that affect the look and feel of the web page. All costs relating to software used to operate a website should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed;

     - Costs paid for website hosting services generally should be expensed over the period of benefit; and

     - Costs incurred in operating the website, including training, administration, maintenance, and other costs, should be expensed as incurred. However, costs incurred in the operation stage that involved providing additional functions or features to the website should be accounted for as new software. Such costs should be capitalized or expensed based on the requirements of SOP 98-1 or SFAS No. 86, as applicable.

     WebEx will be required to adopt EITF No. 00-2 in fiscal quarters beginning after June 30, 2000, although earlier application is encouraged. To date, WebEx has not incurred significant development costs covered by EITF No. 00-2, as all software developed internally has been offered under license to customers. WebEx's policy of accounting for costs incurred to operate our website and hosted services will not be impacted by adoption of this pronouncement.

     In March 2000, the EITF published its consensus on EITF No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF No. 00-3 states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. WebEx has historically treated its hosted services as service arrangements which is in accordance with the guidance contained in this pronouncement. WebEx's hosting arrangements generally do not allow customers the contractual right to take possession of the software.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (r) ADVERTISING COSTS

     WebEx's policy is to expense advertising costs as incurred. WebEx's advertising and promotion expense was $11, $368 and $2,912 for the years ended December 31, 1997, 1998, and 1999, and $263 and $6,761 for the six months ended June 30, 1999 and 2000, respectively. At December 31, 1999, included in prepaid expenses is $1,299 relating to prepaid production and media costs for a January 2000 television advertising campaign. At June 30, 2000, included in prepaid expense is $625 of prepaid advertising expense paid to a distribution partner in connection with a revenue sharing arrangement.

(2) PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1998, December 31, 1999 and June 30, 2000, consisted of the following:

                                                         DECEMBER 31,
                                                        ---------------    JUNE 30,
                                                        1998      1999       2000
                                                        -----    ------    --------
Computer equipment and purchased software.............  $ 274    $2,057    $10,931
Office furniture and fixtures.........................     64       440        447
Leasehold improvements................................     --        24        135
Vehicles..............................................     --        15         36
                                                        -----    ------    -------
                                                          338     2,536     11,549
Less accumulated depreciation and amortization........   (115)     (369)    (1,087)
                                                        -----    ------    -------
                                                        $ 223    $2,167    $10,462
                                                        =====    ======    =======

     Depreciation and amortization expense for the years ended December 31, 1997, 1998, and 1999 was $34, $57, and $254, and for the six months ended June 30, 1999 and 2000 was $64 and $718, respectively.

     On June 27, 2000 WebEx acquired $2,396 in computer equipment under a capital lease. The lease has a term of three years and requires monthly payments of $75.

(3) INTANGIBLES

     Intangible assets as of December 31, 1998, December 31, 1999 and June 30, 2000 consisted of the following:

                                                          DECEMBER 31,
                                                         --------------    JUNE 30,
                                                         1998     1999       2000
                                                         ----    ------    --------
Intellectual property rights.........................    $ --    $1,500     $1,500
Trademark and domain name............................      --       158        158
                                                         ----    ------     ------
                                                           --     1,658      1,658
Less accumulated amortization........................      --      (138)      (395)
                                                         ----    ------     ------
                                                         $ --    $1,520     $1,263
                                                         ====    ======     ======

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Amortization expense for the years ended December 31, 1997, 1998 and 1999 was $0, $0 and $138, and for the six months ended June 30, 1999 and 2000 was $8 and $257, respectively.

(4) STOCKHOLDERS' EQUITY

  (a) DELAWARE REINCORPORATION

     On June 17, 2000, the WebEx's shareholders approved the Agreement and Plan of Merger by and between WebEx, Inc., a California corporation (California Company), and WebEx Communications, Inc., a Delaware corporation (Delaware Company), for the purpose of effecting a reincorporation of the California Company in the state of Delaware. Under the terms of the agreement, all outstanding common and preferred stock of the California Company will be automatically converted to common and preferred stock of the Delaware Company with the same rights, preferences and privileges as the stock of the California Company so converted. The merger shall become effective when proper documentation has been filed with the Secretaries of State of Delaware and California.

  (b) CONVERTIBLE PREFERRED STOCK

     Convertible preferred stock outstanding as of December 31, 1998, December 31, 1999 and June 30, 2000, is as follows:

                                DECEMBER 31, 1998                     DECEMBER 31, 1999
                       -----------------------------------   -----------------------------------
                         SHARES     ISSUED AND    CARRYING     SHARES     ISSUED AND    CARRYING
                       AUTHORIZED   OUTSTANDING    VALUE     AUTHORIZED   OUTSTANDING    VALUE
                       ----------   -----------   --------   ----------   -----------   --------
Series:
 A...................   1,144,474    1,144,474    $ 1,288     1,144,474    1,144,474    $ 1,288
 B...................   4,598,383    4,598,383      5,817     4,598,383    4,598,383      5,817
 C...................          --           --         --     8,856,262    7,334,194     22,003
 D...................          --           --         --            --           --         --
                       ----------   ----------    -------    ----------   ----------    -------
                        5,742,857    5,742,857    $ 7,105    14,599,119   13,077,051    $29,108
                       ==========   ==========    =======    ==========   ==========    =======

                                  JUNE 30, 2000
                       -----------------------------------
                         SHARES     ISSUED AND    CARRYING
                       AUTHORIZED   OUTSTANDING    VALUE
                       ----------   -----------   --------
Series:
 A...................  1,144,474     1,144,474    $ 1,288
 B...................  4,598,383     4,598,383      5,817
 C...................  8,856,262     8,121,325     24,364
 D...................  2,700,000     2,053,445     25,608
                       ----------   ----------    -------
                       17,299,119   15,917,627    $57,077
                       ==========   ==========    =======

     Rights, preferences, and privileges of the holders of Series A, B, C and D convertible preferred stock are as follows:

     - Dividends are noncumulative and payable only upon declaration by WebEx's Board of Directors at a rate of $0.1125, $0.1265, $0.24 and $1.00 per share for Series A, B, C and D preferred stock, respectively.

     - Holders of Series A, B, C and D preferred stock have a liquidation preference of $1.125, $1.265, $3.00 and $12.50 per share, respectively, plus any declared but unpaid dividends over holders of common stock and other junior equity securities.

     - Each share of Series A, B, C and D preferred stock is convertible at any time into one share of common stock subject to certain antidilution provisions. All shares will convert to common stock automatically on the date WebEx successfully completes an initial public offering if the share price is at least $10.00 per share and aggregate proceeds exceed $20,000.

     - Each holder of preferred stock has voting rights equal to the number of shares of common stock into which such shares could be converted.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (c) WARRANTS

     In connection with customer acquisition efforts, on May 5, 1998 WebEx issued exercisable warrants to purchase 4,598,383 shares of Series B preferred stock, at an exercise price of $1.265 per share expiring August 17, 1998. The fair value of the warrants issued of $564 was charged to sales and marketing expense for the year ended December 31, 1998. The fair value of the warrant was calculated using the Black-Scholes pricing model with the following assumptions: contractual life of 106 days, volatility of 70%, risk free interest rate of 5.5% and zero dividends. On August 14, 1998, the warrants were exercised.

     On April 30, 1999, WebEx issued warrants to purchase 450,000 shares of Series C preferred stock at an exercise price of $0.01 per share expiring April 30, 2000. The warrants became exercisable if the recipient fulfills a performance commitment to enter into a revenue sharing arrangement or upon the occurrence of an initial public offering. No accounting for the cost of the fair value of the warrants has been made as neither condition was probable of fulfillment at December 31, 1999. On April 30, 2000 this warrant was forfeited since the companies could not agree on a mutually acceptable revenue sharing agreement prior to the expiration date.

     In March 2000, WebEx issued fully vested and exercisable warrants to purchase 339,915 shares of Series D preferred stock at an exercise price per share of $12.50 to a distribution partner in connection with an exclusive distribution, advertising and promotion agreement. Under the agreement, the distribution partner will include and promote WebEx services as part of its portal services. In addition to the warrants, the agreement provides for payments to the distribution partner for initial set-up fees, achievement of customer milestones at defined dates, and advertising. The fair value of the warrants was determined to be $1,737 using the Black-Scholes option pricing model with the following assumptions: contractual life of 712 days, no dividends, risk free interest rate of 5.5% and volatility of 70%. The fair value of the warrants is included in deferred stock based compensation as of June 30, 2000 and will be amortized over the initial one-year term of the agreement. Included in prepaid expenses as of June 30, 2000 is $1,000 of prepaid set-up fees which will be amortized over the initial one-year term of the agreement. The agreement also provides for WebEx to make up to four additional quarterly payments of $1,000 each upon the successful completion of specified milestones by the distribution partner. If achieved, the first milestone payment is due August 15, 2000. The milestone payments will be expensed during the term of the agreement.

  (d) STOCK PLANS

     WebEx is authorized to issue up to 6,400,000 shares of common stock in connection with its 1998 stock option plan to directors, employees and consultants. The 1998 stock option plan provides for the issuance of incentive stock options or nonstatutory stock options. In February and March 2000, WebEx increased the number of common stock reserved for issuance under the 1998 stock option plan by an aggregate of 4,000,000 shares.

     Under the 1998 stock option plan, vesting begins on the date of employment with 25% of the rights becoming vested one year after the vesting start date. The remaining 75% of the rights become vested at the rate of 2.08% per month, over the next 36 months. Options generally expire in 10 years; however, expiration may occur earlier in the event of termination or death.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The exercise price for stock options is not less than 85%, in the case of nonqualified stock options, and 100%, in the case of incentive stock options, of the fair market value of the underlying common stock on the date of grant.

     Effective March 2000, the 1998 stock option plan was amended to include stock purchase rights for early exercise of non-vested stock options that are subject to a restricted stock purchase agreement whereby WebEx has the right to repurchase stock upon the voluntary or involuntary termination of the purchaser's employment with WebEx at the original issuance cost. WebEx's repurchase right lapses at a rate determined by the stock option plan administrator, which includes a minimum rate of 20% per year. As of June 30, 2000, there was a total of 3,815,038 restricted common shares outstanding subject to repurchase at a weighted average exercise price per share of $0.85.

     On June 17, 2000, the shareholders approved the increase of the number of shares of common stock reserved for issuance under the 1998 Stock Option Plan by an aggregate of 1,000,000 shares.

     On June 17, 2000, WebEx's shareholders approved the 2000 Stock Incentive Plan and 2000 Employee Stock Purchase Plan. The 2000 Incentive Stock Plan provides for the direct award or sale of shares of common stock and for the grant of options to purchase shares of common stock. Under the 2000 Stock Incentive Plan, 9,000,000 shares of common stock have been authorized for issuance. The 2000 Employee Stock Purchase Plan provides eligible employees to purchase common stock at 85% of the fair value of common stock on either the first day or last day of a defined participation period not to exceed 24 months. Under the 2000 Employee Stock Purchase Plan, 2,000,000 shares of common stock have been reserved for issuance.

  (e) STOCK-BASED COMPENSATION

     WebEx uses the intrinsic-value method in accounting for its employee stock-based compensation plans. In 1998, 1999, and the six months ended June 30, 1999 and 2000 WebEx recorded deferred stock-based compensation for the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock.

     Had compensation costs been determined in accordance with SFAS No. 123 for all of WebEx's stock-based compensation plans, net income (loss) and basic and diluted net income (loss) per share would have been as follows:

                                                       YEARS ENDED           SIX MONTHS ENDED
                                                      DECEMBER 31,               JUNE 30,
                                                -------------------------   ------------------
                                                1997    1998       1999      1999       2000
                                                ----   -------   --------   -------   --------
Net income (loss):
  As reported.................................  $ 28   $(2,335)  $(14,371)  $(3,709)  $(35,099)
  Pro forma...................................    28    (2,350)   (14,434)   (3,733)   (35,712)
Basic and diluted net income (loss) per share:
  As reported.................................  $ --   $ (0.23)  $  (1.34)  $ (0.35)  $  (2.88)
  Pro forma...................................    --     (0.23)     (1.35)    (0.35)     (2.93)

     The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends, risk free interest rate of 5.0%,

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

5.78%, 6.41% and 6.41% for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000, respectively, and expected life of
3.5 years for the years ended 1998 and 1999 and for the six months ended June 30, 1999 and 2000.

     A summary of the options activity under the 1998 stock option plan for the year ended December 31, 1998, year ended December 31, 1999 and the six months ended June 30, 2000 is as follows:

                                  DECEMBER 31, 1998       DECEMBER 31, 1999         JUNE 30, 2000
                                ---------------------   ---------------------   ----------------------
                                            WEIGHTED-               WEIGHTED-                WEIGHTED-
                                             AVERAGE                 AVERAGE                  AVERAGE
                                NUMBER OF   EXERCISE    NUMBER OF   EXERCISE    NUMBER OF    EXERCISE
                                 SHARES       PRICE      SHARES       PRICE       SHARES       PRICE
                                ---------   ---------   ---------   ---------   ----------   ---------
Outstanding at beginning of
  period......................        --     $   --     2,676,207    $0.136      4,675,775    $0.303
Granted.......................  3,193,080     0.121     3,296,861     0.389      5,315,053     4.044
Exercised.....................  (479,373)     0.043     (567,793)     0.172     (5,865,992)    0.652
Canceled......................   (37,500)     0.050     (729,500)     0.182       (101,453)    2.874
                                ---------    ------     ---------    ------     ----------    ------
Outstanding at end of
  period......................  2,676,207    $0.136     4,675,775    $0.303      4,023,383    $4.697
                                =========    ======     =========    ======     ==========    ======
Options exercisable at end of
  period......................   179,246     $0.052     1,440,577    $0.239      4,023,383    $4.697
                                =========    ======     =========    ======     ==========    ======


                                  DECEMBER 31, 1998        DECEMBER 31, 1999          JUNE 30, 2000
                                ----------------------   ----------------------   ----------------------
                                            WEIGHTED-                WEIGHTED-                WEIGHTED-
                                NUMBER OF    AVERAGE     NUMBER OF    AVERAGE     NUMBER OF    AVERAGE
                                 SHARES     FAIR VALUE    SHARES     FAIR VALUE    SHARES     FAIR VALUE
                                ---------   ----------   ---------   ----------   ---------   ----------
Options granted with exercise
  prices equal to fair value
  at date of grant............   525,000      $0.020       29,167      $0.955           --      $   --
                                =========     ======     =========     ======     =========     ======
Options granted with exercise
  prices less than fair value
  at date of grant............  2,668,080     $0.127     3,267,694     $1.395     5,315,053     $4.044
                                =========     ======     =========     ======     =========     ======

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     As of December 31, 1999, the exercise prices and weighted average remaining contractual life of outstanding options were as follows:

                          OPTIONS OUTSTANDING
                 --------------------------------------     OPTIONS EXERCISABLE
                                WEIGHTED-                 -----------------------
                                 AVERAGE      WEIGHTED-                 WEIGHTED-
   RANGE OF                     REMAINING      AVERAGE                   AVERAGE
   EXERCISE        NUMBER      CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
    PRICES       OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
--------------   -----------   ------------   ---------   -----------   ---------
$0.050 - 0.250..  2,031,914        8.65        $0.161      1,076,518     $0.139
0.350 - 0.500..   2,503,861        9.66        $0.351        305,727     $0.350
1.500.........      140,000        9.12        $1.500         58,332     $1.500
                  ---------        ----        ------      ---------     ------
                  4,675,775        9.20        $0.303      1,440,577     $0.239
                  =========        ====        ======      =========     ======

     As of June 30, 2000 the exercise prices and weighted average remaining contractual life of outstanding options were as follows:

                            OPTIONS OUTSTANDING
                   --------------------------------------       OPTIONS VESTED
                                  WEIGHTED-                 -----------------------
                                   AVERAGE      WEIGHTED-                 WEIGHTED-
    RANGE OF                      REMAINING      AVERAGE                   AVERAGE
    EXERCISE         NUMBER      CONTRACTUAL    EXERCISE      NUMBER      EXERCISE
     PRICES        OUTSTANDING   LIFE (YEARS)     PRICE       VESTED        PRICE
----------------   -----------   ------------   ---------   -----------   ---------
$0.005 -  0.250..     333,344        8.21        $ 0.211       81,607      $ 0.152
0.350 -  0.500..    1,059,797        9.45        $ 0.429      145,595      $ 0.373
1.500...........      684,767        9.68        $ 1.500       19,986      $ 1.500
3.000...........      238,875        9.71        $ 3.000        9,000      $ 3.000
6.000...........      244,100        9.74        $ 6.000          200      $ 6.000
           9.000       87,350        9.75        $ 9.000           --      $ 9.000
          10.000      659,900        9.86        $10.000        8,538      $10.000
 10.800 - 11.000      715,250        9.91        $10.884       10,000      $10.800
                    ---------        ----        -------      -------      -------
 ................    4,023,383        9.17        $ 4.697      274,926      $ 1.158
                    =========        ====        =======      =======      =======

(5) INCOME TAXES

     WebEx's reported income tax expense for the years ended December 31, 1997, 1998, and 1999 differs from the amount obtained by applying the federal statutory income tax rate of 34% to income (loss) before income taxes primarily due to the full valuation allowance recorded against net operating losses generated during the periods. WebEx paid $6 of income taxes in 1997 that is included in other income, net.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1998, and 1999 are as follows:

                                                              1998      1999
                                                              -----    -------
Deferred tax assets:
  Reserves and accruals.....................................  $   9    $   239
  State income taxes........................................      1          1
  Capital loss carryforward.................................      4         29
  Net operating loss and tax credit carryforwards...........    795      5,225
                                                              -----    -------
  Gross deferred tax assets.................................    809      5,494
  Less valuation allowance..................................   (803)    (5,407)
                                                              -----    -------
     Total deferred tax assets..............................      6         87
Deferred tax liabilities -- property and equipment..........      6         87
                                                              -----    -------
     Net deferred tax assets................................  $  --    $    --
                                                              =====    =======

     The net change in the total valuation allowance for the years ended December 31, 1998 and 1999, was a net increase of $801, and $4,604, respectively.

     As of December 31, 1999, WebEx has net operating loss carryforwards for federal and California income tax purposes of approximately $13.6 million and $6.8 million, respectively. The federal net operating loss carryforward expires beginning in 2018 through 2019. The California net operating loss carryforward expires primarily beginning in 2003 to 2004.

     As of December 31, 1999, WebEx has research and development credit carryovers for federal and California income tax purposes of approximately $122 and $102, respectively. The federal research and experimental credit expires beginning in the year 2019. The California research and experimental credit can be carried forward indefinitely.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established and no deferred tax asset is shown in the accompanying consolidated balance sheets.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. WebEx's ability to utilize its net operating loss and tax credit carryforwards may be subject to restriction pursuant to these provisions.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

(6) COMMITMENTS

     WebEx leases certain equipment and occupies facilities rented under non-cancelable operating leases expiring through 2004.

     Future minimum lease payments under the non-cancelable operating leases are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
  2000......................................................  $  779
  2001......................................................     812
  2002......................................................     835
  2003......................................................     856
  2004......................................................     583
                                                              ------
  Future minimum lease payments.............................  $3,865
                                                              ======

     Rent expense under non-cancelable operating leases was $210, $134 and $447 for the years ended December 31, 1997, 1998 and 1999 and $173 and $371 for the six months ended June 30, 1999 and 2000, respectively.

     In April 2000, WebEx leased two additional facilities under separate non-cancellable operating lease agreements. The first lease expires in September 2004 and requires monthly payments of approximately $50. The second lease expires in February 2008 and requires initial monthly payments of approximately $150 commencing 90 days subsequent to the lease commencement date. This lease became effective on July 10, 2000 when WebEx occupied the facility.

     WebEx is committed to purchase an additional $4.2 million of online advertising from a distribution partner over the initial twelve month term in connection with an exclusive distribution, advertising, and promotion agreement. Payments are due in six sequential monthly installments of $667 to $754 commencing July 1, 2000.

(7) SIGNIFICANT CUSTOMER INFORMATION AND SEGMENT REPORTING

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the reporting by business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within WebEx for making operational decisions and assessments of financial performance.

     WebEx's chief operating decision-maker, as defined in SFAS No. 131, is considered to be the chief executive officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The consolidated financial information is identical to the information presented in the accompanying consolidated statements of operations. Therefore, WebEx has determined that it operates in a single operating segment, specifically, web communications services. For the years ended December 31, 1997, 1998, and 1999 all assets and revenues of WebEx were in the United States.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Significant customer information is as follows:

                                               PERCENT OF TOTAL REVENUE
                                     --------------------------------------------
                                                                     SIX MONTHS
                                                                       ENDED
                                                                   --------------
                                      YEAR ENDED DECEMBER 31          JUNE 30
                                     ------------------------      --------------
                                     1997      1998      1999      1999      2000
                                     ----      ----      ----      ----      ----
Customer A.........................   19%        4%       --        --        --
Customer B.........................   13%       --        --        --        --
Customer C.........................   17%       20%       --        --        --
Customer D.........................   --        30%       --        --        --
Customer E.........................    5%       40%       16%       --        --


     Total revenue for the years ended December 31, 1997 and 1998 relate to contract development services. Total revenue for the year ended December 31, 1999 and the six months ended June 30, 1999 and 2000 relates to web communications services.


     The Company's revenues were derived from the following products and services:

                                                                      SIX MONTHS
                                                                        ENDED
                                   YEAR ENDED DECEMBER 31              JUNE 30
                               ------------------------------      ----------------
                                1997        1998        1999       1999       2000
                               ------      ------      ------      ----      ------
Contract development
  services...................  $1,289      $1,487      $  169      $169      $   --
Software products............      --         500         795       300          51
Hosted services..............      --          --       1,643       551       6,696

(8) RELATED PARTY TRANSACTIONS


     WebEx receives contract-engineering services from three related companies located in China. Two of these companies are owned by the spouse of an executive officer and the third is owned by the spouse of the executive officer and an unrelated third party. These companies provided a significant amount of quality assurance testing and software development activities for WebEx. Amounts paid for engineering services to this affiliate for the years ended December 31, 1997, 1998 and 1999 were $0, $20 and $290, and for the six months ended June 30, 1999 and 2000 were $110 and $964, respectively.



     WebEx recorded revenues of $65, $796 and $418 for the years ended December 31, 1997, 1998 and 1999, and $395 and $0 for the six months ended June 30, 1999 and 2000, respectively, from Baan, a software company which is affiliated with a member of WebEx's Board of Directors and a holder of 904,474 and 4,598,383 of Series A and Series B preferred stock, respectively.


     For the six months ended June 30, 2000, TIBCO Software, Inc. paid WebEx $57 for our services. Vavek Ranadive, one of our directors, is the President, Chief Executive Officer and Chairman of the Board of TIBCO Software. During 2000, WebEx acquired $2.5 million of software products from TIBCO.

                                  WEBEX, INC.

                        DECEMBER 31, 1997, 1998 AND 1999
                           AND JUNE 30, 1999 AND 2000
   (INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000 IS
                                   UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Due to related party at December 31, 1998 and 1999 represents a note payable to an officer for unpaid compensation. The note is non-interest bearing.

     In April 1998, WebEx acquired 100% of the common stock of Golden for $1 cash consideration. A co-founder of WebEx and his spouse, together own nearly 50% of the common stock of WebEx and owned approximately 60% of the common stock of Golden. On the date of acquisition, Golden's assets and liabilities consisted of the following:

Accounts receivable from WebEx..............................  $ 74
Liabilities to outside third parties........................   (44)
                                                              ----
Net assets acquired.........................................  $ 30
                                                              ====

     The acquisition was considered a purchase business combination. The excess of the net assets acquired over the cash consideration paid, amounting to $29, has been recorded as a deferred credit on the balance sheet. The deferred credit is being amortized over three years. Pro-forma results of operations for periods prior to the acquisition date have not been presented due to immateriality.

     WebEx made payments of $250 to Golden, in relation to research and development activities, for the year ended December 31, 1997.

     In April 2000, WebEx loaned $3,600 to the CEO. The loan matures after two years, bears interest at a rate of 6.5% per annum, and is secured by the personal residence of the CEO and 3,000,000 shares of WebEx stock.


(9) SUBSEQUENT EVENT (UNAUDITED)



     On July 20, 2000, the Agreement and Plan of Merger by and between WebEx, Inc., a California corporation (California Company), and WebEx Communications, Inc., a Delaware corporation (Delaware Company), for the purpose of effecting a reincorporation of the California Company in the state of Delaware, became effective. All outstanding common and preferred stock of the California Company automatically converted to common and preferred stock of the Delaware Company with the same rights, preferences and privileges as the stock of the California Company so converted.

Inside Back Cover

Image of globe with phrase "we've got to start meeting like this" in middle of globe.

Bottom of page phrase "global real-time communications" - logo "Webex" is superimposed on phrase.

Outside Back Cover

Webex logo appears in upper right hand corner.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    7
Special Note Regarding
  Forward-Looking Statements.........   19
Use of Proceeds......................   20
Dividend Policy......................   20
Capitalization.......................   21
Dilution.............................   22
Selected Financial Data..............   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   25
Business.............................   35
Management...........................   49
Certain Relationships and Related
  Party Transactions.................   57
Principal Stockholders...............   59
Description of Capital Stock.........   61
Shares Eligible for Future Sale......   65
Underwriting.........................   67
Legal Matters........................   70
Experts..............................   70
Where You Can Find More
  Information........................   70
Index to Consolidated Financial
  Statements.........................  F-1


                           -------------------------

     Through and including                , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                3,500,000 Shares

                           WEBEX COMMUNICATIONS, INC.

                                  Common Stock

                           -------------------------

                       [WEBEX COMMUNICATIONS, INC. LOGO]

                           -------------------------
                              GOLDMAN, SACHS & CO.
                           DEUTSCHE BANC ALEX. BROWN
                                 WIT SOUNDVIEW
                               CIBC WORLD MARKETS
                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                              PAYABLE BY
                                                              REGISTRANT
                                                              ----------
SEC registration fee........................................  $   22,770
National Association of Securities Dealers, Inc. filing
  fee.......................................................       6,135
Nasdaq National Market Listing Fee..........................      95,000
Accounting fees and expenses................................     800,000
Legal fees and expenses.....................................     650,000
Printing and engraving expenses.............................     340,000
Blue Sky fees and expenses..................................       5,000
Registrar and Transfer Agent's fees.........................       1,800
Miscellaneous fees and expenses.............................      29,295
                                                              ----------
  Total.....................................................  $1,950,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article X of the Registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.3 hereto) and
Article VI of the Registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by ourselves, our underwriters and our directors and officers of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     1. * In March 1995, Registrant issued 5,000,000 shares of Common Stock to Min Zhu and Yuquing Xu for $20,000 and in July 1997, Registrant issued 5,000,000 shares of Common Stock of to Subrah Iyar for $2,500 and services previously rendered to Registrant.

     2. ** From February 1998 to March 31, 2000, the Registrant granted stock and options to purchase 11,129,861 shares of common stock under its 1998 Stock Plan to employees, directors and consultants at prices ranging from $0.005 to $6.00 per share.

     3. *** On May 5, 1998 and August 3, 1998, the Registrant issued and sold 904,474 shares of Series A preferred stock to Vanenburg Capital Management I B.V. and 240,000 shares of Series A preferred stock to Charles L. Rahm, III, at $1.125 per share for an aggregate purchase price of $1,017,533 and $270,000, respectively.

     4. *** On August 14, 1998, the Registrant issued and sold 4,598,383 shares of Series B preferred stock to Vanenburg Capital Management I B.V. at $1.265 per share for an aggregate purchase price of $5,816,944 pursuant to the exercise of warrants.

     5. *** On June 17, 1999, the Registrant issued and sold 860,000 shares of Series C preferred stock to T-Venture at $3.50 per share for an aggregate purchase price of $3,010,000 along with warrants to purchase up to 550,000 shares of Series C Preferred Stock and warrants to purchase 450,000 shares of Series C Preferred Stock. As of April 30, 2000 both warrants have been cancelled.

     6. *** On November 8, 1999, the Registrant issued and sold 433,334 shares of Series C preferred stock to T-Venture at $3.00 per share for an aggregate purchase price of $1,300,002. In connection with this purchase, the Registrant issued an additional 143,333 shares of Series C preferred stock to T-Venture as an antidilutive price adjustment so that the average price paid by T-Venture for all 1,436,667 shares of the Registrant's Series C preferred stock is $3.00 per share.

     7. *** On December 17, 1999 and January 14, 2000, the Registrant issued and sold 6,684,658 shares of Series C preferred stock at $3.00 per share for an aggregate purchase price of $20,053,974. The Registrant issued:

             - 1,000,000 shares to Vanenburg Capital Management I B.V.;

             - 2,326,667 shares to 3 entities affiliated with New Enterprise
               Associates;

             - 1,333,333 shares to 4 entities affiliated with Walden Ventures;

             - 16,000 shares to Phillip White's family trust;

             - 6,666 shares to Scott Sandell;

             - 31,132 shares to Leo Jolicoeur's family trust;

             - 16,000 shares to Stewart Sonnenfeldt;

             - and 1,954,860 shares to 20 other unrelated investors.

     8.*** In March 2000, the Registrant issued warrants to purchase 339,915 shares of Series D preferred stock with an exercise price per share of $12.50 to Yahoo!.

     9.*** On March 30, 2000, the Registrant issued and sold 2,053,445 shares of
           Series D preferred stock for an aggregate purchase price of $25,668,063. The Registrant issued:

             - 396,676 shares to Vanenburg Capital Management I B.V.;

             - 142,334 shares to New Enterprise Associates;

             - 81,334 shares to 4 entities associated with Walden Ventures;

             - 87,637 shares to T-Venture;

             - 937 shares to Phillip White's family trust;

             - 391 shares to Scott Sandell;

             - 200,000 shares to Craig Klosterman;

             - 81,824 shares to Leo Jolicoeur's family trust;

             - 937 shares to Stewart Sonnenfeldt;

             - and 1,061,375 shares to 37 other investors.
---------------

* The sales of securities described in paragraph 1 were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act for transactions not involving a public offering.

** The grant of stock and stock options described in paragraph 2, were deemed exempt from registration in that none of the transactions involved a "sale" of securities as this term is used in Section 2(3) of the Securities Act. The exercise of options described in paragraph 2 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

*** The sales of securities described in paragraphs 3-9 were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) and also Rule 506 of Regulation D promulgated thereunder. The recipients of securities in these transactions represented that they were accredited investors.

     The recipients of securities in each of the transactions described above represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

     See exhibits listed on the Exhibit Index following the signature page of the Form S-1, which is incorporated herein by reference.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 26th day of July, 2000.



                                      WEBEX COMMUNICATIONS, INC.


                                      By         /s/ SUBRAH S. IYAR
                                        ----------------------------------------
                                                     Subrah S. Iyar
                                          Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                 /s/ SUBRAH S. IYAR                        Chief Executive Officer       July 26, 2000
-----------------------------------------------------            and Director
                   Subrah S. Iyar                       (Principal Executive Officer)

                /s/ CRAIG KLOSTERMAN                       Chief Financial Officer       July 26, 2000
-----------------------------------------------------    (Principal Financial Officer
                  Craig Klosterman                         and Principal Accounting
                                                                   Officer)

                          *                                 President and Director       July 26, 2000
-----------------------------------------------------
                       Min Zhu

                          *                                        Director              July 26, 2000
-----------------------------------------------------
                      Jan Baan

                          *                                        Director              July 26, 2000
-----------------------------------------------------
                   Somshankar Das

                          *                                        Director              July 26, 2000
-----------------------------------------------------
                   Vivek Ranadive

                          *                                        Director              July 26, 2000
-----------------------------------------------------
                  Scott D. Sandell

                          *                                        Director              July 26, 2000
-----------------------------------------------------
                  Phillip E. White

              *By: /s/ CRAIG KLOSTERMAN
  ------------------------------------------------
                  Craig Klosterman,
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
 1.1**     Form of Underwriting Agreement.
 3.1**     Amended and Restated Articles of Incorporation.
 3.2**     Amended and Restated Bylaws.
 3.3**     Amended and Restated Certificate of Incorporation, to be
           effective upon consummation of this offering.
 3.4**     Amended and Restated Bylaws, to be effective upon
           consummation of this offering.
 4.1**     Form of Common Stock Certificate.
 4.2**     Amended and Restated Investors Rights Agreement, dated March
           30, 2000 by and among the registrant and the parties who are signatories thereto.
 4.4+**    Warrant Agreement to Purchase Shares of Series D Preferred
           Stock, dated March 29, 2000, by and between the registrant and Yahoo! Inc.
 5.1**     Opinion of Pillsbury Madison & Sutro LLP.
10.1**     Registrant's Amended and Restated 1998 Stock Plan.
10.2**     Registrant's 2000 Stock Incentive Plan.
10.3**     Registrant's 2000 Employee Stock Purchase Plan.
10.4**     Form of Directors and Officers' Indemnification Agreement.
10.5**     Employment Agreement, dated August 14, 1998, by and between the registrant and Subrah S. Iyar.
10.6**     Employment Agreement, dated August 14, 1998, by and between the registrant and Min Zhu.
10.7**     Lease Agreement by and between Corporate Technology Centre
           Associates II LLC and the registrant, dated June 30, 1999.
10.8**     Sublease, dated April 26, 2000 by and between MarchFirst,
           Inc. and the registrant.
10.9**     Loan and Security Agreement, dated April 10, 2000 by and
           between the registrant and Subrah S. Iyar.
23.1       Consent of KPMG LLP.
23.2**     Consent of Pillsbury Madison & Sutro LLP (contained in their opinion filed as Exhibit 5.1).
24.1**     Power of Attorney.
24.2**     Power of Attorney for Vivek Ranadive.
27.1**     Financial Data Schedule for WebEx, Inc. for the fiscal years ended December 31, 1997, 1998 and 1999.
27.3**     Financial Data Schedule for WebEx, Inc. for the six months ended June 30, 2000.


-------------------------

** Previously filed.

 + Confidential treatment requested. Confidential portions of the exhibit have been omitted and filed separately with the Commission.